As filed with the Securities and Exchange Commission on November 5, 2014

Registration No. 333-174818

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SOFTECH, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	7373	04-2453033
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

SofTech, Inc.

650 Suffolk Street, Suite 415

Lowell, MA 01854

978-513-2700

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Joseph P. Mullaney

President & Chief Executive Officer
SofTech, Inc.

650 Suffolk Street, Suite 415

Lowell, MA 01854

978-513-2700

 (Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Matthew J. Gardella, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

617-348-1735

Approximate date of commencement of proposed sale to the public:  From time to time, at the discretion of the selling shareholders, after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  X ..

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.       ..

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.       ..

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.       ..

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	..	Accelerated filer	..
Non-accelerated filer	.. (Do not check if a smaller reporting company)	Smaller reporting company	X ..

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 of SofTech, Inc. (the “Company”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on December 28, 2011, is being filed pursuant to the undertakings in Item 17 of the Registration Statement to include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2014, that was filed with the SEC on October 7, 2014.  We have also included information with respect to the quarter ended August 31, 2014, that was the subject of a Form 10-Q filed with the SEC on October 20, 2014.

The information included in this filing amends this Registration Statement and the Prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 5, 2014
PROSPECTUS

SofTech, Inc.
380,455 shares of Common Stock
_______________________

This prospectus relates to the sale from time to time of up to 380,455 shares of our common stock, par value $0.10 per share, by the selling shareholders named in this prospectus in the section entitled “Selling Shareholders,” including their donees, pledgees, assignees, transferees and other successors-in-interest, whom we refer to in this prospectus as the “Selling Shareholders.”

The Selling Shareholders may, but are not required to, sell their shares of our common stock in a number of different ways and at varying prices as determined by the prevailing market price for shares or in negotiated transactions. See “PLAN OF DISTRIBUTION” for a description of how the Selling Shareholders may dispose of the shares covered by this prospectus. We do not know when or in what amount the Selling Shareholders may offer the shares for sale.

We will not receive any of the proceeds from the sale of our shares by the Selling Shareholders pursuant to this prospectus. We have agreed to pay certain expenses related to the registration of the offer and sale of the shares of common stock pursuant to the registration statement containing this prospectus.

The Selling Shareholders will offer their respective shares at a fixed price of $5.00 per share until our shares of common stock are quoted on the Over-the-Counter Bulletin Board or an exchange, and thereafter, at prevailing market prices or privately negotiated prices.  Our common stock is currently quoted on the OTC Pink® market maintained by OTC Market Groups, Inc., under the symbol “SOFT”; however, our securities are currently highly illiquid, and subject to large swings in trading price, and are only traded on a sporadic and limited basis. As a result, you may not be able to resell your common stock regardless of how we perform and, if you are able to sell your common stock, you may receive less than your purchase price. As a result of these factors, an investment in our common stock may not be suitable for investors who require short or medium term liquidity. On October 29, 2014, the last quoted sale price for our common stock as reported was $2.20 per share.

Our common stock will be considered a “penny stock”, and subject to the requirements of Rule 15g-9, promulgated under the Securities Exchange Act of 1934, as amended. Penny stock is generally defined as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock.

The required penny stock disclosures include the required delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of our common stock and the ability of purchasers to sell their shares of our common stock in the secondary market. In addition, various state securities laws impose restrictions on transferring penny stocks and as a result, investors in our common stock may have their ability to sell their shares of our common stock impaired.

Investing in our common stock involves certain risks. See “RISK FACTORS” beginning on page 2 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________________

The date of this prospectus is ______________, 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). This prospectus relates to 380,455 shares of our common stock that the Selling Shareholders named in this prospectus may sell from time to time. We will not receive any proceeds from these sales. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

References in this prospectus to the “Company,” “we,” “our,” and “us” refer to the registrant, SofTech, Inc., and its wholly owned subsidiaries.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state securities laws or that an exemption from registration is available.

You should rely only on the information contained in this prospectus or in any free writing prospectus we have prepared. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the time of any sale of our common stock under this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

PROSPECTUS SUMMARY

The following is only a summary of some of the information contained in this prospectus. Accordingly, it is not complete and does not contain all of the information that you should consider before deciding to invest in our securities. Investing in our common stock involves risks. We urge you to read this entire prospectus carefully, including the “RISK FACTORS” section.

Company Overview

SofTech, Inc., a Massachusetts corporation (the  “Company”), was formed on June 10, 1969. The Company has been engaged in the development, marketing, distribution and support of computer software solutions that enable companies to manage the entire lifecycle of their products from conception through design and manufacture, to service and disposal, all of which is known in the industry as Product Lifecycle Management (“PLM”). These solutions include software technology offerings for Computer Aided Design (“CAD”), which we described below as our CADRA product offering and Product Data Management (“PDM”) and collaboration technologies, which we described below as our ProductCenter offering. In addition, we offer a technology platform that allows for data exchange between various third party technology offerings which we describe as our Connector offering. We deliver these enterprise–level PLM solutions, with comprehensive out-of-the-box capabilities, to meet the needs of manufacturers of all sizes quickly and cost-effectively. Our operations are organized geographically in the U.S. and Europe. We have sales and customer support offices in the U.S. and Italy. We also operate through resellers in North America, Europe and Asia. For geographical information about our operating revenues and assets, see Note E to the audited consolidated financial statements and Note C to the unaudited consolidated financial statements included in this prospectus.

A core tenet of the management team’s strategy following the recapitalization transaction in March 2011 (“Recapitalization Transaction”) has been to actively consider ways to monetize some or all of the Company’s assets and to pursue new strategic initiatives, including in new industries, such as potential business combinations, sale transactions or strategic partnerships. The sale of the Company’s AMT product line in May 2011; the sale of its patents in June 2012 and September 2012; and the sale of its CADRA business in October 2013, reflected implementation of that strategy. Taxable income generated from these transactions was completely offset by the use of net operating loss carryforwards and other tax deductions.

Following the sale of its CADRA business, the Company has been focused on restructuring its business to enable it to successfully operate as a significantly smaller company.  While the Company plans to continue to seek new sources of revenue and new strategic initiatives, including in new industries, such as eCommerce, it is actively seeking to further implement its monetization strategy through exploring potential business combinations, additional divestures of product lines or businesses, other sale transactions or strategic partnerships. SofTech operating results subsequent to the sale of the CADRA business may not be profitable, and we may be unsuccessful in developing new business opportunities or further implementing a monetization strategy. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS ‒ Exploring Strategic Initiatives”.

The consolidated financial statements of the Company include the accounts of SofTech, Inc. and its wholly-owned subsidiaries, Information Decisions, Inc. (“IDI”), Workgroup Technology Corporation (“WTC”), SofTech, GmbH and SofTech, Srl. All significant intercompany accounts and transactions have been eliminated in consolidation.

Our principal executive offices are located at 650 Suffolk Street, Suite 415, Lowell, Massachusetts 01854. The telephone number at our principal executive offices is (978) 513-2700. Our website is located at www.softech.com.  Information contained on our website does not constitute part of this prospectus.

The Offering

The Selling Shareholders named in this prospectus may offer and sell, from time to time, up to 380,455 shares of our common stock that were originally purchased by the Selling Shareholders as part of the Recapitalization Transaction. We will not receive any of the proceeds of sales by the Selling Shareholders of any of the common stock covered by this prospectus.

Risk Factors

You should consider carefully the risks described under the “RISK FACTORS” section beginning on page 2 and elsewhere in this prospectus. These risks could materially and adversely impact our business, financial condition, operating results and cash flow, which could cause the trading price of our common stock to decline and could result in a partial or total loss of your investment.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the risks described below before making an investment decision. The risks described below are those which we consider material and of which we are currently aware. Our business, prospects, financial condition or operating results could be harmed by any of these risks. Furthermore, these factors represent risks and uncertainties that could cause actual results to differ materially from those implied by forward-looking statements. We refer you to our cautionary note regarding “Forward-Looking Statements,” which identifies the forward-looking statements in this prospectus. The trading price of our common stock could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our common stock, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and the related notes.

Risks Related to Our Business

Following the sale of the CADRA business in October 2013, we will need to restructure our business to enable us to successfully operate as a significantly smaller company and to seek new sources of revenue and new strategic initiatives. SofTech operating results subsequent to the sale of the CADRA business may not be profitable, and we may be unsuccessful in developing new business opportunities.

The CADRA business was responsible for about half of the consolidated revenue in fiscal 2013 and the majority of the profitability and cash flow. The importance of the CADRA business to the consolidated results in fiscal 2013 was similar in at least the two immediately preceding fiscal years. The remaining product lines following the CADRA Sale, namely ProductCenter and the Connector technologies, are product lines that have historically been less profitable than the CADRA business, have fewer customers and have a more complex sales cycle. It is likely that the Company will need to reduce spending in order to achieve profitability, and ultimately will need to find new strategic directions and new sources of revenue in order to meaningfully increase the size of its business. The new product ideas that the management team has interest in pursuing as described in the patent filings over the last few years are speculative in that the products are still in development and the management team may not have the depth of experience required to be successful in those new markets.

Continued revenue declines in our product lines may have a material adverse impact upon our business and overall financial performance.

We have experienced consolidated revenue declines for nearly a decade.

Our ProductCenter technology, which we acquired in 2003, manages the engineering data and electronic files of discrete parts designed in third party proprietary design technologies offered primarily by SolidWorks, PTC and Autodesk. Revenue from our ProductCenter technology has been declining due to several factors. In July 2007, PTC informed us that it would not renew its partnership agreement with us when the agreement expired in January 2008. We had been a member of the PTC partnership program for 12 years. The PTC partnership agreement, among other things, provided us with the right to distribute certain information that allowed for our technology to directly interface with PTC’s proprietary CAD tools. The non-renewal has essentially prevented us from marketing our ProductCenter solution to new customers that utilize PTC’s technology and has negatively impacted our product revenue from this technology offering. In addition to the PTC partnership termination, ProductCenter revenues have been negatively affected by: (i) an increased number of competitive offerings in the marketplace, (ii) elongation of purchase decisions by customers of a technology that already has a long sales cycle, and (iii) uncertain economic conditions.

Significant future declines in our total revenues may have a material adverse impact upon our business and overall financial performance.

We compete against numerous technology companies in the mature PLM industry that are significantly larger and have vastly greater financial resources at their disposal.

Many of our competitors, including PTC, SolidWorks, Siemens and Autodesk, have substantially greater financial, technological, marketing, managerial and research and development resources and experience than we do and represent significant competition for us. Our competitors may succeed in developing competing technologies or products which may gain market acceptance more rapidly than our products. Existing or proposed products of our competitors may render our existing or proposed products noncompetitive or obsolete. If we are unable to compete successfully in the future, the competitive pressures that we face could adversely affect our profitability or financial performance.

Our agreements with certain software vendors may be terminated at will by the vendors.

We utilize third party vendors to provide certain software and utilities which enable us to continue to develop and support ProductCenter customers with their integrations from ProductCenter to their respective CAD solutions. These agreements are subject to termination at will by the vendors, and, if terminated, we would need to seek alternative methods of providing continuing support to our existing customers and an alternative solution to meet the needs of prospective customers, which could have a material adverse effect on future performance. For example, in July 2007, we were informed that our agreement with one such vendor, PTC, was not going to be extended beyond its renewal date of January 31, 2008. Thus the agreement with PTC has since expired. A significant number of our current ProductCenter customers utilize PTC’s proprietary CAD technology. We continue to support our current customers who are utilizing PTC’s CAD solution with a customer specific consulting solution. While this customer specific consulting solution has allowed us to retain the majority of our customers utilizing PTC’s CAD tool, it has precluded us from proposing our solution to new customers using that CAD technology. Our inability to offer our solution to new customers utilizing PTC’s technology or similar restrictions that could result from any future terminations of similar agreements with other vendors could have an adverse effect on our future revenues.

We may not be able to generate sufficient positive cash flow in the future to fund our operations.

In addition to our bank financing, we are dependent upon cash flows from our business to fund our operations. It is our expectation that we can improve our cash flows; however, there can be no assurances that we will be able to do so. If we are unable to fund our operations from future cash flows, we will need to seek additional debt and/or equity financing, which may not be available on attractive terms, if at all, in which case there could be a material adverse effect on our results of operations and financial condition.

Failure to comply with financial covenants in our loan agreement could adversely affect us.

As of May 31, 2014, we had $1 million of outstanding indebtedness under our term loan with Prides Crossing Capital. This indebtedness is secured by all of our assets. Our loan agreement includes financial covenants which require us to maintain compliance with certain financial ratios during the term of the agreement. Failure to comply with the financial covenants is an event of default under the loan agreement. In an event of default, the lender has the right to accelerate repayment of all sums due and take any and all action, at its sole option, to collect monies owed to it, including to enforce and foreclose on its security interest on all of our assets. If our lender were to accelerate our debt payments, our assets may not be sufficient to fully repay the debt and we may not be able to obtain capital from other sources at favorable terms or at all.

Prior to the Recapitalization Transaction, we defaulted on our previous debt arrangement with Greenleaf .. Specifically, in June 2010, we failed to make the scheduled loan payments in accordance with our loan and revolving line of credit with Greenleaf, our sole debt provider at the time, which triggered the default. In 1999, we defaulted on our loan facility with Imperial Bank for failure to meet required profit and cash flow thresholds. Subsequent to each of the aforementioned debt defaults, satisfactory repayment agreements were reached with each lender.

Our loan agreement imposes restrictions on our ability to take certain corporate actions and raise additional capital. In addition, the loan agreement contains certain affirmative financial covenants related to quarterly EBITDA performance and month-end liquidity.

Our loan agreement contains numerous restrictions that limit our ability to undertake certain activities without the express prior written approval of the lender. These include, but are not limited to, restricting our ability to:

•

incur additional indebtedness;

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pay or declare dividends;

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enter into a business substantially different from existing operations;

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issue or authorize any additional or new equity that will result in a change of control; and

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take any corporate action outside the ordinary course of the business without the prior written approval of our lender.

These restrictions could significantly hamper our ability to raise additional capital. Our ability to receive the necessary approvals is largely dependent upon our relationship with our lender and our financial performance, and no assurances can be given that we will be able to obtain the necessary approvals in the future. Our inability to raise additional capital could lead to working capital deficits that could have a materially adverse effect on our operations in future periods.

In addition to the restrictions, the loan agreement contains certain affirmative financial covenants regarding quarterly performance and end of month liquidity. If the Company were to fail to meet any of those financial covenants it could be declared in default under the loan agreement thereby requiring immediate repayment of loan principal.

Our ability to use our federal and state net operating loss carryforwards (“NOLs”) to reduce taxable income generated in the future could be substantially limited or eliminated.

As of May 31, 2014, we had approximately $20 million of federal NOLs available to offset future taxable income, which expire in varying amounts beginning in 2022, if unused. We may not generate taxable income in time to use these NOLs prior to their expiration, and the Internal Revenue Service may not agree with the amount or timing of prior losses, thereby limiting the value of our NOLs. Furthermore, our ability to use our NOLs is subject to an annual limitation due to ownership changes that may have occurred or that could occur in the future, as determined by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state regulations. Depending on the actual amount of any limitation on our ability to use our NOLs, our future taxable income could be subject to federal and/or state income tax, creating federal and/or state income tax liabilities. On February 3, 2012, we entered into a Rights Agreement (“Rights Agreement ”), as described below, in an effort to prevent an ownership change, as defined under Section 382, from occurring and thereby protect the value of our NOLs. This Rights Agreement expires on February 15, 2015, unless extended by our board of directors. There can be no assurance, however, that the Rights Agreement will prevent an ownership change from occurring or protect the value of our NOLs.

We adopted a tax benefits preservation plan, designed to preserve the value of our deferred tax assets, primarily related to NOLs, which may discourage acquisition and sale of large blocks of our stock and may result in significant dilution for certain stockholders.

Our board of directors adopted the Rights Agreement to preserve stockholder value and the value of certain income tax assets primarily associated with NOLs, by seeking to prevent any person from acquiring beneficial ownership of 4.99% or more of our outstanding common stock without the approval of the board of directors.

In connection with the Rights Agreement, the board of directors of the Company declared a dividend of one common share purchase right (a “Right”) for each outstanding share of common stock. The dividend was payable on February 15, 2012 to the stockholders of record on February 15, 2012. Pursuant to the Rights Agreement and at the discretion of our board of directors, if any person or group becomes the beneficial owner (subject to certain restrictions) of 4.99% or more of the outstanding shares of our common stock the Right may become exercisable. Upon exercise of a Right and payment of the purchase price of $5.00 (the “Purchase Price”), the holder will be entitled to receive a number of shares of our common stock having a market value equal to two times the Purchase Price.

The Rights Agreement may discourage existing 5% stockholders from selling their interest in a single block which may impact the liquidity of our common stock, may deter institutional investors from investing in our common stock, and may deter potential acquirers from making premium offers to acquire SofTech, all factors which may depress the market price of our stock or prevent stockholders from receiving a premium in a change in control transaction. The Rights Agreement expires, unless otherwise extended, on February 15, 2015.

Our quarterly results may fluctuate making our future revenue and financial results difficult to predict.

Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. Our quarterly revenue may fluctuate significantly for several reasons including: the timing and success of introductions of any new products or product enhancements or those of our competitors; uncertainty created by changes in the market; variations in the size and timing of individual orders; competition and pricing; seasonality; and customer order deferrals or cancellations as a result of general economic conditions or industry decline. Furthermore, we have often recognized a substantial portion of our product revenues in the last month of a quarter, with these revenues frequently concentrated in the last weeks or days of a quarter. As a result, product revenues in any quarter are substantially dependent on orders booked and shipped in the latter part of that quarter and revenues from any future quarter are not predictable with any significant degree of accuracy. We typically do not experience order backlog. For these reasons, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

Our financial condition could be adversely affected if significant errors or defects are found in our software.

Sophisticated software can sometimes contain errors, defects or other performance problems. If errors or defects are discovered in our current or future products, we may need to expend significant financial, technical and management resources, or divert some of our development resources, in order to resolve or work around those defects, and we may not be able to correct them in a timely manner or provide an adequate response to our customers.

Errors, defects or other performance problems in our products could cause us to delay new product releases or customer deployments. Any such delays could negatively impact our ability to realize revenue from the licensing and shipment of new or enhanced products and give our competitors a greater opportunity to market competing products. Such difficulties could also cause us to lose customers. Technical problems or the loss of customers could also damage our business reputation and cause us to lose new business opportunities.

We are dependent on key personnel whose loss could impair our operations, our product development or our sales efforts.

We are a small company especially for one that is publicly held. Our technologies are complex and have been developed over many years. While we enjoy the benefit of a very experienced, long-tenured employee group, we are dependent on many of those employees for the familiarity, expertise and unique insight they have developed with our products that would be extremely difficult and time consuming to replace. We maintain “key-man” life insurance on our Chief Executive Officer, Mr. Mullaney in the amount of $3,000,000. Mr. Mullaney’s policy was required as part of the debt facility. The proceeds from the life insurance, in the event of his demise, would be used to satisfy the outstanding debt obligation with our lender and the excess, if any, would revert to his estate. The loss of services of any of our key personnel could make it difficult for us to meet important objectives, such as timely and effective product introductions and financial goals.

We may be sued for infringing on the intellectual property rights of others.

Our ProductCenter technology was launched in the early 1990’s. Over the decades that our technologies have been in the marketplace, a significant number of patents have been filed by competitors. It is difficult if not impossible for us to monitor these patent awards to become familiar with their claims and we do not attempt to do so. Third parties may assert that we are employing their proprietary technology without authorization. There can be no assurance that we do not or will not infringe on the patent or proprietary rights of others. Parties making claims against us may be able to obtain injunctive or other equitable relief that could effectively block our ability to further develop, commercialize and sell products, and such claims could result in the award of substantial damages against us. In the event of a successful claim of infringement against us, we may be required to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses at a reasonable cost, if at all. In that event, we could encounter delays in product introductions while we attempt to develop alternative methods or products or be required to cease offering affected products and our operating results would be harmed.

Our sales and operations are globally dispersed, which exposes us to additional operating and compliance risks.

We sell and deliver software and services, and maintain support operations in multiple countries whose laws and practices differ from one another. For the fiscal year ended May 31, 2014, North America accounted for approximately 67%, Europe for approximately 23% and Asia for approximately 10% of our revenue which was not materially different from the percentages for fiscal year 2013. Managing these geographically dispersed operations requires significant attention and resources to ensure compliance with laws. Accordingly, while we maintain a compliance program, we cannot guarantee that an employee, agent or business partner will not act in violation of our policies or U.S. or other applicable laws. Such violations can lead to civil and/or criminal prosecutions, substantial fines and the revocation of our rights to continue certain operations and also cause business and reputation loss.

We are obligated to maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

From August 16, 2010 to December 27, 2011 we were not required to file periodic reports and other reports with the SEC. In December 2011, we filed a Form 8-A with the SEC in connection with the effectiveness of our registration statement (333-174818), subjecting us again to the reporting requirements under the Exchange Act. As a public company, we are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting. We may not be able to remediate future material weaknesses, or to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on the price of our common stock.

Because we are a relatively small company, the requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management; and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we need to comply with certain laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act and related regulations of the SEC. If we list our securities on an exchange, the exchange will impose additional requirements on listed companies, including enhanced corporate governance practices. For example, the NASDAQ listing requirements require that listed companies satisfy certain corporate governance requirements relating to independent directors, audit committees, distribution of annual and interim reports, shareholder meetings, shareholder approvals, solicitation of proxies, conflicts of interest, shareholder voting rights and codes of business conduct. Complying with the SEC statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and could increase our costs and expenses.

From time to time we may make acquisitions. The failure to successfully integrate future acquisitions could harm our business, financial condition and operating results.

As a part of our business strategy, we have in the past and may make acquisitions in the future. We may also make significant investments in complementary companies, products or technologies. Acquisitions present many risks, and we may not realize the financial and strategic goals that were contemplated at the time of any transaction. We cannot provide assurance that we will be able to successfully integrate any business, products, technologies or personnel that we may acquire in the future, and our failure to do so could harm our business, financial condition and operating results.

Weakness in the United States and international economies may continue to adversely affect our business.

The past few years have been characterized by weak global economic conditions. Because we market, sell and license our products throughout the world, in addition to the ongoing adverse effects on our business of continued weakness in the U.S. economy, we could be significantly affected by continuing weak economic conditions in foreign and domestic markets that could reduce demand for our products.

Risks Related to the Market for our Common Stock

The market for our common stock is volatile, sporadic and illiquid.

Our common stock is currently quoted on the OTC Pink® market maintained by OTC Markets Group, Inc. under the symbol “SOFT”; however, our securities are currently highly illiquid, and subject to large swings in trading price, and are only traded on a sporadic and limited basis. Since the Recapitalization Transaction, the closing stock price has ranged from a low price of $1.00 per share to a high price of $4.95 per share. A contributing factor to the price fluctuation is the low average daily volume, which over the last three fiscal years has averaged fewer than 1,000 shares per day. As a result, a shareholder’s attempt to sell a large number of shares relative to the average daily volume in a short period of time will likely have a material negative impact on the share price.  Furthermore, you may not be able to resell your common stock regardless of how we perform and, if you are able to sell your common stock, you may receive less than your purchase price. As a result of these factors, an investment in our common stock may not suitable for investors who require short or medium term liquidity.

Our common stock may be considered “penny stock”, further reducing its liquidity.

Our common stock may be considered “penny stock”, which will further reduce the liquidity of our common stock. Trading in penny stocks is limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving the common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our common stock, thereby further reducing the liquidity of our common stock.

Penny stocks are equity securities with a market price below $5.00 per share other than a security (i) that is registered on a national exchange or included for quotation on the NASDAQ system, (ii) whose issuer has net tangible assets of more than $2,000,000 if it has been in continuous operation for greater than three years, or net tangible assets of more than $5,000,000 if it has been in continuous operation for less than three years or (iii) whose issuer has average revenue of at least $6,000,000 for the last three fiscal years.

Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks to first provide to their customers a series of disclosures and documents including:

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a standardized risk disclosure document identifying the risks inherent in investment in penny stocks;

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all compensation received by the broker-dealer in connection with the transaction;

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current quotation prices and other relevant market data;  and

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a monthly account statements reflecting the fair market value of the securities.

These rules also require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

A small number of shareholders own a large number of shares thereby potentially exerting significant influence over us.

After considering the equity transactions described in Note M to the consolidated financial statements and Note I to the unaudited consolidated financial statements included in this prospectus, the three members of our board of directors own approximately 31.3% of our outstanding shares. Two other shareholders together own 32.8% of outstanding shares. This concentration of ownership could significantly influence all matters requiring shareholder approval and could delay, deter or prevent a change in control of the Company or other business combinations that might otherwise be beneficial to our other shareholders. Accordingly, this concentration of ownership may harm the market price of our common stock. In addition, the interest of our significant shareholders may not always coincide with the interest of the Company’s other shareholders. In deciding how to vote on such matters, they may be influenced by interests that conflict with our other shareholders.

We do not presently intend to pay any cash dividends or repurchase any shares of our common stock.

We do not presently intend to pay any cash dividends on our common stock. Any payment of future dividends will be at the discretion of the board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. Cash dividend payments in the future may only be made out of legally available funds and, if we experience substantial losses, such funds may not be available. In addition, our loan agreement prohibits us from paying dividends, making distributions or payments or redeeming, retiring or purchasing any of our capital stock. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment.

We are a “smaller reporting company” and the reduced disclosure requirements applicable to us may make our common stock less attractive to investors.

We are currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. Smaller reporting companies are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.  We have taken advantage of some of these reduced disclosure obligations, and thus the information we provide shareholders may be different from what you might receive from other public companies in which you hold shares.

Risks Related to the CADRA Sale

A portion of the purchase price was deferred and we may not receive those payments.

A portion of the purchase price for the sale of the CADRA business, up to $750,000, will be based on the revenues generated by the CADRA business during the three-year period following the asset sale. Specifically, the Company will be paid 10% of CADRA revenue generated by Mentor Graphics Corporation (“Mentor”), the acquiror of the CADRA business, up to the $750,000 maximum. The Company has no obligation subsequent to the transaction date with regard to royalty payments. In March 2014, the Company received the first payment of approximately $44,000 under this deferred arrangement related to the period from the transaction date to January 31, 2014. Mentor has broad discretion to operate its post-closing business, and may choose to do so in a manner which may or may not result in the payment of all of the CADRA royalties pursuant to the Earn-Out Agreement.

We will continue to incur the expenses of complying with public company reporting requirements following the closing of the CADRA Sale.

After the CADRA Sale, we will continue to be required to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, even though compliance with such reporting requirements is economically burdensome and will represent an even greater percentage of our expenses post-closing as we will be a significantly smaller company following the sale of the CADRA business.

Closure of the office located in Germany

Our office located in Germany was focused exclusively on selling and supporting the CADRA product line. During fiscal year 2014, the Company closed this office and ceased operating in that country. We believe we have satisfied all material obligations related to that closure including satisfying all employment related obligations to our former employees, however, the risk of identification of additional liabilities does exist.

Buyer is not assuming any of the excluded liabilities under the Asset Purchase Agreement.

Under the Asset Purchase Agreement, Mentor is not assuming all of the liabilities associated with the CADRA business. Certain liabilities will remain with the Company post-closing. For example, Mentor is only assuming customer support obligations related to certain assigned contracts and obligations for performance under contracts that arise after the closing, and is not assuming liability for any obligation or breach by the Company occurring or arising prior to the closing. While the Company believes that it has adequately accrued for these liabilities or is adequately insured against certain of the risks associated with such excluded liabilities, there can be no assurances that additional expenditures will not be incurred in resolving these liabilities.

FORWARD LOOKING STATEMENTS

This prospectus includes forward-looking statements. These forward-looking statements are often identified by words such as “may,” “will,” “should,” “could,” “would,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions. These statements are only predictions and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place any undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in forward-looking statements due to a number of factors, including our ability to:

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generate sufficient cash flow from our operations or other sources to fund our working capital needs and growth initiatives;

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maintain good relationships with our bank;

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comply with the covenant requirements of our loan agreement;

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successfully introduce and attain market acceptance of any new products and/or enhancements of existing products;

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attract and retain qualified personnel;

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prevent obsolescence of our technologies;

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maintain agreements with our critical software vendors;

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secure renewals of existing software maintenance contracts, as well as contracts with new maintenance customers; and

•

secure new business, both from existing and new customers.

You should also consider carefully the statements under “RISK FACTORS” and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from this offering. The Selling Shareholders will receive all of the proceeds from sales of the common stock sold pursuant to this prospectus.

SELLING SHAREHOLDERS

This prospectus relates to the sale from time to time of up to 380,455 shares of our common stock by the Selling Shareholders. Throughout this prospectus, when we refer to the shares of our common stock, the offer and sale of which are being registered on behalf of the Selling Shareholders, we are referring to the shares of common stock that were issued in the March 2011 private placement transaction described below. When we refer to the Selling Shareholders in this prospectus, we are referring to the investors in the private placement who are listed as “Selling Shareholders” in the table below and, as applicable, any donees, pledges, transferees or other successors-in-interest selling shares received after the date of this prospectus from the investors in the private placement as a gift, pledge, or other non-sale related transfer.

On March 11, 2011, as part of the Recapitalization Transaction, we completed a private placement transaction in which we sold an aggregate of 384,588 shares of common stock.  In connection therewith, we agreed to file a registration statement, of which this prospectus forms a part, with the SEC to register the resale of the private placement shares. Since the Recapitalization Transaction was completed, one of the investors sold 4,133 in the open market thereby reducing the number of shares being registered in this prospectus to 380,455.

The following table presents information as of October 17, 2014 and sets forth the following information regarding the beneficial ownership of our common stock by each Selling Shareholder: (i) the name of the Selling Shareholder; (ii) the number of shares of common stock owned by the Selling Shareholder; (iii) the number of shares being offered pursuant to this prospectus; (iv) the number of shares expected to be owned by the Selling Shareholder upon completion of this offering; and (v) the percentage of our outstanding shares of common stock expected to be owned by the Selling Shareholder upon completion of this offering. The following table assumes that all of the shares being registered pursuant to this prospectus will be sold.

We have prepared this table using information furnished to us by the Selling Shareholders or their representatives. For purposes of this table, beneficial ownership is determined in accordance with the rules of the Commission, and includes the right to acquire voting or investment control of our shares of common stock within 60 days of October 17, 2014. Unless otherwise indicated below, to our knowledge, the Selling Shareholders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in the table does not constitute an admission of beneficial ownership by the persons named therein.

Our registration of the common stock does not mean that the Selling Shareholders identified below will sell all or any of these securities. Furthermore, the Selling Shareholders may have sold, transferred or disposed of a portion of their shares in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus. The Selling Shareholders are not making any representation that any shares covered by this prospectus will be offered for sale.

	Shares Beneficially Owned Prior to	Shares Being	Shares Beneficially Owned Following Completion of Offering
Name of Selling Shareholder	Offering	Offered Hereby	Shares	%(1)
Joseph P. Mullaney(2)(6)	93,010	80,000	13,010	1.4%
Robert Anthonyson(3)(6)	159,213	129,838	29,375	3.3%
J. Phillip Cooper(4)(5)	30,537	20,867	9,670	1.1%
Lee Paull	45,500	45,500	-	*
Leonard Schrank	32 ,500	22,500	10,000	1.1%
Timothy Weatherford	32,987	22,750	10,237	1. 1%
Chandra Singh	127,036	45,500	81,536	9.1%
Glenn Dillon	33 ,500	13,500	20,000	2.2%
Total	554,283	380,455	173,828

___________________

*

Less than 1%.

(1)

Percentage ownership is based on 893,724 shares of our common and redeemable common stock outstanding as of October 17, 2014.

(2)

Mr. Mullaney has been our President and Chief Executive Officer and a member of our Board of Directors since the consummation of the Recapitalization Transaction in March 2011.  Mr. Mullaney previously served as our President and Chief Executive Officer from June 2001 through December 2006. In September 2009, Mr. Mullaney was hired by Greenleaf, the Company’s sole debt provider and largest shareholder at the time, to assist Greenleaf in its effort to sell its debt and equity position in the Company. In the four weeks leading up to the consummation of the Recapitalization Transaction, Mr. Mullaney assisted the Company’s management team with completion of the transaction and transition planning. As a condition of obtaining the new debt financing for completion of the Recapitalization Transaction, Mr. Mullaney personally guaranteed the $3.2 million debt facilities and assigned certain personal assets as collateral. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE” beginning on page 43.

(3)

Mr. Anthonyson has been our Vice President of Business Development and a member of our Board of Directors since the consummation of the Recapitalization Transaction in March 2011. Mr. Anthonyson purchased 20,000 shares in a private placement transaction in September 2014.

(4)

Mr. Cooper has been a member of our Board of Directors since the consummation of the Recapitalization Transaction in March 2011. Mr. Cooper sold 4,133 shares pursuant to Rule 144 which was initially part of this prospectus.

(5)

Includes 9,670 shares issuable upon exercise of stock options held by Mr. Cooper related to his service as a Board member.

(6)

Includes 9,375 shares issuable upon exercise of stock options held for both Messrs. Mullaney and Anthonyson.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the Selling Shareholders. The term “Selling Shareholder” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from each Selling Shareholder as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by a Selling Shareholder will decrease as and when he effects any such transfers. The plan of distribution for the Selling Shareholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Shareholders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Our common stock is currently quoted on the OTC Pink® market maintained by OTC Markets Group, Inc. under the symbol “SOFT”.  If any of the Selling   Shareholders decide to sell shares pursuant to this Prospectus, such Selling Shareholders will be required to sell the shares registered hereunder at a fixed price of $5.00 per share until our shares of common stock are quoted on the Over-the-Counter Bulletin Board or an exchange, and thereafter, at prevailing market prices or privately negotiated prices. At and after such time, the Selling Shareholders may make sales at prices and under terms then prevailing or at prices related to the then current market price. The Selling Shareholders may also make sales in negotiated transactions. The Selling Shareholders may offer their shares from time to time pursuant to one or more of the following methods:

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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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an exchange distribution in accordance with the rules of the applicable exchange;

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public or privately negotiated transactions;

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on the OTC Pink ® or any other market maintained by OTC Markets Group (or any successor market), BX Venture Market, NASDAQ, OTC Bulletin Board or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation;

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through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

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a combination of any such methods of sale; and

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any other method permitted pursuant to applicable law.

In connection with distributions of the shares or otherwise, the Selling Shareholders may:

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enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

•

sell the shares short and redeliver the shares to close out such short positions;

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enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

•

pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the Selling Shareholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods described above or any other lawful methods. The Selling Shareholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a Selling Shareholder for purposes of this prospectus. The Selling Shareholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock, and if the Selling Shareholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from to time under this prospectus; provided however in the event of a pledge or then default on a secured obligation by the Selling Shareholder, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of Selling Shareholders to include the pledgee, secured party or other successors in interest of the Selling Shareholder under this prospectus.

The Selling Shareholders may also sell their shares pursuant to Rule 144 under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding certain limitations.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The Selling Shareholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, broker-dealers or agents engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions).

In offering the shares covered by this prospectus, the Selling Shareholders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the Selling Shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

The Company has advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates.  In addition, the Company will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

The Company is required to pay all fees and expenses incident to the registration of the shares.

The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our capital stock and certain provisions of our articles of organization, as amended, and by-laws.  For more detailed information, please see our articles of organization, as amended, and by-laws filed as exhibits to the registration statement containing this prospectus.

Authorized Capital Stock

Our authorized capital stock consists of 20,000,000 shares, with a par value of $0.10 per share, all of which are designated as common stock.  There are no shares of preferred stock authorized.

As of October 17, 2014, we had outstanding 893,724 shares of common stock, held of record by 112 shareholders.

Description of Common Stock

Voting.  Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights.  An election of directors by our shareholders shall be determined by a plurality of the votes cast by the shareholders entitled to vote on the election.

Dividends.  Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors.

Liquidation and Dissolution.  In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all our net assets available for distribution to shareholders after the payment of all debts and other liabilities.

Other Rights and Restrictions.  Holders of common stock do not have preemptive rights or subscription rights, and they have no right to convert their common stock into any other securities.  Our common stock is not subject to redemption by us, and there are no sinking fund provisions applicable to our common stock.  Our articles of organization and by-laws do not restrict the ability of a holder of common stock to transfer his, her or its shares of common stock.  Massachusetts law provides that if we make a distribution to our shareholders, other than a distribution of our capital stock, when we are insolvent, or that renders us insolvent, then our shareholders would be required to pay back to us the amount of the distribution we made to them, or the portion of the distribution that causes us to become insolvent.

Transfer Agent and Registrar.  The transfer agent and registrar for our common stock is Registrar and Transfer Company.

Registration Rights.  In connection with the private placement, we also entered into a registration rights agreement with the Selling Shareholders (the “Registration Rights Agreement”), pursuant to which we agreed to file with the SEC a registration statement, of which this prospectus is a part, to cover the resale of the 384,588 shares of common stock issued in the private placement, within 90 calendar days after the closing of the private placement. We agreed to use our reasonable best efforts to have the registration statement, of which the prospectus is a part, declared effective as promptly as reasonable possible. We also agreed to use our reasonable best efforts to keep the registration statement continuously effective until the earlier of (i) such time as all of the shares have been sold by the Selling Shareholders and (ii) the date that all the shares may be sold immediately without registration under the Securities Act and without restrictions under Rule 144 of the Securities Act.

The Registration Rights Agreement also grants piggyback registration rights to the Selling Shareholders if we propose to register any of our equity securities under the Securities Act (other than on a registration statement on Form S-8 or S-4), whether for our own account or for the account of another person.

We agreed in the Registration Rights Agreement to pay for all expenses, including the reasonable legal expenses of one counsel to the Selling Shareholders (not to exceed $25,000), relating to the registration of any shares thereunder.

Rights Agreement.   On February 3, 2012, the Company entered into a Rights Agreement with Registrar and Transfer Company, as Rights Agent, dated as of February 3, 2012 (the “Rights Agreement”). By adopting the Rights Agreement, the Board of Directors was seeking to protect the Company’s ability to carry forward its NOLs and certain other tax attributes. The Company has experienced and may continue to experience substantial operating losses, and for federal and state income tax purposes, the Company may “carry forward” net operating losses in certain circumstances to offset current and future taxable income, which will reduce federal and state income tax liability, subject to certain requirements and restrictions. These NOLs are a valuable asset of the Company, which may inure to the benefit of the Company and its shareholders. However, if the Company experiences an “ownership change,” as defined in Section 382 of the Internal Revenue Code (the “Code”), its ability to use the NOLs could be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could significantly impair the value of the Company’s NOL asset. Generally, an “ownership change” occurs if the percentage of the Company’s stock owned by one or more “five percent stockholders” increases by more than fifty percentage points over the lowest percentage of stock owned by such stockholders at any time during the prior three-year period or, if sooner, since the last “ownership change” experienced by the Company. An NOL rights agreement like the Rights Agreement with a 4.99% “trigger” threshold is intended to act as a deterrent to any person acquiring 4.99% or more of the outstanding shares of Common Stock without the approval of the Board of Directors. This would protect the Company’s NOL asset because changes in ownership by a person owning less than 4.99% of the Common Stock are not included in the calculation of “ownership change” for purposes of Section 382 of the Code.

In connection with the Rights Agreement, the Board of Directors of the Company declared a dividend of one common share purchase right (a “Right”) for each outstanding share of common stock, par value $.10 per share, of the Company . The dividend was issued on February 15, 2012 to the stockholders of record on February 15, 2012. Each Right entitles the registered holder to purchase from the Company one share of Common Stock in certain circumstances at a price of $5.00 per share of common stock, subject to adjustment.

In the event that a person or group of affiliated or associated persons becomes an Acquiring Person, as defined in the Rights Agreement, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of shares of common stock having a market value of two times the purchase price of the Right.

Massachusetts Law and Charter and By-law Provisions

Business Combinations with Interested Shareholders.  We are subject to the provisions of Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly-held Massachusetts corporation with sufficient ties to Massachusetts from engaging in a “business combination” with an “interested shareholder” for a period of three years after the date of the transaction in which the person becomes an interested shareholder, unless either (1) the interested shareholder obtains the approval of the board of directors prior to becoming an interested shareholder, (2) the interested shareholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time he becomes an interested shareholder or (3) the business combination is approved by both the board of directors and two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested shareholder) at an annual or special meeting of shareholders, but not by written consent.  In general, an “interested shareholder” is a person who, together with affiliates and associates, owns 5% or more of the corporation’s outstanding voting stock or who as an affiliate at any time within the prior three years did own 5% or more of the corporation’s voting stock.  A “business combination” generally includes mergers, stock and asset sales and other transactions with the interested shareholder resulting in a financial benefit to the interested shareholder, except proportionately as a shareholder of the corporation. We may at any time amend our articles of organization or by-laws, by vote of the holders of a majority of our voting stock, to elect not to be governed by Chapter 110F, but such an amendment would not be effective for 12 months and would not apply to a business combination with any person who became an interested shareholder prior to the date of the amendment.

In addition, our articles of organization also include restrictions on certain business combinations with interested shareholders.  In general, we cannot enter into a business combination with an interested shareholder without the approval of at least 90% of the outstanding voting stock of the Company unless the proposed business combination either (i) is approved by a majority of the disinterested directors or (ii) meets certain price and procedure requirements.  In general, an “interested shareholder” under our articles of organization is a person who, together with affiliates and associates, owns 10% or more of the Company’s outstanding voting stock or who as an affiliate at any time within the prior two years did own 10% or more of the Company’s voting stock.  Under our articles of organization a “business combination” generally includes any (1) merger or consolidation, (2) sale, lease, exchange, pledge, transfer or other disposition of $1,000,000 or more, (3) issuance or transfer of securities of the Company of $1,000,000 or more, (4) adoption of a plan or proposal for the liquidation or dissolution of the Company or (5) reclassification of securities or recapitalization which directly or indirectly increases the proportion of securities owned by the interested shareholder.

Control Share Acquisitions.  We also are subject to the provisions of Chapter 110D of the Massachusetts General Laws, entitled “Regulation of Control Share Acquisitions.” This statute provides, in general, that any shareholder who acquires 20% or more of the outstanding voting stock of a corporation subject to this statute may not vote that stock unless the shareholders of the corporation so authorize.  In addition, Chapter 110D permits a corporation to provide in its articles of organization or by-laws that the corporation may redeem, for fair value, all of the shares acquired in a control share acquisition if the interested shareholder does not deliver a control share acquisition statement as required by the statute or if the interested shareholder delivers a control share acquisition statement but the disinterested shareholders of the corporation do not authorize voting rights for those shares. If the disinterested shareholders authorize voting rights and after a control share acquisition the acquiring shareholder beneficially owns shares entitling the acquiring shareholder to vote, or direct the voting of, shares having a majority or more of all voting power in the election of directors, each shareholder who did not vote in favor of authorizing the voting rights may demand payment for its shares and appraisal rights. Control share acquisitions do not include acquisitions made in connection with a negotiated tender offer, merger or consolidation to which the issuing public corporation is a party or acquisitions of shares made directly from the corporation. We may amend our articles of organization or by-laws at any time to elect not to be governed by Chapter 110D, but such amendment would not apply to an acquisition that occurred prior to the effective date of such amendment.

Takeover Bids.  We are also subject to the provisions of Chapter 110C of the Massachusetts General Laws, which requires the person commencing a takeover bid to file certain information with the Secretary of the Commonwealth and the target company and provides that a bidder who fails to disclose its intent to gain control over a target corporation prior to acquiring 5% of the target company’s stock is precluded from making any takeover bid for a period of one year after crossing the 5% threshold.

Authorized but Unissued Shares.   We have 19,106,276 authorized but unissued shares of common stock available for future issuance, and 893,724 shares of common stock outstanding, as of October 17, 2014. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans.  The existence of authorized but unissued and unreserved common stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Shareholder Action by Written Consent; Special Meeting of Shareholders.  Although our articles of organization and our by-laws allow our shareholders to act by written consent, such written consent must be signed by all shareholders entitled to vote on the matter.  This significantly restricts the ability of our shareholders to act by written consent and essentially provides that our shareholders may only act at a duly called shareholders meeting.  In addition, special meetings of shareholders may be called only by our President, our board of directors or one or more shareholders holding at least 10% of our voting stock.

Staggered Board; Removal of Directors; Vacancies.  Our articles of organization provide for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms.  We are also subject to provisions of the Massachusetts General Laws providing that the boards of public companies have staggered terms.  Our articles of organization, as amended, also provide that directors may be removed only for cause by the affirmative vote of the holders of at least 90% of the shares of our capital stock entitled to vote in the election of directors or a majority of the directors then in office.  In addition, any vacancy on our board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.  The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

BUSINESS

Our Company

SofTech, Inc., a Massachusetts corporation was formed on June 10, 1969. The Company has been engaged in the development, marketing, distribution and support of computer software solutions that enable companies to manage the entire lifecycle of their products from conception through design and manufacture, to service and disposal, all of which is known in the industry as Product Lifecycle Management (“PLM ”). These solutions include software technology offerings for Computer Aided Design (“CAD”), which we described below as our CADRA product offering and Product Data Management (“PDM”) and collaboration technologies, which we described below as our ProductCenter offering. In addition, we offer a technology platform that allows for data exchange between various third party technology offerings which we describe as our Connector offering. We deliver these enterprise –level PLM solutions, with comprehensive out-of-the-box capabilities, to meet the needs of manufacturers of all sizes quickly and cost-effectively. Our operations are organized geographically in the U.S. and Europe. We have sales and customer support offices in the U.S. and Italy. We also operate through resellers in North America, Europe and Asia. For geographical information about our operating revenues and assets, see Note E to the consolidated financial statements and Note C to the unaudited consolidated financial statements included in this prospectus.

In March 2011, the current management team (CEO and VP of Business Development) completed a transaction (the “Recapitalization Transaction”) in which a group of eight investors purchased 39% of the Company’s common stock, arranged for debt facilities of $3.2 million and negotiated for a $7.6 million debt reduction from Greenleaf Capital, Inc. (“Greenleaf”), at that time, the Company’s sole lender and largest shareholder. As part of that Recapitalization Transaction, Greenleaf accepted a payment of $2.7 million in cash and a note for $250,000 in full satisfaction of the $10.6 million of indebtedness. The former CEO resigned after a short transition period, a new four person Board of Directors was appointed and the existing Board members resigned. In addition, Greenleaf gave the Company’s new Board of Directors voting control over its shares for a three year period immediately following the Recapitalization Transaction.

A core tenet of the management team’s strategy following the Recapitalization Transaction has been to actively consider ways to monetize some or all of the Company’s assets and to pursue new strategic initiatives, including in new industries, such as potential business combinations, sale transactions or strategic partnerships. The sale of the Company’s AMT product line in May 2011; the sale of its patents in June 2012 and September 2012; and the sale of its CADRA business in October 2013, reflected implementation of that strategy. Taxable income generated from these transactions was completely offset by the use of net operating loss carryforwards and other tax deductions.

Following the sale of its CADRA business, the Company has been focused on restructuring its business to enable it to successfully operate as a significantly smaller company.  While the Company plans to continue to seek new sources of revenue and new strategic initiatives, including in new industries, such as eCommerce, it is actively seeking to further implement its monetization strategy through exploring potential business combinations, additional divestures of product lines or businesses, other sale transactions or strategic partnerships. SofTech operating results subsequent to the sale of the CADRA business may not be profitable, and we may be unsuccessful in developing new business opportunities or further implementing a monetization strategy. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS ‒ Exploring Strategic Initiatives”.

Products and Services

ProductCenter

Our ProductCenter technology manages the engineering data and electronic files of discrete parts designed in various widely used third party proprietary design technologies .. ProductCenter is a proven enterprise-wide, collaborative PLM solution delivering a unique and powerful combination of document management, design integration, configuration control, change management, bill of materials management and integration capability with other enterprise-wide systems. ProductCenter is designed to help companies rapidly optimize the product development process. ProductCenter provides for the secure management of product information and allows engineers and the entire design chain to manage, share, modify and track product data and documents throughout the product development lifecycle. ProductCenter supports engineering change management and bill of materials management for automating business processes. ProductCenter’s web-based collaboration capabilities allow employees, customers, suppliers, and other globally dispersed team members to securely exchange product information while maintaining a centralized database of critical product data. ProductCenter also enables integration with other business applications such as enterprise resource planning, supply chain management and customer relationship management for continuous data exchange across the product lifecycle.

Connector Platform

In 2012, the Company entered into a technology partnership with Aras Corporation (“Aras”) wherein we agreed to develop, market and support a technology that allows for a direct interface between Aras’s Innovator solution and multiple, proprietary CAD products. Our Connector platform was first available in the fourth quarter of fiscal year 2012 and is offered under an annual subscription revenue model. The revenue from this technology offering has been immaterial through fiscal year 2014.

CADRA

CADRA is a drafting and design software package for the professional mechanical engineer. The CADRA family of CAD/CAM products includes CADRA Design Drafting, a fast and highly productive mechanical design documentation tool; CADRA NC, a comprehensive 2 through 5 axis NC programming application; and CADRAWorks, an integration with SolidWorks (defined below) providing for an integrated drawing production system and 3D solid modeler. The CADRA family of products includes an extensive collection of translators and software options that make it a seamless fit into today’s multi-platform and multi-application organizations.

On October 18, 2013, the Company sold substantially all of the assets of its CADRA product line, including all intellectual property related to that technology but specifically excluding cash, billed accounts receivable and liabilities other than the deferred maintenance liability associated with CADRA customer maintenance contracts for support services (the “CADRA Sale”), to Mentor Graphics Corporation (“Mentor”), pursuant to an Asset Purchase Agreement dated August 30, 2013 (the “Asset Purchase Agreement”). The aggregate consideration for the CADRA Sale is up to $3.95 million, which is comprised of (i) $3.2 million, $2.88 million of which was paid on the closing date and $320,000 (representing a 10% holdback) of which will be paid on the one year anniversary of the closing date (subject to any indemnification claims), and (ii) earn-out payments of up to an aggregate $750,000 over the three-year period subsequent to the closing date, based on 10% of the net revenue generated by the CADRA business, subject to the terms of the Earn-Out Agreement dated August 30, 2013 (the “Earn-Out Agreement”).  On October 20, 2014, the Company received the $320,000 holdback payment from Mentor.

In conjunction with completing the CADRA Sale, the Company entered into a one-year , exclusive Distributorship Agreement with Mentor that will allow us to market and support the CADRA technology as a reseller throughout Europe (except Germany) at a thirty percent (30%) gross margin. The Company expects to renew the Distributorship Agreement for at least one year on terms not materially different from the current arrangement and is currently engaged in renewal negotiations, which are likely to result in a new Distributorship Agreement.  During the negotiations process the current Distributor Agreement term has been extended until November 30, 2014. However, unless and until a definitive agreement is reached by the parties there can be no assurance with respect to whether a new Distributorship Agreement will be reached and, if so, the terms of any such agreement. The right to market the CADRA product line to Sikorsky Aircraft in North America was a one year arrangement only and expired on October 16, 2014. Due to the significant continued involvement in the sale and support of the CADRA product line, the sale of the CADRA product line did not qualify for presentation as discontinued operations.

Consulting

Our consulting group is composed of deeply experienced, long tenured experts solving very complex problems relating to data migration, customization, data control, access, version control, connectivity between proprietary systems and a myriad of other problems encountered by our customers. Our revenue from consulting activities for fiscal year 2014 was about $858,000.

Marketing and Distribution

We market and distribute our products and services primarily through a direct sales force and through our service organization in North America and Europe. In addition, we market and support the technology offerings of our partners through distribution agreements. The majority of our sales in Asia are in Japan. We market and distribute our products and services in Japan primarily through authorized resellers. We have also contracted with resellers in North America, Europe and Asia to reach areas not covered by our direct sales presence and to supplement our existing sales force; however, to date, the revenue generated from this indirect distribution has not been material.

Competition

We compete against much larger entities, all of which have substantially greater financial resources than we do. We operate in an extremely competitive market for all of our software and service offerings. We compete in all our markets on the basis of meeting our customers’ business needs with a viable solution that offers an affordable price, low cost of ownership and a high level of customer support and service.

Our technology offerings compete against product offerings from companies such as Parametric Technology Corporation (“PTC”), Dassault Systemes SolidWorks (“SolidWorks”), Siemens, Inc. (“Siemens”) and Autodesk , Inc. (“Autodesk”) that together dominate the PLM market. In addition to these billion dollar revenue companies, there are numerous other technologies offered by smaller entities that we also compete against.

Our service offerings, which include consulting, training and discrete engineering services, compete with offerings by all of the large CAD companies noted above, small regional engineering services companies and the in-house capabilities of our customers.

Personnel

As of August 31, 2014, we employed 29 persons, 28 on a full time basis and 1 part time.

Backlog

Product backlog as of August 31, 2014 and May 31, 2014 was insignificant as it was for the comparable periods in the prior fiscal years. Deferred revenue, consisting primarily of software maintenance services to be performed over the subsequent twelve month period , totaled approximately $1,196,000 and $1,281,000 at August 31, 2014 and 2013, respectively. In addition, we had a backlog of consulting orders totaling approximately $0.3 million on both August 31, 2014 and 2013, respectively.

Deferred revenue totaled approximately $1,462,000 and $2,147,000 at May 31, 2014 and 2013, respectively. In addition, we had a backlog of consulting orders totaling approximately $0.3 million on both May 31, 2014 and 2013, respectively.

Research and Development

We have approximately 9 product development engineers in our research and development groups located in Massachusetts and Michigan. For the three months ended August 31, 2014 and 2013, we incurred research and development expense of approximately $272,000 and $335,000, respectively.   In fiscal years 2014 and 2013, we incurred research and development expense of approximately $1.2 million and $1.1 million, respectively, related to the development of our technology and products. The increase was primarily due to a shift in focus of development resources and allocating their time on upgrading and maintaining our existing product lines. The development organization spent less time working on new project initiatives, decreasing the total costs capitalized during fiscal year 2014. In fiscal years 2014 and 2013, we capitalized approximately $57,000 and $276,000, respectively, of direct costs related to the development of new products.

Intellectual Property

We rely primarily on a combination of trade secrets, patents, copyright and trademark laws, and confidentiality procedures to protect our technology. Due to the technological change that characterizes the PLM industry, we believe that the improvement of existing products, reliance upon trade secrets and unpatented proprietary know-how and the development of new products are generally as important as patent protection in establishing and maintaining a competitive advantage.

During fiscal year 2013 we sold patents related to our CADRA and ProductCenter technologies to Auto-Dimensions, LLC, (“Auto-Dimensions”), a wholly-owned subsidiary of Acacia Research Group in exchange for a non-refundable, advance payment of $300,000. The Company retained a 30% interest in any net proceeds that may be received by Auto-Dimensions through licensing or otherwise enforcing these patents. Since the Recapitalization Transaction, we filed three new U.S. patents. In addition to our patents, we have secured registration on a number of trademarks which we consider important to the protection of our brands.

Governmental Regulation

We export our products throughout the world, and thus we are subject to Federal Export Regulations. We believe we comply with all such regulations. Although our non-U.S. based revenue was approximately 33% of total revenue in 2014, we do not view these regulations as particularly onerous nor are the compliance costs material to our operations.

Customers

No single customer accounted for more than 10% of our revenue in fiscal 2014 or 2013.

Seasonality

Our first fiscal quarter, which begins June 1 and ends August 31, has historically produced the lowest revenue. We believe that this is due primarily to the buying habits of our customers as this quarter falls within prime vacation periods.

PROPERTIES

We are headquartered in Lowell, MA and maintain a sales and support office in Milan, Italy all of which are leased facilities. We believe that our current office space is adequate for current and anticipated levels of business activity.

LEGAL PROCEEDINGS

On July 19, 2013, SolidWorks filed a complaint (the “Complaint”) against the Company in the United States District Court for the Eastern District of Texas Tyler Division alleging fraud and false assurances. The Complaint is connected to a patent infringement suit brought by Auto-Dimensions against SolidWorks in December 2012. The Company owned those patents in question and sold them to Auto-Dimensions in June 2012. SolidWorks is seeking reimbursement from the Company of attorneys’ fees and any judgments or settlement monies it may incur under the infringement suit, as well as punitive and multiple damages. In October, 2013, SolidWorks’ motion for change of venue from East Texas to Massachusetts was granted. The Company believes the Complaint is without merit and is vigorously defending itself in this action.

MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Our common stock is currently quoted on the OTC Pink® market maintained by OTC Markets Group, Inc. under the symbol “SOFT". The following table sets forth the high and low closing price for our common stock for the periods indicated, which reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High	Low
Fiscal Year Ended May 31, 2015
First Quarter	$2.40	$1. 25
Second Quarter (through October 17, 2014)	2.80	1.40
Fiscal Year Ended May 31, 2014
First Quarter	2.25	1.77
Second Quarter	2.55	1.51
Third Quarter	4.95	1.50
Fourth Quarter	2.35	1.80
Fiscal Year Ended May 31, 2013
First Quarter	3.10	1.55
Second Quarter	3.75	3.00
Third Quarter	3.89	2.00
Fourth Quarter	3.24	1.95

On October 17, 2014, the last reported sale price of our common stock was $1.50 per share. As of October 17, 2014, there were 893,724 shares of our common stock outstanding held by approximately 112 holders of record, and we had outstanding options to purchase an aggregate of 117,000 shares of common stock, with a weighted average exercise price of $1.88 per share.

Dividend Policy

We have not paid any cash dividends on our common stock since 1997, and we have no present intention to pay any cash dividends again in the future. Additionally, our Loan Agreement prohibits us from paying dividends. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” for a description of the Loan Agreement.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities’ laws; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and; (vi) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) a monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, shareholders may have difficulty selling those securities.

Equity Compensation Plan Information

The following table provides information, as of May 31, 2014, regarding our 2011 Equity Incentive Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in second column)
Equity compensation plans approved by security holders(1)	129,500	$1.88	20,500
Equity compensation plans not approved by security holders	-	-	-
Total	129,500	$1.88	20,500

(1)

As of May 31, 2014, 10,493 options were exercisable. For additional information, see “EXECUTIVE COMPENSATION – SofTech Equity Incentive Plans”.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and results of operations should be read in conjunction with the consolidated financial statements and the notes to those statements included in this prospectus.  This discussion includes forward-looking statements that involve risk and uncertainties.  As a result of many factors, such as those set forth in this prospectus under “ RISK FACTORS ,” actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We operate in one reportable segment and are engaged in the development, marketing, distribution and support of computer software solutions that enable companies to manage the entire lifecycle of their products from conception through design and manufacture, to service and disposal, all of which is known in the industry as Product Lifecycle Management (“PLM”). These solutions include software technology offerings for Computer Aided Design (“CAD”), Product Data Management (“PDM”) and Collaboration technologies, all of which fit under the broadly defined PLM industry. Our operations are organized geographically in the U.S. and Europe. We have sales and customer support offices in the U.S. and Italy. We also operate through resellers in North America, Europe and Asia.

On October 18, 2013, the Company sold substantially all of the assets of its CADRA product line, including all intellectual property related to that technology but specifically excluding cash, billed accounts receivable and liabilities other than the deferred maintenance liability associated with CADRA customer maintenance contracts for support services (the “CADRA Sale”), to Mentor Graphics Corporation (“Mentor”), pursuant to an Asset Purchase Agreement dated August 30, 2013 (the “Asset Purchase Agreement”). The aggregate consideration for the CADRA Sale is up to $3.95 million, which is comprised of (i) $2.88 million of which was paid on the closing date; (ii) $320,000 of which will be paid on the one year anniversary (the “Holdback Payment”) of the closing date (subject to any indemnification claims); and (iii) up to an aggregate $750,000 over the three-year period subsequent to the closing date, based on 10% of the net revenue generated by the CADRA business during the three-year period immediately following the transaction, (the “Earn-Out Payments”) subject to the terms of the Earn-Out Agreement dated August 30, 2013 (the “Earn-Out Agreement”). On October 20, 2014 the Company received the $320,000 Holdback Payment from Mentor.

The Company’s exclusive distributor agreement with Mentor to offer the CADRA technology as a reseller throughout Europe (except Germany) on an exclusive basis until October 18, 2014 has been extended until November 30, 2014 (the “Distributorship Agreement”). The parties are currently in renewal negotiations. See “BUSINESS—Products and Services –CADRA” In addition, for a one-year period from the closing of the transaction the Company retained the right to market the CADRA technology to Sikorsky Aircraft, the largest CADRA user in the United States.  This marketing right expired on October 16, 2014. Due to the significant continued involvement in the sale and support of the CADRA product line, the transaction does not qualify for presentation as discontinued operations.

Following the sale of its CADRA business, the Company has been focused on restructuring its business to enable it to successfully operate as a significantly smaller company.  While the Company plans to continue to seek new sources of revenue and new strategic initiatives, including in new industries, such as eCommerce, it is actively seeking to further implement its monetization strategy through exploring potential business combinations, additional divestures of product lines or businesses, other sale transactions or strategic partnerships. SofTech operating results subsequent to the sale of the CADRA business may not be profitable, and we may be unsuccessful in developing new business opportunities or further implementing a monetization strategy.

The CADRA business was responsible for about half of the consolidated revenue in fiscal 2013 and the majority of the profitability and cash flow. The importance of the CADRA business to the consolidated results in fiscal 2013 was similar in at least the two immediately preceding fiscal years. The remaining product lines following the CADRA Sale, namely ProductCenter and the Connector technologies, are product lines that have historically been less profitable than the CADRA business, have fewer customers and have a more complex sales cycle. It is likely that the Company will need to reduce spending in order to achieve profitability, and ultimately will need to find new strategic directions and find new sources of revenue in order to meaningfully increase the size of its business. The new product ideas that the management team has interest in pursuing as described in the patent filings over the last few years are speculative in that the products are still in development and the management team may not have the depth of experience required to be successful in those new markets.

In March 2011, the current management team (CEO and VP of Business Development) completed a transaction (the “Recapitalization Transaction”) in which a group of eight investors purchased 39% of the Company’s common stock, arranged for debt facilities of $3.2 million and negotiated for a $7.6 million debt reduction from Greenleaf Capital, Inc. (“Greenleaf”), at that time, the Company’s sole lender and largest shareholder. As part of that Recapitalization Transaction, Greenleaf accepted a payment of $2.7 million in cash and a note for $250,000 in full satisfaction of the $10.6 million of indebtedness. The former CEO resigned after a short transition period, a new four person Board of Directors was appointed and the existing Board members resigned. In addition, Greenleaf gave the Company’s new Board of Directors voting control over its shares for a three year period immediately following the Recapitalization Transaction.

Since the Recapitalization Transaction, the Company has also been actively engaged in acquiring and filing new patent applications, evaluating alternatives for monetizing its existing patents and investigating the acquisition of specific patents already awarded that might enhance our value. It is expected that this kind of activity will become an increasing area of focus and investment over the coming years.

Revenue from our ProductCenter technology has been experiencing year over year revenue declines for eight consecutive fiscal years due to several factors. In July 2007, Parametric Technology Corporation “PTC” informed us that it would not renew its partnership agreement with us when the agreement expired in January 2008. We had been a member of the PTC partnership program for 12 years. The PTC partnership agreement, among other things, provided us with the right to distribute certain information that allowed for our technology to directly interface with PTC’s proprietary CAD tools. The non-renewal has essentially prevented us from marketing our ProductCenter solution to new customers that utilize PTC’s technology and has negatively impacted our product revenue from this technology offering. In addition to the PTC partnership termination, ProductCenter revenue has been negatively affected by: (i) an increased number of competitive offerings in the marketplace, (ii) elongation of purchase decisions by customers of a technology that already has a long sales cycle, and (iii) uncertain economic conditions. Since PTC’s decision we have focused on offering ProductCenter to the mid-range CAD market and we are exploring other opportunities to broaden the addressable market for this product.

Our Connector platform is a recently introduced technology that provides additional functionality to a well-established PLM solution known as Aras Innovator. Our solution is offered as an annual subscription. The revenue from this newly introduced technology has been nominal to date.

Despite the above noted declining revenue trend over many years, the Company has consistently generated positive adjusted cash flow, as measured by net income (loss) less non-cash expenses for more than a decade. Performance has improved since the Recapitalization Transaction, as shown below in thousands.

Fiscal Year	Net Income(Loss)	Non-cash Expense Adjustments(1)	Goodwill Expense Related to Product Lines Sold(2)	Adjusted Cash Flow
2002	$(2,680)	$2,927	$-	$247
2003	(1,852)	2,323	-	471
2004	(1,853)	2,585	-	732
2005	(1,425)	2,533	-	1,108
2006	(1,332)	1,936	-	604
2007	(1,222)	1,469	-	247
2008	(306)	1,430	-	1,124
2009	1,321	532	-	1,853
2010	673	176	-	849
2011	(222)	595	355	728
2012	444	156	-	600
2013	360	333	-	693
2014	(748)	294	3,305	2,851

(1)

Non-cash expense adjustments include depreciation and amortization in all periods. In addition, fiscal year 2011 adjustments included non-cash bonuses of $540 associated with the Recapitalization Transaction that were paid by an affiliate.

(2)

Adjustments include non-cash charges related to goodwill associated with sales of the AMT and CADRA product lines in fiscal 2011 and 2014, respectively.

The above derived Adjusted Cash Flow is a non-GAAP measure. We believe our non-cash expenses have been and continue to be a significant element of our operations. The Company believes that the inclusion of Adjusted Cash Flow helps investors gain a meaningful understanding of the Company’s core operating results and enhances comparisons with those of prior periods. Management uses Adjusted Cash Flow, in addition to other non-GAAP and GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. Adjusted Cash Flow is not meant to be considered superior to, or a substitute for, results of operations prepared in accordance with GAAP.

Recent Developments

Refinancing of Debt

In May 2013, the Company entered into a three year, $2.7 million loan agreement (the “Loan Agreement”) that replaced the Company’s prior debt facilities that were to expire in February 2014. On July 9, 2013, the Loan Agreement was amended (the “Amended Loan Agreement No. 1”) to allow the Company to repurchase 170,000 of its shares from Greenleaf and to increase the maximum ratio of indebtedness to EBITDA from 2.25:1 to 2.60:1 for the quarters ended May 31, 2013, August 31, 2013 and February 28, 2014. In consideration for entering into Amended Loan Agreement No. 1, the Company issued the Lenders warrants to purchase 25,000 shares of common stock at an exercise price of $1.00 per share.

On December 5, 2013, the Loan Agreement was again amended (the “Amended Loan Agreement No. 2”) in connection with the Lenders’ consent to the sale of the CADRA business. As part of that Amendment No. 2 we paid down the principal by $1.7 million, paid a pre-payment penalty of $81,000 as required under the Loan Agreement and repurchased the 25,000 warrants previously issued to the Lenders for $19,000. The terms of Amended Loan Agreement No. 2 are detailed in Note D to the unaudited consolidated financial statements and in the “Liquidity and Capital Resources” section below.

Subsequent to the fiscal year end and as described more completely in Note M to the audited consolidated financial statements and Note I to the unaudited consolidated financial statements and in the “Liquidity and Capital Resources” section below, the Company completed the following transactions:

•

Entered into a $750,000, three-year term note at 9.5% interest, paid quarterly in arrears collateralized by the payments of up to $1.026 million due from Mentor over the next three years;

•

Issued 160,000 shares of its common stock at $5.00 per share in private placement transactions with four accredited investors raising a total of $800,000;

•

Repurchased 50,000 of its common shares at $5.50 per share from investors that had purchased those shares in 2012 and 2013 with the right to put the shares back to the Company as described in Note B Redeemable Stock;

•

Repurchased 101,411 shares of its common stock from Greenleaf at $0.37 per share or $37,000. Such shares were unregistered and were subject to restrictions given Greenleaf’s ownership position prior to the transaction; and

•

Entered into a six-month, $300,000 note at 9.5% interest, paid quarterly in arrears.

Activities following the CADRA Sale

We are in the process of restructuring our business subsequent to the CADRA Sale to enable us to successfully operate as a significantly smaller company and to seek new sources of revenue and new strategic initiatives, including in new industries. We currently contemplate pursuing the activities described below and other strategic initiatives that the board of directors may subsequently determine are in the best interests of the shareholders. While the Company plans to continue to seek new sources of revenue and new strategic initiatives, including in new industries, such as eCommerce, it is actively seeking to further implement its monetization strategy through exploring potential business combinations, additional divestures of product lines or businesses, other sale transactions or strategic partnerships. SofTech operating results subsequent to the sale of the CADRA business may not be profitable, and we may be unsuccessful in developing new business opportunities or further implementing a monetization strategy.  There can be no assurances that our pursuit of these activities will be successful or that we may decide in the future to cease engaging in these activities. Furthermore, we may pursue other opportunities that we subsequently determine to be in the best interests of the Company.

PLM Business

Our ProductCenter technology manages the engineering data and electronic files of discrete parts designed in third party proprietary design technologies offered primarily by Dassault Systemes SolidWorks Corporation (“SolidWorks”), PTC and Autodesk, Inc. (“Autodesk”). The Connector platform is a technology that allows for a direct interface between Aras Corporation’s (“Aras”) product known as Innovator, a PLM solution which features modern, web-based technology, and the SolidWorks and Autodesk CAD technology offerings. The Aras technology is offered under a subscription revenue model as is our Connector technology. We entered into a partnership agreement with Aras in 2012, pursuant to which we provide distribution and consulting services, as further described below.

Distribution Activity

In connection with the CADRA Sale, we entered into an exclusive distribution agreement with Mentor to market and support the CADRA technology throughout Europe (except Germany), for a minimum of one year following the sale, through our wholly-owned subsidiary in Italy, SofTech, Srl. The current Distributor Agreement term has been extended until November 30, 2014.  In addition, pursuant to the terms of the Distributorship Agreement, for a period of one year from the closing, we will be the account representative for Sikorsky Aircraft, the largest CADRA user in the United States.  This marketing right expired on October 16, 2014. The margin to be earned by SofTech for this distribution activity will be consistent with the margin earned by distributors in the industry. In addition, we will continue to market and distribute third party technologies from Aras and SpaceClaim as we have since 2012. Revenue derived from reselling Aras and SpaceClaim products has been nominal to date.

Consulting

SofTech has been engaged in the PLM market since 1989. Our consulting group is composed of deeply experienced, long tenured experts solving very complex problems relating to data migration, customization, data control, access, version control, connectivity between proprietary systems and a myriad of other problems encountered by our customers.

Exploring Strategic Initiatives

A core tenet of the management team’s strategy following the Recapitalization Transaction has been to actively consider ways to monetize some or all of SofTech’s assets and to pursue new strategic initiatives, such as potential business combinations, sale transactions or strategic partnerships.

Developing Remaining Patent Estate. The Company has filed three provisional patents and purchased the rights to one provisional patent since March 2011. These patents remain in process at the United States Patent and Trademark Office, and the Company intends to continue to pursue the resolution to these filings. These patents generally relate to methods of accumulating buyers’ information in a database in ways that allow the information to be shared with sellers so as to allow the sellers to make targeted, relevant offers to the buyers. While these patents, which could generally be considered eCommerce related, pertain to technologies that are not directly related to our historical revenue producing business activities, we believe they may have applications in those areas.

Analyzing the potential of the technologies described in these patents and the business case for us to invest in efforts to commercialize any of them is part of an ongoing evaluation. It is possible that our efforts will be limited to securing the patent awards and monetizing the patents as we did in fiscal year 2013 for our five patents in the PLM space. While many of these businesses would be new to us, we believe that we possess underlying competencies from our existing businesses, such as strong engineering and software capabilities especially in database technologies, and other attributes, such as numerous long-term client relationships with technology companies that may be complementary to developing new businesses around these technologies. However, any investment by us to attempt to commercialize the technologies described in these patents could be costly and prove to be unsuccessful.

Strategic Transactions. We will continue to evaluate business combinations and other sale opportunities. We believe that, in addition to our remaining businesses and prospects described above, our status as a publicly traded company and tax attributes could make us an attractive strategic partner. As of May 31, 2014, SofTech had approximately $20 million in federal tax attributes and approximately $7 million in state tax attributes. We will continue to seek strategic transactions for the benefit of our shareholders, but there can be no assurances in this regard.

Deferred CADRA Purchase Price.

The sale of the CADRA assets included contingent Earn-Out Payments equal to 10% of Mentor’s revenue derived from the CADRA technology up to a maximum of $750,000 over the three year period following completion of the transaction and a $320,000 Holdback Payment due on the anniversary of the closing date (subject to any indemnification claims). Therefore, SofTech has a direct financial interest in the continued success of the CADRA technology subsequent to the sale. These contingent payments are due on or before April 1, 2015, 2016 and 2017 based on the revenue recorded during Mentor’s fiscal years ending January 31, 2015, 2016 and 2017. The Company received the first of the Earn-Out Payments of approximately $44,000 on March 27, 2014 for the period from the transaction date through Mentor’s fiscal year ending January 31, 2014. On October 20, 2014, the Company received the $320,000 Holdback Payment from Mentor.

Critical Accounting Policies and Significant Judgments and Estimates

The SEC issued disclosure guidance for “critical accounting policies.” The SEC defines “critical accounting policies” as those that require the application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

Our significant accounting policies are described in Note B to the audited and unaudited consolidated financial. We believe that the following accounting policies require the application of our most difficult, subjective or complex judgments:

Revenue Recognition

We follow the provisions of the Accounting Standards Codification (“ASC”) 985 -605, Software, for transactions involving the licensing of software and software support services. Revenue from software license sales is recognized when persuasive evidence of an arrangement exists, delivery of the product has been made, and a fixed fee and collectability has been determined. The Company does not provide for a right of return. For multiple element arrangements, total fees are allocated to each of the undelivered elements based upon vendor specific objective evidence (“VSOE”) of their fair values, with the residual amount recognized as revenue for the delivered elements, using the residual method set forth in ASC 985 -605. Revenue from customer maintenance support agreements is deferred and recognized ratably over the term of the agreements, typically one year. Revenue from engineering, consulting and training services is recognized as those services are rendered using a proportional performance model.

We follow the provisions of ASC 605, Revenue Recognition for transactions that do not involve the licensing of software or software support services as in the case of the recent sale of our patents. Revenue from the sale of patents is recorded when persuasive evidence of an arrangement exists, delivery has taken place and a fixed fee and collectability has been determined. These conditions are no different from those when we license software. For multiple element arrangements, however, under ASC 605, total fees are allocated to each of the elements based upon the relative selling price method. Under that method the allocation of fees to the undelivered elements is based on VSOE, or if it doesn’t exist, then based on third party evidence of selling price. If neither exists, then the allocation is based on management’s best estimate of the selling price.

Estimating Allowances for Doubtful Accounts Receivable

We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer’s current credit worthiness, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon our historical experience and any specific customer collection issues that we have identified. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past. A significant change in the liquidity or financial position of any of our significant customers could have a material adverse effect on the collectability of our accounts receivable and our future operating results.

Valuation of Long-lived and Intangible Assets

We periodically review the carrying value of all intangible assets and other long-lived assets. If indicators of impairment exist, we compare the undiscounted cash flows estimated to be generated by those assets over their estimated economic life to the related carrying value of those assets to determine if the assets are impaired. If the carrying value of the asset is greater than the estimated undiscounted cash flows, the carrying value of the assets would be decreased to their fair value through a charge to operations. As of May 31, 2014, we do not have any long-lived assets we consider to be impaired.

Goodwill

We account for goodwill pursuant to ASC 350, Intangibles – Goodwill and Other. This statement requires that goodwill be reviewed annually, or more frequently as a result of an event or change in circumstances, for possible impairment .. As of May 31, 2014, we conducted our annual impairment test of goodwill by comparing the fair value of the reporting unit to the carrying amount of the underlying assets and liabilities of our one reportable segment. We concluded that the fair value of the reporting unit exceeded the carrying amount of the underlying assets and liabilities, therefore no impairment existed as of the testing date.

Valuation of Deferred Tax Assets

We regularly evaluate our ability to recover the reported amount of our deferred income taxes considering several factors, including our estimate of the likelihood of our generating sufficient taxable income in future years during the period over which temporary differences reverse. Our deferred tax assets are currently fully reserved.

Change in Accounting Policy

In our quarterly reports for the fiscal quarters ended November 30, 2013 and February 28, 2014, we accounted for the deferred payments due under the CADRA Sale pursuant to ASC 450, Contingencies whereby the Company recorded a gain of approximately $155,000 through the nine months ended February 28, 2014 which included consideration of the Holdback Payment and reported Earn-Out Payments, but excluded consideration of up to $686,000 of potential future Earn-Out Payments.

During the fourth quarter of fiscal 2014, we changed our accounting policy with regard to Earn-Out Payments to account for the proceeds at the fair value of the consideration received in accordance with ASC 810-10-40-5. Pursuant to the new policy, the Company estimated the fair value of the Holdback Payment and the Earn-Out Payments on the date of the transaction and recognized their fair value as a component of the gain or loss on the sale as of the transaction date. The Earn-Out Payments asset will then be adjusted to fair value at each reporting period with changes in the fair value of the asset reported as a component of other income, net.

Under the new accounting policy, the Company recorded a $649,000 gain on the CADRA sale during the year ended May 31, 2014, which included the estimated fair value of the Earn-Out Payments of $632,000 on the date of the transaction. Under ASC 450 the reported gain would have been $197,000 for the year ended May 31, 2014, which would have included $107,000 of Earn-Out Payments, that being the amount of the Earn-Out Payments actually reported by Mentor through fiscal year end. This change in accounting policy resulted in a $0.52 decrease in loss per share for the year ended May 31, 2014. There was no impact of the change in accounting policy on previous fiscal years as the Company has not had sale transactions that included earn-out agreements in the past.

The Company determined that accounting for the Earn-Out Payments at fair value resulted in a more complete and accurate reflection of the economic value associated with the sale of the CADRA business. The Company considered, among other things, the following facts and circumstances related to the Earn-Out Payments in the decision to change its accounting policy:

•

The Earn-Out Payments were earned upon completion of the CADRA Sale; the Company had no further obligation to perform any services to be entitled to the Earn-Out Payments;

•

The Earn-Out Payments cannot exceed $750,000 and are based on a percentage of revenue, a predictable measure of performance;

•

The Company’s continued involvement as a distributor of the CADRA technology throughout most of Europe affords us significant insight into Mentor’s product plans, pricing, upgrade release schedule, continued investment and ongoing strategy with regard to the technology;

•

Mentor’s obligation to report the CADRA revenue on a quarterly basis aids in our understanding of their progress against previously prepared forecasts and historical revenue trends; and

•

The majority of the CADRA revenue is composed of recurring annual maintenance contracts with a high renewal rate from long-time users of the technology. As such, the revenue over the term of the Earn-Out Agreement is predictable.

The Company concluded that deferring the recognition of the Earn-Out Payments until reported by Mentor under ASC 450 did not accurately and completely reflect the economic value of the sale of the CADRA business that was completed during fiscal year 2014. ASC 810-10-40-5 supports recognizing the fair value of contingent consideration upon the deconsolidation of a subsidiary and the Company believes that electing that accounting policy more accurately and completely depicts the results of operations for the fiscal year ended May 31, 2014 and the financial position as of that date and was therefore preferable.

RESULTS OF OPERATIONS

Three Months Ended August 31, 2014, as Compared to Three Months Ended August 31, 2013

As described above, the Company sold its CADRA product line to Mentor in October 2013. Due to the Company’s continued involvement with the CADRA product line under the Distributorship Agreement, the transaction did not qualify for discontinued operations presentation in the financial statements. During the first quarter of fiscal 2015, the Company’s revenue included the CADRA revenue from its Italian subsidiary only with margins of 30% per the Distributorship Agreement. The first quarter of the prior fiscal year was before the CADRA Sale therefore the Company’s revenue included CADRA’s worldwide revenue. As a result, the comparative financial statements presented below may be less meaningful due to the change in ownership in the CADRA technology.

The table below presents the comparative statements of operations for the three month periods ended August 31, 2014 and August 31, 2013 along with the dollar and percentage change amounts for each revenue and expense item (expressed in thousands, except percentages):

	August 31, 2014	August 31, 2013	Change in $	Change in %
Revenue:
Products	$71	$241	$(170)	(70.5)%
Services	793	1,134	(341)	(30.1)
Total revenue	864	1,375	(511)	(37.2)

Cost of revenue:
Products	53	33	20	60.6
Services	355	307	48	15.6
Total cost of revenue	408	340	68	20.0

Gross margin	456	1,035	(579)	(55.9)

Research and development expenses	272	335	(63)	(18.8)
Selling, general and administration expenses	717	881	(164)	(18.6)
Gain on change in fair value of Earn-Out Payments and Holdback Payment	(39)	-	(39)	-

Operating loss	(494)	(181)	(313)	(172.9)

Interest expense	63	102	(39)	(38.2)
Gain on change in fair value of warrant liability	-	(9)	9	-
Other ( income ) expense, net	15	(8)	23	287.5

Net loss	$(572)	$(266)	$(306)	(115.0)%

2013:

	Items as a percentage of revenue
	August 31,	August 31,
	2014	2013
Revenue:
Products	8.2%	17.5%
Services	91.8	82.5
Total revenue	100.0	100.0

Cost of revenue:
Products	6.1	2.4
Services	41.1	22.3
Total cost of revenue	47.2	24.7

Gross margin	52.8	75.3

Research and development expenses	31.5	24.4
Selling, general and administrative expenses	83.0	64.1
Gain on change in fair value of Earn-Out Payments and Holdback Payment	(4.5)	-

Operating loss	(57.2)	(13.2)

Interest expense	7.3	7.4
Gain on change in fair value of warrant liability	-	(0.7)
Other ( income ) expense, net	1.7	(0.06)

Net loss	(66.2)%	(19.3)%

Revenue

Total revenue for the three month periods ended August 31, 2014 and 2013 was approximately $864,000 and $1.4 million, respectively. The following table summarizes total revenue by product line for the three month periods ended August 31, 2014 and August 31, 2013 (in thousands, except percentages):

	August 31,
	2014	2013	$ Change	% Change
Product Line
ProductCenter	$656	$737	$(81)	(11.0)%
CADRA	156	627	(471)	(75.1)
Other	52	11	41	372.7
Total	$864	$1,375	$(511)	(37.2)%

The product line revenue is further broken down by revenue type hereunder with explanations for changes in the current quarter compared to the same period in fiscal 2014.

Product Revenue

Product revenue for the three months ended August 31, 2014 was approximately $71,000, as compared to approximately $241,000 for the same period in the prior fiscal year, a decrease of about 71%. The table below details product revenue by product line for the three month periods ended August 31, 2014 and 2013 (in thousands, except percentages):

	August 31,
	2014	2013	$ Change	% Change
Product Line
ProductCenter	$52	$66	$(14)	(21.2)%
CADRA	19	175	(156)	(89.1)
Total	$71	$241	$(170)	(70.5)%

Our product revenue for ProductCenter for the first three months of fiscal year 2015 was consistent with the quarterly trend over the last eight quarters. It is our expectation based on outstanding proposals that the product revenue trend experienced over the last eight fiscal quarters will improve over the remainder of fiscal 2015.

Product revenue from the CADRA technology decreased by approximately 89% during the quarter ended August 31, 2014. This decrease is the direct result of the CADRA Sale during the second quarter of the prior fiscal year. We continued to offer this technology under the terms of the aforementioned Distributorship Agreement in limited markets.

Service Revenue

Our service revenue is composed of both annual software maintenance contracts for previously licensed technology for both of our product lines and consulting revenue generated primarily from our ProductCenter technology. The table below summarizes service revenue by product line for the three months ended August 31, 2014 and 2013, (in thousands, except percentages):

	2014	2013	$ Change	% Change
Product Line
ProductCenter	$604	$671	$(67)	(10.0)%
CADRA	137	452	(315)	(69.7)
Other	52	11	41	372.7
Total	$793	$1,134	$(341)	(30.1)%

Maintenance revenue was approximately $635,000 for the three months ended August 31, 2014, as compared to $934,000 for the same period in the prior fiscal year, a decline of about 32%. ProductCenter maintenance revenue was down approximately 1% for the three month period ended August 31, 2014 compared to the same period in the prior fiscal year. The CADRA Sale, which was completed at the mid-point of the second quarter of the prior fiscal year, was primarily responsible for the current period maintenance revenue decline.

Consulting revenue was approximately $158,000 for the three months ended August 31, 2014, a decrease of approximately 21% from the same period in the prior fiscal year due to delays in the procurement process for several large projects that we expect will be awarded in the coming months.

Gross Margin

Gross margin as a percentage of revenue was 52.8% for the three month period ended August 31, 2014 as compared to 75.3% in the same period in the prior fiscal year. The decrease in gross margin was due to a an increase in cost associated with reselling the CADRA product line and an 37.2% reduction in total revenue in the three month period ending August 31, 2014 as compared to the same periods in the prior fiscal year.

Research and Development Expenses

Research and development expenses were approximately $272,000 for the three month period ended August 31, 2014 as compared to approximately $335,000 in the comparable period in fiscal 2014, a decrease of $63,000. The CADRA Sale and the resulting headcount reductions accounted for the majority of the decrease in R&D expenses.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses were approximately $717,000 for the three month period ended August 31, 2014 as compared to approximately $881,000 for the comparable period in fiscal year 2013, a decrease of $164,000. The CADRA Sale accounted for approximately $145,000 of the reduced SG&A expenses.

Change in Fair Value of Earn-Out Payments and Holdback Payment

On October 18, 2013, the Company sold substantially all of the assets of its CADRA product line, including all intellectual property related to that technology but specifically excluded cash, billed accounts receivable and liabilities other than the deferred maintenance liability associated with CADRA customer maintenance contracts for support services. The purchase price was $3.2 million of which the Company received $2.88 million at the close and an additional $320,000 which was paid in October 2014. In addition, the Company will receive royalty payments of up to $750,000 based on 10% of the revenue generated by Mentor during the three-year period immediately following the completion of the transaction. During the three months ended August 31, 2014, the Company recorded a change in the fair value of the Earn-Out Payments and Holdback Payment of approximately $39,000.

Interest Expense

Interest expense for the three month period ended August 31, 2014 was approximately $63,000, as compared to approximately $102,000 for the comparable period in the prior fiscal year. The average debt outstanding for the quarter ended August 31, 2014 was $1.7 million as compared to $2.7 million for the quarter ended August 31, 2013, a decrease of 38%.

Net Loss

The net loss for the three month period ended August 31, 2014 was approximately ($572,000) or ($0.64) per share as compared to approximately ($266,000) or ($0.30) per share for the comparable period in the prior fiscal year.

Fiscal Year Ended May 31, 2014 as compared to Fiscal Year Ended May 31, 2013

The table below presents the comparative income statements for the twelve month periods ended May 31, 2014 and 2013 along with the dollar and percentage change amounts for each revenue and expense item (expressed in thousands, except percentages):

	2014	2013	Change in $	Change in %
Revenues:
Products	$1,138	$1,284	$(146)	(11.4)%
Services	3,861	4,784	(923)	(19.3)
Royalties on sale of patents	10	290	(280)	(96.6)
Total revenues	5,009	6,358	(1,349)	(21.2)

Cost of revenues:
Products	366	141	225	159.6
Services	1,201	1,234	(33)	(2.7)
Total cost of revenues	1,567	1,375	192	14.0

Gross margin	3,442	4,983	(1,541)	(30.9)

Research and development expenses	1,171	1,087	84	7.7
Selling, general and administration expenses	3,465	3,186	279	8.8
Gain on sale of product line	(649)	-	(649)	-

Operating income (loss)	(545)	710	(1,255)	(176.8)

Interest expense	251	342	(91)	(26.6)
Other (income) expense, net	(50)	(7)	(43)	(614.3)

Income (loss) before income taxes	$(746)	$375	$(1,121)	(298.9%)

The table below presents the relationship, expressed as a percentage, between revenue and expense items and total revenue, for the twelve month periods ended May 31, 2014 and 2013:

	Items as a percentage of revenue
	2014	2013
Revenues:
Products	22.7%	20.2%
Services	77.1	75.2
Royalties on sale of patents	0.2	4.6
Total revenues	100.0	100.0

Cost of revenues:
Products	7.3	2.2
Services	24.0	19.4
Total cost of revenues	31.3	21.6

Gross margin	68.7	78.4

Research and development expenses	23.4	17.1
Selling, general and administrative expenses	69.2	50.1
Gain on sale of product line	(13.0)	-

Operating income (loss)	(10.9)	11.2

Interest expense	5.0	5.4
Other (income) expense, net	(1.0)	(0.1)

Income (loss) before income taxes	(14.9)%	5.9%

Revenue

Total revenue for fiscal year 2014 was approximately $5 million, a decrease of 21.2% as compared to fiscal 2013. The following table summarizes revenue by product line for the fiscal years ended May 31, 2014 and 2013 (in thousands, except percentages):

	2014	2013	$ Change	% Change
Product Line
ProductCenter	$2,747	$2,986	$(239)	(8.0)%
CADRA	1,984	2,932	(948)	(32.3)
Royalties on sale of patents	10	290	(280)	(96.6)
Other	268	150	118	78.7
Total	$5,009	$6, 358	$(1,349)	(21.2)%

The sale of the CADRA business during the second quarter was the primary reason for the revenue decrease in fiscal 2014 as compared to the prior fiscal year. The sale of the patents in fiscal 2013 also contributed significantly to the current fiscal year revenue decrease compared to last fiscal year.

Product Revenue

Product revenue for the fiscal year ended May 31, 2014 was approximately $1.1 million as compared to approximately $1.3 million for fiscal year 2013, an 11.3% decrease. The table below details product revenue by product line for the fiscal years ended May 31, 2014 and 2013 (in thousands, except percentages):

	2014	2013	$ Change	% Change
Product Line
ProductCenter	$193	$166	$27	16.3%
CADRA	933	1,005	(72)	(7.2)
Other	12	113	(101)	(89.4)
Total	$1, 138	$1, 284	$(146)	(11.4)%

Our product revenue for ProductCenter has been generating approximately $50,000 on average for each of the last seven quarters from the installed base. While steady and somewhat predictable, we do not anticipate that we have an opportunity to significantly increase this activity in the near term due to several market factors detailed above.

Product revenue from the CADRA technology decreased by approximately 7.2% during fiscal year 2014. This decrease is the direct result of the CADRA Sale during the second quarter. We continued to offer this technology under the terms of the aforementioned Distributorship Agreement in limited markets.

Service Revenue

Our service revenue is composed of annual maintenance contracts for previously licensed technology for both of our product lines and consulting revenue generated primarily from our ProductCenter technology. The table below summarizes service revenue by product line for the fiscal years ended May 31, 2014 and 2013, respectively (in thousands, except percentages):

	2014	2013	$ Change	% Change
Product Line
ProductCenter	$2,554	$2,820	$(266)	(9.4)%
CADRA	1,051	1,927	(876)	(45.5)
Other	256	37	219	591.9
Total	$3,861	$4,784	$(923)	(19.3)%

Total maintenance revenue included in the above summary totaled approximately $3.0 million for the twelve months ended May 31, 2014, a decrease of approximately 22.9% from fiscal year 2013.

The year over year decline in maintenance revenue for ProductCenter was approximately $143,000 or 7.1%. Renewal rates for annual maintenance contracts for this product line were as follows for the last three fiscal years: FY2014: 90%; FY2013: 89%; and FY2012: 93%. While these renewal rates favorably compare to the industry our maintenance revenue declines are generally due to our inability to attract new users to the technology. The CADRA Sale, which was completed at the mid-point of the second quarter of fiscal year 2014, was primarily responsible for the maintenance revenue decline for the current year as compared to fiscal year 2013 for that product line.

Consulting revenue included in the above summary totaled approximately $858,000 for the twelve months ended May 31, 2014, steady as compared to the prior fiscal year. Consulting revenue increased in our European markets and, in some cases, U.S. based resources have been utilized to help perform these projects, a trend we expect will continue into fiscal 2015.

Royalties from Sale of Patents

During the fiscal year ended May 31, 2014, there were no royalties received from the sale of patents. Royalties from sale of patents was approximately $290,000 for the fiscal year ended May 31, 2013.

Since the Recapitalization Transaction, the Company has also been actively engaged in acquiring and filing three new U.S. patents, evaluating alternatives for monetizing its existing patents and investigating the acquisition of specific patents already awarded that might enhance our value. It is expected that this kind of activity will become an increasing area of focus and investment over the coming years.

In June 2012 the Company sold its rights, title and interests in three of its U.S. patents (“Patents”) in exchange for a non-refundable, initial royalty payment of $200,000 (the “Initial Payment”) and in September 2012, the agreement was amended to include two other U.S. patents (“Additional Patents”) and the Initial Payment was increased by $100,000. The agreement gives the buyer complete control over what, if any, actions shall be taken in the future to monetize the Patents through licensing, sale, enforcement or other means. In the event whereby monies are derived from the Patents, the Company retained a 30% interest in any net proceeds that may be received by Auto-Dimensions through licensing or otherwise enforcing these patents. There can be no assurance that the Company will derive any additional monies from the Patents.

The sale of the Patents is a multiple element arrangement as defined under ASC 605 and, as such, the Company allocated the Initial Payment between the sale of the Patents that were delivered during the fiscal quarter and support services that were undelivered. Support services include being available to the Buyer to assist them should they require such assistance in licensing or pursuing other means on monetizing the Patents to third parties. The allocation of the Initial Payment to the Patents and support services elements was based on management’s best estimate of the selling price of each element. The Initial Payment was allocated as follows: Patents - $290,000; and Support Services - $10,000. The revenue allocated to support services was recognized as revenue during fiscal 2014.

Revenue by Geographic Area

Revenue generated in the U.S. accounted for approximately 67% of total revenue for the twelve months ended May 31, 2014 as compared to approximately 63% of total revenue in the comparable prior period. Revenue generated in Europe was approximately 23% of total revenue for the twelve months ended May 31, 2014 as compared to approximately 28% of total revenue in the comparable prior period. Revenue generated in Asia for the twelve months ended May 31, 2014 and 2013 was approximately 10% of total revenue, respectively. During the twelve months ended May 31, 2014, revenue from the U.S. increased by approximately 7%, revenue from Europe decreased by approximately 16%, and revenue from Asia remained constant, in each case, compared to same period in fiscal year 2013.

Gross Margin

Gross margin as a percentage of revenue was approximately 68.7% and 87.4% for the twelve month periods ended May 31, 2014 and 2013, respectively. Gross margin on products revenue was 67.8% in fiscal year 2014 as compared to 89.0% in the prior fiscal year. Gross margin on services revenue was 69.0% in fiscal year 2014 as compared to 74.2% in the prior fiscal year. The revenue generated by the sale of the Patents had no associated direct costs which positively impacted the prior year overall gross margin by 1.1 percentage points.

Subsequent to completing the CADRA Sale, the Company continued to market and support that technology in limited markets under the terms of the Distributorship Agreement with Mentor whereby we earned either 30% or 40%, depending on the market, for those distribution activities. The Distributorship Agreement terminates on the one-year anniversary unless extended by mutual agreement.

Research and Development Expenses

Research and development expenses were approximately $1.2 million for the fiscal year ended May 31, 2014, an increase of approximately $84,000 or 7.7% from the comparable twelve month period in fiscal year 2013. We have invested in the development of new products that have the potential for generating new revenue streams. Once a new product is deemed technologically feasible certain costs associated with the development are capitalized. During fiscal year 2014 approximately $57,000 of software development costs related to the development of new products were capitalized as compared to approximately $276,000 in the comparable prior period.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) were approximately $3.5 million for the fiscal year ended May 31, 2014, an increase of approximately $279,000 or 8.8% from the comparable twelve month period in fiscal 2013. These increased expenses were due primarily to professional fees related to legal proceedings (as described in Part I, Item 3), the debt amendments as described in Note F to the audited consolidated financial statements, and the negotiation of the lease for our new office headquarters.

Gain on Sale of Product Line

On October 18, 2013, the Company sold substantially all of the assets of its CADRA product line, including all intellectual property related to that technology but specifically excluded cash, billed accounts receivable and liabilities other than the deferred maintenance liability associated with CADRA customer maintenance contracts for support services. The purchase price was $3.2 million of which the Company received $2.88 million at the close and will receive an additional $320,000 on October 18, 2014 subject to offset for any indemnification claims Mentor may have under the Asset Purchase Agreement. In addition, the Company will receive royalty payments of up to $750,000 based on 10% of the revenue generated by Mentor during the three-year period immediately following the completion of the transaction. Mentor assumed contractual obligations related to maintenance contracts totaling approximately $607,000. Goodwill totaling about $3.3 million was allocated to the CADRA product line and was included in the derivation of the gain on sale of the product line. Professional fees and other expenses related to the transaction totaled approximately $448,000. Finally, tangible assets with a net book value of approximately $7,000 were transferred to Mentor. During the fiscal year ended May 31, 2014, the Company recorded a gain of $649,000 on the sale of the CADRA product line.

Interest Expense

Interest expense for the fiscal year ended May 31, 2014 was approximately $251,000, as compared to approximately $342,000 for the comparable prior period. The average outstanding debt during fiscal 2014 was approximately $1.9 million as compared to approximately $2.1 million in fiscal 2013, a decrease of 9.5%.

Income (Loss) Before Income Taxes

Income (loss) before income taxes for fiscal year 2014 was approximately $(746,000) as compared to approximately $375,000 for the comparable prior period.

Earnings (Loss) Per Share

Net income (loss) per share for fiscal year 2014 was $(0.85), as compared to $0.35 in fiscal year 2013. The weighted average number of shares outstanding was 876,860 in fiscal 2014 as compared to 1,018,709 in fiscal 2013.

LIQUIDITY AND CAPITAL RESOURCES

During the three month period ended August 31, 2014 the net cash used in operating activities totaled approximately $1.0 million as compared to approximately $249,000 in the comparable prior period. The net loss for the quarter adjusted for non-cash expenditures used approximately $485,000 as compared to approximately $216,000 in the comparable prior period. The net change in current assets and liabilities used $534,000 during the current quarter composed primarily of a reduction in the deferred maintenance liability and accounts payable. The decline in the deferred maintenance liability is cyclical with the majority of the annual maintenance contracts being billed in the third and fourth quarters of the fiscal year. The ProductCenter maintenance contracts renewal rates have been very stable. The reduction in accounts payable during the first quarter of the current fiscal year was primarily due to the normal payment on certain invoices from third party vendors that were accrued at fiscal year end and due in June 2014.

Net cash used in investing activities for the three months ended August 31, 2014 was approximately $2,000 compared to approximately $70,000 in the comparable prior period primarily composed of capitalized software development costs related to new products and capital expenditures in the prior period.

Net cash provided by financing activities totaled approximately $985,000 composed primarily of $750,000 of borrowing under a new three-year term loan with EssigPR, Inc., a Puerto Rico corporation (“EssigPR Note”) and $550,000 in proceeds from the issuance of redeemable common stock under the terms of a Securities Purchase Agreement with Mr. Joseph P. Daly, an existing SofTech shareholder (the “Daly Purchase Agreement”), offset by the costs associated with the buyback of approximately 151,000 redeemable common shares. EssigPR, Inc. is owned by the aforementioned Mr. Daly. Each of the agreements is briefly described below. Net cash used in financing activities for the comparable prior period was approximately $99,000 composed primarily of $63,000 to repurchase common stock from Greenleaf Capital and approximately $32,000 of capitalized debt issuance costs related to the Prides Loan described below.

EssigPR Note. Under the terms of the EssigPR Note, SofTech entered into a three (3) year borrowing arrangement with EssigPR as the lender. The EssigPR Note is a $750,000 term loan maturing on April 1, 2017, that accrues interest at a 9.5% interest rate, paid quarterly in arrears. The principal on the EssigPR Note will be paid from the Holdback Payment and Earn-Out Payments due over the next three years from Mentor in connection with their purchase of the CADRA product line from SofTech pursuant to the Asset Purchase Agreement. Specifically, the Holdback Payment and Earn-Out Payments, which may constitute up to $1.02 million, are described as follows:

•

$320,000 due in October 2014, the one-year anniversary of the sale of the CADRA product line. This Holdback Payment of 10% of the purchase price was to ensure non-breach of the Asset Purchase Agreement and is subject to offset by Mentor should they have any indemnity claims under the Asset Purchase Agreement; and

•

Up to an additional $706,000 (maximum Earn-Out Payments of $750,000 less initial payment of approximately $44,000 received in March 2014) due in three installments on each of April 1, 2015, 2016 and 2017. The actual amount due on each of those payment dates shall be equal to 10% of the actual revenue generated by Mentor from the CADRA product line during their fiscal years ended January 31, 2015, 2016 and 2017.

In the event whereby the total payments received from Mentor from the above described Holdback Payments and Earn-Out Payments are insufficient to fully satisfy all amounts due under the EssigPR Note including principal and interest, the Company shall pay the remaining balance on April 1, 2017. In the event whereby these payments exceed the amounts due under the EssigPR Note, such excess shall be the sole property of the Company.

On October 1, 2014, the Company entered into an additional short term borrowing arrangement with EssigPR (“Short Term Note”) whereby it was agreed that the Company would retain $300,000 of the Holdback Payment received from Mentor in October 2014 rather than utilize those monies to pay down the above described Note. The interest rate on the Short Term Note is 9.5%, payable quarterly in arrears. The Short Term Note can be repaid at any time without penalty and is due in full on April 10, 2015. EssigPR was awarded 5,000 stock options to purchase SofTech common stock at $1.00 per share. The stock options will expire on October 1, 2024 if not exercised.

On the occurrence and continuance of an event of default under the EssigPR Note that is not cured after written notice from EssigPR, all or any part of the indebtedness under the EssigPR Note may become immediately due at the option of EssigPR. Under the EssigPR Note, events of default are (1) a default in the payment of any money owed by the Company to EssigPR under the EssigPR Note or in any other transaction or (2) a default in the Company’s performance of any obligation to EssigPR under the EssigPR Note or any other agreement between the two parties, whether such agreement is presently existing or entered into in the future. If Company dissolves, becomes insolvent, or makes an assignment for the benefit of creditors, all such indebtedness under the EssigPR Note shall become automatically due and payable.

Daly Purchase Agreement. Under the Daly Purchase Agreement dated June 20, 2014, Mr. Daly purchased 110,000 shares of SofTech common stock, par value $0.10 per share, in a direct private placement. The terms of the Daly Purchase Agreement are as follows:

•

Number of Shares Sold: 110,000 shares of the Company’s common stock, par value $.10 per share

•

Purchase Price Per Share: $5.00 per share

•

Type of Offering: Direct private placement to an accredited investor; no registration rights; no third party placement fees

•

Purchase Put Right: Mr. Daly shall have the right to require the Company to repurchase some or all of the shares at $7.00 per share during the ninety (90) day period immediately following the three-year anniversary of the Closing Date.

The Company does not believe that the issuance of such shares will restrict the Company’s ability to utilize its net operating losses to reduce tax liabilities that might otherwise be due. Accordingly, the Board of Directors of the Company approved in advance the purchase of the shares in this transaction as an “Exempt Transaction” as defined in Section 1(o) of the Company’s Rights Agreement, dated February 3, 2012, between the Company and the Registrar and Transfer Company.

Mr. Daly had purchased 25,000 of the 50,000 shares of common stock sold with the Put Option during fiscal year 2013 under the Securities Purchase Agreement described above. Along with the other Investors, he exercised the right to have the Company repurchase the common stock at $5.50 per share in June 2014.

Upon completion by Mr. Daly of the exercise of the Put Option and the purchase of the new shares issued under the Daly Purchase Agreement, he owns 167,279 shares of Company common stock which represents approximately 20.1% of the 833,724 total common shares outstanding as of August 31, 2014.

Additional Shares Sold Subsequent to Quarter End. In four transactions subsequent to the end of the fiscal quarter, the Company raised proceeds of $300,000 from the issuance of an aggregate of 60,000 shares of the Company’s common stock, par value $0.10 per share, at $5.00 per share to accredited investors in separate private placement transactions.

These transactions were completed pursuant to Securities Purchase Agreements which the Company entered into with each of the investors as described in the table below.

The material terms of the Securities Purchase Agreements are summarized below.

•

Number of Shares Sold: An aggregate of 60,000 shares of the Company’s common stock, par value $0.10 per share;

•

Purchase Price Per Share: The shares were sold to investors at a purchase price of $5.00 per share in lots of 10,000 shares;

•

Type of Offering: Direct private placement to accredited investors; no registration rights; no third party placement fees;

•

Fees: In lieu of registration rights and Company costs savings related to direct negotiation with accredited investors, each $50,000 investment entitles the investor to a fee of $5,000 to be paid in eight equal quarterly installments during the twenty-four month period following the investment; and

•

Purchase Put Right: Each share purchased shall also give the investors the right to require the Company to repurchase the shares at $7.00 per share for the 30 day period following the twenty-four month anniversary of the investment.

Our Loan Agreement with Prides Crossing Capital

In addition to the EssigPR Note described above, as of August 31, 2014, we had $1.0 million of outstanding indebtedness under our loan agreement with Prides Crossing Capital (“Prides Loan”). The terms of the Prides Loan are detailed in Note D to the unaudited consolidated financial statements herein. The Prides Loan is due on or before January 1, 2015. The above described EssigPR Note, Daly Purchase Agreement and the sale of additional shares subsequent to the end of the fiscal quarter were completed in order to provide the Company with the liquidity to pay off the Prides Loan in full. The Company believes it has an excellent working relationship with Prides and is currently discussing an amendment to the Prides Loan that would result in repayment over the next several months. We anticipate completing this arrangement in the coming weeks.

We believe that our cash together with our credit facilities, proceeds from stock sales subsequent to the end of the fiscal quarter and cash provided by operations will be sufficient to meet our capital needs for at least the next twelve months.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of the SEC’s Regulation S-K.

During the Company’s two most recent fiscal years ended May 31, 2014 and through the date of McGladrey’s engagement, the Company did not consult with McGladrey on (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the Company’s financial statements, and McGladrey did not provide either a written report or oral advice to the Company that McGladrey concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of any disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

MANAGEMENT

The following table sets forth certain information regarding our directors and executive officers as of the date hereof:

Name	Age	Position
Joseph P. Mullaney	57	President, Chief Executive Officer and Director
Robert B. Anthonyson	67	Vice President of Business Development and Director
J. Phillip Cooper	71	Director
Amy E. McGuire	39	Chief Financial Officer, Treasurer and Clerk

Joseph P. Mullaney has served as President, Chief Executive Officer and Director since the consummation of the Recapitalization Transaction .. From January 2008 through March 2011, Mr. Mullaney was a management consultant for several technology, renewable energy and telecom companies. From January 2007 through December 2007, Mr. Mullaney served as Chief Executive Officer and Chief Financial Officer of Boston Communications Group, Inc., and repositioned that troubled entity for a successful cash sale at double its then current market value. From June 2001 through December 2006, Mr. Mullaney served as President and Chief Executive Officer of the Company. During this period, Mr. Mullaney developed and implemented the turnaround strategy that ended three consecutive years of negative cash flow totaling almost $10 million and resulted in thirteen consecutive years of positive cash flow. Mr. Mullaney has a BS from Stonehill College and an MBA from Northeastern University. Mr. Mullaney’s extensive entrepreneurial and executive experience, his in-depth knowledge of our Company in his executive capacity, his proven ability to raise funds and provide access to capital make him uniquely qualified to serve as President, CEO and as a member of our Board. Mr. Mullaney’s term as a director expires at the annual meeting of shareholders to be held in 2016.

Robert B. Anthonyson has served as Vice President of Business Development and Director since the consummation of the Recapitalization Transaction. From 2003 through March 2011 Mr. Anthonyson was the general partner of Layne & Barton, LLC, a consulting firm providing real estate brokerage and advisory services. Previously, Mr. Anthonyson was a founder of AVID Systems, a developer of RFID-based technology that allows automated payment when entering or exiting parking garages (sold to Amtech Corp.), co-founder of Dynamics Associates (sold to Interactive Data Corp. then owned by Chase), a patent holder, and technologist. Mr. Anthonyson also served as the project manager of the award-winning $80M park and underground garage project that transformed Boston’s downtown financial district. Mr. Anthonyson currently serves as a Director of FireStar Software. Mr. Anthonyson has a BS and MS from MIT and an MBA from Stanford University. Mr. Anthonyson’s extensive knowledge of, and experience in, the software and technology industry, experience as a founder of several technologies and companies and leadership background make him uniquely qualified to serve as VP of Business Development and as a member of our Board. Mr. Anthonyson’s term as a director expires at the annual meeting of shareholders expected to be held in 2015.

J. Phillip Cooper is a Director and the Chairman of the Compensation Committee and the Audit Committee. Mr. Cooper is the former Vice Chairman, EVP, and CFO of Charles River Associates (NASDAQ: CRAI), from which he retired in June 2006. Mr. Cooper has held numerous CEO positions at several technology companies, including Newstar Technologies in Toronto, Ontario; Clinical Information Advantages, Inc., in Waltham, MA; and Applied Expert Systems in Cambridge, MA. Currently, Mr. Cooper is a member of Boston Harbor Angels, a member of the Board of Advisors of The Capital Network and serves as a Director or Advisor for three technology companies. Mr. Cooper has a B.Com from the University of Toronto and a Ph.D. from MIT. Mr. Cooper’s significant public company experience, leadership and management experience in the technology industry, and expertise in the fields of marketing, business development, deal structuring and negotiation, acquisition and strategic partnering, and financial engineering enable him to make critical contributions as a member of our Board. Mr. Cooper’s term as a director expires at the next annual meeting of shareholders.

Amy E. McGuire was appointed our Chief Financial Officer in January of 2007. Ms. McGuire joined us as an Accounting Manager in 2002 when we acquired Workgroup Technology Corporation (“WTC”). Ms. McGuire became our Corporate Controller in August 2004. Ms. McGuire was employed by WTC for five years prior to the acquisition. Ms. McGuire has a BS from Nichols College.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)") requires our Directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities (collectively, "Section 16 reporting persons"), to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Section 16 reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of any such reports furnished to us and on written representations that there were no changes in beneficial ownership, during the fiscal year ended May 31, 2014, the following Section 16 reporting persons failed to file on a timely basis reports required by Section 16(a) of the Exchange Act.

Joseph P .. Mullaney, President and a Director, filed late a Form 4 with respect to the issuance of options to purchase shares of common stock on April 8, 2014. He has since filed such reports.

Robert A. Anthonyson, Vice President of Business Development and a Director, filed late a Form 4 with respect to the issuance of options to purchase shares of common stock on April 8, 2014. He has since filed such report.

J. Phillip Cooper, Director, filed late a Form 4 with respect to the issuance of options to purchase shares of common stock on April 8, 2014. He has since filed such reports.

Amy E. McGuire, Chief Financial Officer, filed late a Form 4 with respect to the issuance of options to purchase shares of common stock on April 8, 2014. She has since filed such reports.

Joseph Daly, a 10% owner, filed late a Form 3 Initial Statement of Beneficial Ownership.

As of October 17, 2014, to our knowledge all of our officers and directors have filed all reports required to be filed by them pursuant to the requirements of Section 16.

Structure and Operation of the Board

The following is a brief description of the functions of the Board:

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors as a whole is responsible for our risk oversight. Our executive officers address and discuss with our Board of Directors our risks and the manner in which we manage or mitigate such risks. While our Board of Directors has the ultimate responsibility for our risk oversight, our Board of Directors works in conjunction with its committees on certain aspects of its risk oversight responsibilities. In particular, our Audit Committee focuses on financial reporting risks and related controls and procedures and our Compensation Committee strives to create compensation practices that do not encourage excessive levels of risk taking that would be inconsistent with our strategies and objectives.

Since March 2011, Joseph Mullaney has served as our President and Chief Executive Officer. We do not currently have a lead independent director. At this time, our Board believes that Mr. Mullaney’s combined role as President, Chief Executive Officer and Director enables us to benefit from Mr. Mullaney’s significant institutional and industry knowledge and experience, while at the same time promoting unified leadership and direction for our Board and executive management without duplication of effort and cost. Given our history, position, Board composition and the relatively small size of our company and management team, at this time, our Board believes that we and our shareholders are best served by our current leadership structure.

Nomination of Directors

Our bylaws do not provide a procedure for shareholders to nominate directors. The Board of Directors does not currently have a standing nominating committee. Instead, the Board of Directors currently has the responsibility of selecting individuals to be nominated for election to the Board of Directors. The Board of Directors does not have a formal policy regarding diversity, the Directors seek a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board of Directors, to the Company and to its shareholders. Qualifications considered by the Directors in nominating an individual may include, without limitation, independence, integrity, business experience, education, accounting and financial expertise, reputation, civic and community relationships and industry knowledge. In nominating an existing director for re-election to the Board of Directors, the Directors will consider and review an existing director’s Board and Committee attendance, performance and length of service.

Audit Committee Related Function

The Board has formed an Audit Committee composed of one non-employee Director: Mr. Cooper, who is “independent” as that term is defined in rules promulgated by the SEC and in accordance with the standards of the Nasdaq stock market. At this time, the Audit Committee does not have a charter. The Audit Committee is appointed by and reports to our Board of Directors. Its responsibilities include, but are not limited to, the appointment, compensation and dismissal of our independent public accountants, review of the scope and results of our independent public accountants audit activities, evaluation of the independence of our independent public accountants and review of our accounting controls and policies, financial reporting practices and internal audit control procedures and related reports.

Compensation Committee Related Function

The current Board has formed a Compensation Committee composed of one non-employee Director: Mr. Cooper, who is “independent” as that term is defined in rules promulgated by the SEC and in accordance with the standards of the Nasdaq stock market. At this time, the Compensation Committee does not have a charter. The Compensation Committee is appointed by and reports to our Board of Directors. The Compensation Committee has the responsibility of reviewing and establishing compensation for executive officers and making policy decisions concerning salaries and incentive compensation for executive officers of SofTech.

Executive Compensation Programs. The Company's compensation programs are aimed at enabling it to attract and retain the best possible executive talent and rewarding those executives commensurate with their ability and performance. The Company's compensation programs consist primarily of base salary, bonus plan, and stock option plan.

Base Salary. Base salaries for executive officers are determined in the same manner as that of other salaried employees. Salary guidelines are established by comparing the responsibilities of the individual's position in relation to similar positions in other software development companies of similar size. Individual salaries were determined this year by considering respective levels of responsibility, position and industry comparables.

Bonus Plan. The President, Vice President of Business Development and Chief Financial Officer participate in incentive plans which compensate these individuals in the form of cash bonuses. Awards under these plans are based on the attainment of specific Company and individual performance measures established by the Board at the beginning of the fiscal year.

Incentive Compensation Plan. The 2011 Equity Incentive Plan (the “2011 Plan”) was approved by our shareholders at the Annual Meeting held on May 24, 2011. The 2011 Plan replaced our 1994 Stock Option Plan (the “1994 Plan”), which was restricted from issuing any new options after 2004. During fiscal year 2011 all options previously issued under the 1994 Plan were either exercised or expired. Under the 2011 Plan, 150,000 shares of our common stock are reserved for issuance. Additionally, any shares subject to any award under the 2011 Plan that expires or is terminated unexercised or is forfeited will be available for awards under the 2011 Plan.

Director Compensation. The Board of Directors administers the 2011 Equity Incentive Plan. No option may be exercised after the expiration of ten years from its date of grant. Each non-employee Director will receive an annual fee of $12,000 paid on a quarterly basis in arrears. In addition, in order to align their interests with those of the shareholders, each non-employee Director will be granted an option to purchase 5,000 shares of common stock upon his or her initial appointment to the Board of Directors, and will be granted annually (beginning in 2012) an option to purchase 1,000 shares of common stock so long as such Director holds such position. All such options shall have an exercise price equal to the fair market value of our common stock on the date of grant. These options will vest monthly on a pro rata basis over three years from the date of grant. In the event a Director resigns, stock options already vested may be exercised within 90 days and all unvested stock options will be forfeited. Director Cooper was granted an option to purchase 5,000 shares on June 7, 2011 and an additional option to purchase 1,000 shares for each annual meeting subsequent to his initial appointment. In addition, on April 8, 2014, Mr. Cooper was awarded an option to purchase 10,000 shares.

Communication with Shareholders

We have established a process for shareholders to communicate with the Board of Directors. Shareholders wishing to communicate with the Board of Directors of SofTech should send an email to investors@softech.com or write or telephone Joseph P. Mullaney at the Company’s corporate offices:

Joseph P. Mullaney

SofTech, Inc.

650 Suffolk Street, Suite 415

Lowell, Massachusetts 01854

Telephone: (978) 513-2700

Facsimile: (978) 851-4806

All such communication must state the number of Company securities held by the shareholder and must clearly state that the communication is intended to be shared with the Board of Directors. Mr. Mullaney will forward all such communications to the members of the Board.

Code of Ethics

SofTech has adopted a code of ethics that applies to the Principal Executive Officer, Principal Financial Officer, or those performing similar functions. A copy of the code of ethics is available on the Company’s website at www.softech.com.

EXECUTIVE COMPENSATION

The following table summarizes the compensation paid to our President and Chief Executive Officer and to each of the two most highly compensated executive officers (collectively, the “Named Executive Officers”) during or with respect to each of the two fiscal years ended May 31, 2014 and 2013.

Summary Compensation Table

Name and principal position	Year	Salary	Bonus	All other compensation(1)	Total
Joseph P. Mullaney,	2014	$225,000	$80,000	$5,100	$310,100
President & CEO	2013	225,000	-	1,346	226,346

Robert B. Anthonyson,	2014	175,000	30,000	4,101	209,101
VP of Business Development	2013	175,000	-	4,500	179,500

Amy E. McGuire,	2014	100,000	-	2,462	102,462
Chief Financial Officer	2013	$100,000	$-	$2,515	$102,515

(1)

Reflects our contributions to each of the Named Executive Officer’s accounts under our 401(k) plan and redemption of vacation time forfeited.

Narrative Compensation Disclosure

Mr. Mullaney – an annual salary of $225,000 with a bonus opportunity of up to 50% of the annual salary. Performance goals for payment of bonuses are to be established by mutual agreement between Compensation Committee and Mr. Mullaney. In addition, Mr. Mullaney is entitled to one year’s compensation in the event his employment is terminated without cause.

Mr. Anthonyson – an annual salary of $175,000 with a bonus opportunity of up to 50% of the annual salary. Performance goals for payment of bonuses are to be based half on attainment of corporate goals and half on personal goals. In addition, Mr. Anthonyson is entitled to six months compensation in the event his employment is terminated without cause.

Ms. McGuire – an annual salary of $100,000 with a bonus opportunity of up to 35% of annual salary, half based on corporate goals and the other half based on personal goals. In addition, Ms. McGuire is entitled to four months annual salary in the event her employment is terminated without cause.

Retirement Plan

We have a 401K retirement plan, for which all our employees are eligible, including the Named Executive Officers. We match employee contributions, which are vested immediately, up to 2% of the employee’s compensation.

Option Grants In The Last Fiscal Year

No Stock Appreciation Rights (“SARs”) or options to purchase our stock were granted to the Named Executive Officers during fiscal years 2014 or 2013.

Director Compensation

Each non-employee Director receives annual fees of $12,000 paid on a quarterly basis in arrears. In addition, each non-employee Director will be granted an option to purchase 5,000 shares of common stock with respect to his or her initial appointment to the Board of Directors, and will be granted annually (beginning in 2012) an option to purchase 1,000 shares of common stock at the Company’s Annual Meeting of Shareholders so long as such Director holds such position. All such options shall have an exercise price equal to the fair market value of the common stock on the date of grant and shall vest monthly on a pro rata basis over three years from the date of grant so long as the Director continues to be a member of the Board of Directors.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth certain information concerning the compensation of our non-employee directors during the fiscal year ended May 31, 2014.

Name	Fees earned or paid in cash(1)	Option Awards(2)	Total

J. Phillip Cooper	$12,000	$21,150	$33,150
Hank Nelson	6,000	−	6,000

(1)

Directors who are compensated as full-time employees receive no additional compensation for service on our Board of Directors. Effective March 11, 2011, each independent director who is not a full-time employee is paid an annual fee of $12,000 on a quarterly basis in arrears. Mr. Nelson retired from the Board of Directors on January 22, 2014.

(2)

Director Cooper was granted an option to purchase 1,000 shares on January 22, 2014. These options have a fair market value of $2.75 per share and vest monthly on a pro rata basis over three years from the date of grant. Mr. Cooper was granted an option to purchase 10,000 shares on April 8, 2014. These options have a fair market value of $1.84 per share and vest monthly on a pro rata basis over two years from the date of grant.

The Board of Directors administers the 2011 Equity Incentive Plan. No option may be exercised after the expiration of ten years from its date of grant. Non -employee Directors receive an annual fee of $12,000 paid on a quarterly basis in arrears. In addition, in order to align their interests with those of the shareholders, the non-employee Director was granted an option to purchase 5,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant. These options will vest monthly on a pro rata basis over each non-employee Director’s initial three year term as a Director. In the event a Director resigns, stock options already vested may be exercised within 90 days and all unvested stock options will be forfeited. Directors Cooper and Nelson were each granted an option to purchase 5,000 shares on June 7, 2011. Mr. Nelson’s stock options were forfeited 90 days after his retirement from the Board of Directors.

SofTech, Inc. Equity Incentive Plans

2011 Equity Incentive Plan

The 2011 Equity Incentive Plan (the “2011 Plan”) was approved by our shareholders at the Annual Meeting held on May 24, 2011. The 2011 Plan replaced our 1994 Stock Option Plan (the “1994 Plan”), which was restricted from issuing any new options after 2004. During fiscal year 2011 all options previously issued under the 1994 Plan were either exercised or expired. Under the 2011 Plan, 150,000 shares of our common stock are reserved for issuance. Additionally, any shares subject to any award under the 2011 Plan that expires or is terminated unexercised or is forfeited will be available for awards under the 2011 Plan.

All employees, officers, directors, consultants and advisors of the Company or any of its affiliates capable of contributing to the successful performance of the Company are eligible to be participants in the 2011 Plan. Based on the number of our current employees, directors and consultants, there are approximately 40 individuals who currently would be eligible to participate in the 2011 Plan .. We may grant stock options, restricted stock, restricted stock units, stock equivalents and awards of shares of common stock that are not subject to restrictions or forfeiture under the 2011 Plan. We may not in any fiscal year grant to any participant stock options, SARs or other awards with respect to which performance goals apply covering more than 50,000 shares.

The 2011 Plan is administered by the Compensation Committee of the Board of Directors composed of members who are independent from Company management (the “Committee”). The Committee has the authority to adopt administrative rules and practices governing the operation of the 2011 Plan and to interpret its provisions. The Committee may, subject to applicable law, delegate to one or more of our executive officers the power to make awards to participants who are not executive officers or Directors, subject to a maximum number of shares fixed by the Committee. The Board may at any time also take any such action.

Except as may be limited by the 2011 Plan or applicable law, the Committee selects participants to receive awards and determines the terms and conditions of each award, including the number of shares of common stock subject to awards, the price, if any, a participant pays to receive or exercise an award, the time or times when awards vest or may be exercised, settled or forfeited, any performance goals, restrictions or other conditions to vesting, exercise, or settlement of awards, and the effect on awards of the disability, death, or termination of service of participants. Awards may be made to participants who are foreign nationals or employed outside the United States on terms the Committee deems appropriate.

Upon an equity restructuring or other corporate transaction that affects the common stock such that an adjustment is required in order to preserve the benefits intended to be provided by the 2011 Plan, the Committee shall equitably adjust any or all of the number and kind of shares in respect of which awards may be made under the 2011 Plan, the number and kind of shares subject to outstanding awards, the exercise price with respect to any of the foregoing, and the limit on individual grants. The Committee may act to preserve the participants’ rights in the event of a change in control of the Company as the Committee may consider equitable to participants and in the best interests of the Company, including without limitation: accelerating any time period relating to the vesting, exercise, or settlement of awards, providing for payment to participants of cash or other property with a fair market value equal to the amount that would have been received upon the vesting, exercise, or settlement of awards in connection with the change in control, adjusting the terms of awards in a manner determined by the Committee to reflect the change in control, causing awards to be assumed, or new rights substituted therefor, by another entity, or terminating awards.

We may not, without shareholder approval, amend any outstanding option or SAR to reduce the exercise price or replace it with a new award exercisable for common stock at a lower exercise price. Subject to the prohibition on repricing, the Committee may not amend, modify or terminate any outstanding award for which the respective participant’s consent would be required unless the terms of the award permit such action, the Committee determines that such action is required by law, or the Committee determines that the action would not materially and adversely affect the participant. The Board of Directors may amend, suspend or terminate the 2011 Plan, subject to any shareholder approval it deems necessary or appropriate.

We have granted options to purchase 129,500 shares of our common stock under the 2011 Plan. These options were granted to our non-employee director as part of our director compensation policy and our employees. For more information, see “EXECUTIVE COMPENSATION– Director Compensation” above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners And Management

The following table provides information concerning beneficial ownership of our common stock as of October 17, 2014, for (i) each person named in the “Summary Compensation Table” as a Named Executive Officer, (ii) each director individually, (iii) all directors and executive officers as a group, and (iv) each person known by us to beneficially own more than 5% of our outstanding common stock. The address for our executive officers, directors and Chandra Singh is in care of SofTech, Inc., 650 Suffolk Street, Suite 415, Lowell, MA 01854.

Name of Beneficial Owner(1)(2)	Amount and Nature of Beneficial Ownership	Percent of Class
Joseph P. Mullaney	93,010(3)(7)	10.30%
Robert B. Anthonyson	159,213(7)	17.6
J. Phillip Cooper	30,537(5)	3.4
Amy E. McGuire	1,875(7)	0.2
Chandra Singh	127,036(4)	14.2
Joseph P. Daly	165,864(6)	18.6
All Directors and executive officers as a group (4 persons)	284,635(8)	31.5

(1)

Based upon information furnished by the persons listed. Except as otherwise noted, all persons have sole voting and investment power over the shares listed. A person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after such date.

(2)

There were 893,724 shares outstanding on October 17, 2014.

(3)

Mr. Mullaney pledged 80,000 shares to Prides Crossing Capital to partially secure the $ 1 million debt facility.

(4)

As reported on Schedule 13G filed with the SEC on February 14, 2012.   Includes 3,225 shares owned by spouse, as to which beneficial ownership is disclaimed.

(5)

Includes 9,670 shares issuable upon exercise of stock options held by Mr .. Cooper related to his service as a Board member.

(6)

Based on information reported on Schedule 13D filed with the SEC on December 13, 2012 and including 110,000 shares purchased by Mr. Daly on June 20, 2014. Includes 10,000 shares owned by EssigPR, Inc., a corporation located in Rincon, Puerto Rico owned by Mr. Daly. Mr. Daly’s business address is 497 Circle Freeway, Cincinnati, Ohio 45246.

(7)

Includes shares issuable under stock options as follows: Mr. Mullaney – 9,375, Mr. Anthonyson -9,375, and Ms. McGuire – 1,875.

(8)

Includes 30,295 shares issuable upon exercise of stock options held by all Directors and executive officers as a group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Director Independence

In determining whether the members of our board of directors and its committees are independent, we have elected to use the definition of “independence” set forth in the listing standards of the NASDAQ Stock Market. After considering all relevant relationships and transactions, our board of directors, in consultation with legal counsel, has determined that Mr. Cooper is “independent” within the meaning of the applicable listing standards of the NASDAQ Stock Market. Messrs. Mullaney and Anthonyson are not independent within the meaning of the applicable listing standards of the NASDAQ Stock Market. The Company has a separate standing Audit Committee and a separate standing Compensation Committee, each of which is comprised of the independent director, Mr. Cooper. The Company does not have a separate standing Nominating and Governance Committee. Instead, the full board of directors has the responsibility of selecting individuals to be nominated for election to the board of directors.

Transaction with Certain Beneficial Owners and Directors

Recapitalization Transaction. As part of the Recapitalization Transaction in March 2011, we raised approximately $421,765 in cash from the issuance of 384,588 shares of common stock in a private placement to investors. Among the investors were: Joseph P. Mullaney, who was appointed as our President and Chief Executive Officer and elected as a member of our board of directors upon consummation of the Recapitalization Transaction; Robert B. Anthonyson, who was appointed as our Vice President of Business Development and elected as a member of our board of directors upon consummation of the Recapitalization Transaction; J. Phillip Cooper, who was elected as a member of our board of directors upon consummation of the Recapitalization Transaction; and Chandra Singh, who owned approximately 10.9% of our outstanding common stock prior to the Recapitalization Transaction and 12.8% immediately after consummation of the transaction.

In connection with the private placement, we also entered into the Registration Rights Agreement with the Selling Shareholders, pursuant to which we agreed to file with the SEC a registration statement to cover the resale of the 384,588 shares of common stock issued in the private placement, within 90 calendar days after the closing of the private placement. We agreed to use our reasonable best efforts to have the registration statement declared effective as promptly as reasonable possible. We also agreed to use our reasonable best efforts to keep the registration statement continuously effective until the earlier of (i) such time as all of the shares have been sold by the Selling Shareholders and (ii) the date that all the shares may be sold immediately without registration under the Securities Act and without restrictions under Rule 144 of the Securities Act. This registration document was deemed effective on December 28, 2011.

The Registration Rights Agreement also grants piggyback registration rights to the Selling Shareholders if we propose to register any of our equity securities under the Securities Act (other than on a registration statement on Form S-8 or S-4), whether for our own account or for the account of another person. We agreed in the Registration Rights Agreement to pay for all expenses, including the reasonable legal expenses of one counsel to the Selling Shareholders (not to exceed $25,000), relating to the registration of any shares thereunder.

Monadnock Transaction.  In March 2012, the Company entered into an agreement with Monadnock, an entity affliated with Hank Nelson who was serving as a director of the Company at the time providing specified business advisory and investment banking services. These services included but were not limited to advising and assisting us in developing a strategy for achieving enhanced shareholder value through merger and acquisitions (“M&A”), development of our business plan and alternatives for capital. The Company paid Monadnock a non-recoverable, monthly retainer of $5,000 to be recovered in the event of a transaction. A transaction was defined as a refinancing of our debt in which case Monadnock would earn a 2% fee based on the gross amount of the debt facility and/or an M&A transaction in which case Monadnock’s fee would be either 4% of 4.5% based on the value received. During fiscal years 2012 and 2013, Monadnock was paid a $75,000 retainer under this arrangement. In May 2013, Monadnock earned a fee of $54,000 related to the debt facility which was applied in full against the monthly fees already paid and in October 2013 earned a fee of $175,000 related to the sale of the CADRA product line.

Transaction with Act3 Technologies, LLC. On November 1, 2011 the Company entered into an agreement with Act3 Technologies, LLC (“Act3”) pursuant to which it obtained the exclusive right to develop, commercialize and monetize certain intellectual property owned by Act3 relating to internet marketing software (the “Act3 IP”). The Company obtained these rights solely in exchange for its agreement to certain sharing of the proceeds that may be derived with Act3 if the Company is successful in commercializing the Act3 IP, provided that the Company first recover any development costs it may have incurred up to specified levels. The agreement does not obligate the Company to undertake any level of effort or expenditure in this regard and the decision whether to seek to commercialize the Act3 IP is solely in the Company’s discretion. The Company also has a right of first refusal to purchase Act3 through December 31, 2050. Joseph Mullaney, Robert Anthonyson and J. Phillip Cooper, each a member of our board of directors, own approximately 10%, 10%, and 3%, respectively, of the equity interests in Act3.

Private Placements.   From November 2012 to February 2013, the Company issued 50,000 shares of common stock at a purchase price of $5.00 per share to the investors identified in the table below in separate private placement transactions for total proceeds of $250,000. In lieu of registration rights, each $25,000 investment entitles the investors to a fee of $6,000 to be paid in six equal quarterly installments during the eighteen month period following the investment.  Each investor also may require the Company to redeem the common stock held by such investor (the “Put Option”) for $5.50 per share in cash for a 30-day period following the eighteen month payment period.

Name of Accredited Investor	Date of Securities Purchase Agreement	Amount of Investment in Transaction ($/# of Shares Purchased)
Joseph P. Daly	December 3, 2012	$125,000 / 25,000 shares
Glenn W. Dillon	November 26, 2012	$50,000 / 10,000 shares
J. Phillip Cooper	November 30, 2014	$25,000 / 5,000 shares
Leonard Schrank	November 25, 2012	$25,000 / 5,000 shares
Thomas Doherty	February 26, 2013	$25,000 / 5,000 shares

In June 2014, each of the investors identified above exercised their Put Option and the Company repurchased those 50,000 shares in exchange for $275,000.

In four transactions in September and October 2014, the Company raised proceeds of $300,000 from the issuance of an aggregate of 60,000 shares of common stock at $5.00 per share to the investors identified in the table below in separate private placement transactions.  The Company received an aggregate of $300,000 in proceeds from these private placements.  Under the terms of the purchase agreements for such shares, the Company agreed to pay the investors $5,000 for each $50,000 investment in eight equal quarterly installments during the twenty-four month period following the investment .. Each investor shall have the right to require the Company to repurchase the shares at $7.00 per share during the 30-day period following the two-year anniversary of the investment.

Name of Accredited Investor	Date of Securities Purchase Agreement	Amount of Investment in Transaction ($/# of Shares Purchased)
Robert Anthonyson	September 18, 2014	$100,000 / 20,000 shares
Glenn W. Dillon	September 22, 2014	$100,000 / 20,000 shares
Thomas Doherty	September 22, 2014	$50,000 / 10,000 shares
Leonard Schrank	October 9, 2014	$50,000 / 10,000 shares

Mr. Anthonyson is the Vice President and is member of the Board of Directors of the Company. He owned 129,838 shares of common stock prior to the above described transaction.

The Company does not believe that the issuance of such shares will restrict the Company’s ability to utilize its net operating losses. Accordingly, the Board of Directors of the Company approved in advance the purchase of the shares in these transactions as “Exempt Transactions” as defined in Section 1(o) of the Company’s Rights Agreement, dated February 3, 2012, between the Company and the Registrar and Transfer Company.

Daly Purchase Agreement, EssigPR Notes and Partnership Agreement. On June 20, 2014, the Company entered into three agreements: a securities purchase agreement (the “Share Purchase Agreement”) with Mr. Joseph P. Daly, an existing SofTech shareholder; a promissory note agreement (the “Note”) with EssigPR, Inc. (“EssigPR”), a Puerto Rico corporation; and a partnership agreement (the “Partnership Agreement”) with Essig Research, Inc. (“Essig”), a corporation based in Cincinnati, Ohio. EssigPR and Essig are owned by the aforementioned Mr. Daly. Each of the agreements between the parties is briefly described below.

Under the Share Purchase Agreement dated June 20, 2014, Mr. Daly, Essig’s CEO and owner, purchased 110,000 shares of SofTech common stock, par value $0.10 per share for $550,000, in a direct private placement. Mr. Daly shall have the right to require the Company to repurchase some or all of the shares at $7.00 per share during the ninety (90) day period immediately following the three-year anniversary of the purchase date.

The Note is a three (3) year borrowing arrangement with EssigPR as the lender. The promissory note is a $750,000 term loan maturing on April 1, 2017, that accrues interest at a 9.5% interest rate, paid quarterly in arrears. The principal on the Note will be paid from the deferred payments (Holdback Payment and Earn-Out Payments) received and due over the next three years from Mentor in connection with their purchase of the CADRA product line as described herein. The Company is responsible for ensuring that the Mentor deferred payments are sufficient for paying down the Note or, on April 1, 2017, making up for any shortfall. Mentor deferred payments in excess of amounts due under the Note revert to the Company.

On October 1, 2014, the Company entered into an additional short term borrowing arrangement with EssigPR (“Short Term Note”) whereby it was agreed that the Company would retain $300,000 of the Holdback Payment received from Mentor rather than utilize those monies to pay down the above described Note. The interest rate on the Short Term Note is 9.5%, payable quarterly in arrears. The Short Term Note can be repaid at any time without penalty and is due in full on April 10, 2015. EssigPR was awarded 5,000 stock options to purchase SofTech common stock at $1.00 per share. The stock options will expire on October 1, 2024 if not exercised.

The Partnership Agreement is an arrangement whereby the Company and Essig have agreed to work together to market and deliver Essig’s professional services capabilities to the SofTech customer base. In addition, the Company has agreed to provide office space for up to fifteen (15) Essig employees or contractors at no charge at its facility in Massachusetts. The Partnership Agreement expires on April 1, 2017.

LEGAL MATTERS

The validity of the securities to be sold pursuant to this prospectus was passed upon by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Company.

EXPERTS

The consolidated financial statements for the years ended May 31, 2014 and 2013 appearing in this prospectus have been audited by McGladrey LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, referred to as the Securities Act, with respect to the shares of our common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement. This prospectus summarizes provisions that we consider material of certain contracts and other documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

SofTech, Inc.

Lowell, MA

We have audited the accompanying consolidated balance sheets of SofTech, Inc. and subsidiaries as of May 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), changes in redeemable common stock and shareholders’ equity , and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SofTech, Inc. and subsidiaries as of May 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey LLP

Boston, Massachusetts

October 7, 2014

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(in thousands)
	May 31,	May 31,
	2014	2013
ASSETS

Cash and cash equivalents	$1,209	$1,188
Restricted cash	-	100
Accounts receivable (less allowance for uncollectible accounts of $18 and $29 as of May 31, 2014 and 2013, respectively)	666	895
Holdback Payment and Earn-Out Payments from CADRA Sale	547	-
Debt issuance costs, net	139	-
Prepaid and other assets	204	299

Total current assets	2,765	2,482

Property and equipment, net	95	61
Goodwill	948	4,249
Debt issuance costs, net	-	250
Capitalized software development costs, net	319	376
Capitalized patent costs	106	101
Earn-Out Payments from CADRA Sale	348	-
Other assets	143	195

TOTAL ASSETS	$4,724	$7,714

LIABILITIES, REDEEMABLE COMMON STOCK AND SHAREHOLDERS’ EQUITY

Accounts payable	$483	$137
Accrued expenses	503	602
Other current liabilities	104	89
Deferred maintenance revenue	1,462	2,088
Current portion of capital lease	19	13
Current portion of long-term debt	973	-

Total current liabilities	3,544	2,929

Long term deferred maintenance revenue	-	59
Capital lease, net of current portion	47	39
Long-term debt, net of current portion	-	2,700

Total liabilities	3,591	5,727

Redeemable common stock, $0.10 par value, 50,000 shares	275	275
issued and outstanding at May 31, 2014 and 2013

Shareholders’ equity :
Common stock, $0.10 par value 20,000,000 shares authorized, 825,135 and 995,135 issued and outstanding at May 31, 2014 and 2013, respectively.
	83	100
Capital in excess of par value	27,338	27,369
Accumulated deficit	(26,081)	(25,333)
Accumulated other comprehensive loss	(482)	(424)
Total shareholders’ equity	858	(1,712)

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND SHAREHOLDERS’ EQUITY	$4,724	$7,714

See accompanying notes to consolidated financial statements.

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	(in thousands, except for share and per share data)
	Years Ended
	May 31,	May 31,
	2014	2013
Revenues:
Products	$1,138	$1,284
Services	3,861	4,784
Royalties on sale of patents	10	290
Total revenues	5,009	6,358

Cost of revenues :
Products	366	141
Services	1,201	1,234
Total cost of revenues	1,567	1,375

Gross margin	3,442	4,983

Research and development expenses	1,171	1.087
Selling, general and administrative expenses	3,465	3,186
Gain on sale of product line	(649)	-

Operating income (loss)	(545)	710

Interest expense	251	342
Other income, net	(50)	(7)

Income (loss) before income taxes	(746)	375
Provision for income taxes	2	15

Net income (loss)	$(748)	$360

Basic and diluted net income (loss) per share	$(0.85)	$0.35

Weighted average common shares outstanding-basic	876,860	1,018,709
Weighted average common shares outstanding-diluted	876,860	1,019,812

See accompanying notes to consolidated financial statements.

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	(in thousands)
	For the Twelve Months Ended
	May 31,	May 31,
	2014	2013

Net income (loss)	$(748)	$360

Other comprehensive income (loss):
Foreign currency translation adjustment	(58)	32

Total other comprehensive income (loss)	(58)	32

Comprehensive income (loss)	$(806)	$392

See accompanying notes to consolidated financial statements.

SOFTECH, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE

COMMON STOCK AND SHAREHOLDERS’ EQUITY

	(in thousands, except for share and per share data)
	Years Ended
	May 31,	May 31
	2014	2013
Redeemable common stock:
Balance at beginning of year	$275	$-
Issuance of redeemable common stock, net of issuance costs	-	158
Accretion of redeemable common stock to redemption value	-	117
Redeemable common stock at end of year	$275	$275

Common stock:
Balance at beginning of year	$100	$100
Repurchase of common stock	(17)	-
Balance at end of year	83	100
Capital in excess of par value:
Balance at beginning of year	27, 369	27,478
Repurchase of common stock	(46)	-
Accretion of redeemable common stock to redemption value	-	(117)
Stock based compensation	15	8
Balance at end of year	27, 338	27,369
Accumulated deficit:
Balance at beginning of year	(25,333)	(25,693)
Net income (loss)	(748)	360
Balance at end of year	(26,081)	(25,333)
Accumulated other comprehensive loss:
Balance at beginning of year	(424)	(456)
Foreign currency translation adjustments	(58)	32
Balance at end of year	(482)	(424)

Total shareholders’ equity at end of year	$858	$1, 712

Outstanding shares:
Balance of redeemable common stock at beginning of year	50,000	-
Issuance of redeemable common stock	-	50,000
Balance of redeemable common stock at end of year	50,000	50,000

Balance of common stock at beginning of year	995,135	995,135
Repurchase of common stock	(170,000)	-
Balance of common stock at end of year	825,135	995,135

See accompanying notes to consolidated financial statements.

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	(in thousands)
	Years Ended
	May 31,	May 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$(748)	$360
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	294	333
Gain on sale of product line	(649)	-
Change in fair value of Holdback Payment and Earn-Out Payments	(17)	-
Stock - based compensation	15	8
Non-cash interest expense	24	-
Change in fair value of warrant liability	(32)	-
Changes in current assets and liabilities:
Accounts receivable	229	(138)
Prepaid expenses and other current assets	95	(55)
Accounts payable, accrued expenses and other liabilities	351	52
Deferred maintenance revenue	(78)	(47)
Net cash provided by (used in) operating activities	(516)	513

Cash flows from investing activities:
Proceeds from sale of product line , net of direct cash expenses	2,432	-
Capital expenditures	(39)	(2)
Capitalized software development costs	(57)	(276)
Capitalized patent costs	(5)	(19)
Net cash provided by (used in) investing activities	2,331	(297)

Cash flows from financing activities:
Proceeds from issuance of redeemable common stock, net of expenses	-	223
Cost of repurchasing common stock	(63)	-
Borrowings under Loan Agreement	-	2,700
Borrowings under Credit Facility	-	300
Repayment under Loan Agreement and Credit Facility	(1,700)	(2,500)
Repurchase of warrant liability	(19)	-
Capitalized debt issuance costs	(32)	(255)
Repayments under capital lease	(16)	(10)
Net cash provided by (used in) financing activities	(1,830)	458

Effect of exchange rates on cash	(64)	19
Increase (decrease) in cash and cash equivalents	(79)	693
Cash and cash equivalents, beginning of period	1,288	595
Cash and cash equivalents, end of period	$1,209	$1, 288

Supplemental disclosures of cash flow information:
Interest paid	$240	$157
Income taxes paid	$14	$2

Supplemental disclosures of non-cash investing and financing activities:
Issuance of warrants	$51	-
Purchase of property and equipment under capital lease	$30	$53
Accretion of redeemable common stock	$-	$117

See accompanying notes to consolidated financial statements.

SOFTECH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

SofTech, Inc. (the “Company”) was formed in Massachusetts on June 10, 1969. The Company is engaged in the development, marketing, distribution and support of computer software solutions that serve the Product Lifecycle Management (“PLM”) industry. the Company’s operations are organized geographically with offices in the U.S. and European sales and customer support offices in Germany and Italy. The Company also has resellers in Asia and Europe.

Since the Recapitalization Transaction described hereunder, the Company has also been actively engaged in acquiring and filing new U.S. patents, evaluating alternatives for monetizing its existing patents and investigating the acquisition of specific patents already awarded that might enhance shareholder value. It is expected that this kind of activity will become an increasing area of focus and investment over the coming years.

The consolidated financial statements of the Company include the accounts of SofTech, Inc. and its wholly-owned subsidiaries, Information Decisions, Inc., Workgroup Technology Corporation , SofTech, GmbH and SofTech, Srl. All significant intercompany accounts and transactions have been eliminated in consolidation.

CADRA Sale

On October 18, 2013, the Company sold substantially all of the assets of its CADRA product line, including all intellectual property related to that technology but specifically excluding cash, billed accounts receivable and liabilities other than the deferred maintenance liability associated with CADRA customer maintenance contracts for support services (the “CADRA Sale”), to Mentor Graphics Corporation (“Mentor”), pursuant to an Asset Purchase Agreement dated August 30, 2013 (the “Asset Purchase Agreement”). The aggregate consideration for the CADRA Sale is up to $3.95 million, which is comprised of (i) $2.88 million of which was paid on the closing date; (ii) $320,000 of which will be paid on the one year anniversary (the “Holdback Payment”) of the closing date (subject to any indemnification claims); and (iii) up to an aggregate $750,000 over the three-year period subsequent to the closing date, based on 10% of the net revenue generated by the CADRA business (the “Earn-Out Payments”), subject to the terms of the Earn-Out Agreement dated August 30, 2013 (the “Earn-Out Agreement”).

The Company will continue to offer the CADRA technology as a reseller throughout Europe (except Germany) on an exclusive basis until November 30, 2014  pursuant to a distribution agreement with Mentor (“Distributorship Agreement”) at which time the Distributorship Agreement will be subject to renewal by mutual agreement of the parties. In addition, for a one year period from the closing of the transaction the Company retained the right to market the CADRA technology to Sikorsky Aircraft, the largest CADRA user in the United States. Due to the significant continued involvement in the sale and support of the CADRA product line, the transaction does not qualify for presentation as discontinued operations.

Recapitalization Transaction

In March 2011, the current management team (CEO and VP of Business Development) completed a transaction (the “Recapitalization Transaction”) in which a group of eight investors purchased 39% of the Company’s common stock, arranged for debt facilities of $3.2 million and negotiated for a $7.6 million debt reduction from Greenleaf Capital, Inc. (“Greenleaf”), at that time, the Company’s sole lender and largest shareholder. As part of that Recapitalization Transaction, Greenleaf accepted a payment of $2.7 million in cash and a note for $250,000 in full satisfaction of the $10.6 million of indebtedness. The $250,000 note was repaid in its entirety during fiscal year 2013. The former CEO resigned after a short transition period, a new four person Board of Directors was appointed and the existing Board members resigned. In addition, Greenleaf gave the Company’s new Board of Directors voting control over its shares for a three year period immediately following the Recapitalization Transaction. The Company subsequently repurchased all 271,411 shares of its common stock owned by Greenleaf and Greenleaf related parties as described hereunder.

Refinancing of Debt

On December 5, 2013, the Company entered into an amended and restated loan agreement (the “Amended Loan Agreement No. 2”) between the Company, and Prides Crossing Capital Funding, L.P., (the “Lender”) whereby the parties agreed to amend and restate the Company’s existing $2.7 million Loan Agreement, as defined in Note F, following the CADRA Sale. The Lender was the successor to Prides Crossing Capital, L.P. and Prides Crossing Capital-A, L.P., the Lenders, as defined in Note F, under the Loan Agreement. Under the terms of the Amended Loan Agreement No. 2, the Company agreed to pay down the principal of the Loan Agreement from $2.7 million to $1.0 million (the “Term Note”) using a portion of the proceeds from the CADRA Sale. In addition, the Company paid a pre-payment penalty of $81,000 and agreed to repurchase the outstanding warrants to purchase 25,000 shares of common stock at an exercise price of $1.00 per share in exchange for $19,000.

The amended and restated Term Note matures on January 1, 2015 and bears an interest rate of 14% payable in arrears on a monthly basis throughout the life of the loan. The Term Note may be repaid in full at any time but partial voluntary pre-payments are not allowed. If a pre-payment is made on or prior to September 30, 2014, the Company shall pay a yield maintenance fee equal to the interest that would have accrued under the Term Note from the date of pre-payment through September 30, 2014. No yield maintenance fee is due for a pre-payment made subsequent to September 30, 2014.

Stock Purchase Agreement with Greenleaf Capital and Affiliates

In June 2013, the Company purchased 170,000 shares of common stock from Greenleaf, The Ronda E. Stryker and William D. Johnston Foundation, and The L. Lee Stryker 1974 Irrevocable Trust fbo Ronda E. Stryker, for a purchase price of $62,900 or $0.37 per share as detailed in Note K to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2013. The agreement provides an option for the Company to either make an offer to purchase the remaining 101,411 shares held by Greenleaf at $0.37 per share or to provide Greenleaf with registration rights with respect to the remaining shares as set forth in the Registration Rights Agreement dated March 8, 2011. On August 8, 2014 the Company repurchased Greenleaf’s remaining 101,411 shares at $0.37 per share for a total of approximately $37,000.

Liquidity and Subsequent Financing Events

The Company operated at a net loss during the fiscal year ended May 31, 2014 and used $516,000 of cash in its operations.  As detailed in Note M, subsequent to fiscal year end, the Company entered into a three-year, $750,000 promissory note, a six-month $300,000 term note and issued 160,000 shares of its common stock at $5.00 per share in private placements with four accredited investors raising an additional $800,000. These funds are expected to be used to pay down the Company’s $1 million debt that is due on January 1, 2015 and to provide working capital. Based upon current cash levels, the aforementioned financing events and the operating outlook for fiscal 2015, the Company anticipates that its cash resources will be sufficient to fund operations for at least the next twelve months.

B. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates included in the financial statements pertain to revenue recognition, the allowance for doubtful accounts receivable, the fair value estimate of the Holdback Payment and Earn-Out Payments due from Mentor related to the sale of the CADRA business and the valuation of long term assets including goodwill, capitalized patent costs, capitalized software development costs and deferred tax assets. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains cash at certain financial institutions in amounts that at times, exceed Federal Deposit Insurance Corporation limits. Cash held in foreign bank accounts at May 31, 2014 totaled approximately $182,000. The Company does not believe it is exposed to significant credit risk related to cash and cash equivalents.

CONCENTRATION OF CREDIT RISK

The Company believes that the loss of one or more of our largest customers could have a material adverse effect on the business. During fiscal years 2014 and 2013, no customer exceeded ten percent of revenue. The Company generally does not require collateral on credit sales. Management evaluates the creditworthiness of customers prior to delivery of products and services and provides allowances at levels estimated to be adequate to cover any potentially uncollectible accounts. Bad debts are written off against the allowance when identified. The changes in the accounts receivable reserve are as follows (in thousands):

For the Years Ended May 31,	Balance, Beginning of Period	Charged to Costs and Expenses	Bad Debt Write-offs	Balance, End of Period

2013	$29	$-	$-	$29
2014	$29	$44	$55	$18

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. The Company provides for depreciation on a straight-line basis over the following estimated useful lives:

Data Processing Equipment	2-5 years
Office furniture	5-10 years
Automobiles	4-6 years

Depreciation expense, including amortization of assets under capital lease, was approximately $37,000 and $35,000, for fiscal years 2014 and 2013, respectively.

Maintenance and repairs are charged to expense as incurred; betterments are capitalized. At the time property and equipment are retired, sold, or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts. Any resulting gain or loss on disposal is credited or charged to income.

SOFTWARE DEVELOPMENT COSTS

The Company accounts for its software development costs in accordance with Accounting Standards Codification (“ASC”) 985, Costs of Computer Software to Be Sold, Leased or Marketed. Costs that are incurred internally in researching and developing a computer software product are charged to expense until technological feasibility has been established for the product. Once technological feasibility is established, software development costs are capitalized until the product is available for general release to customers. Such costs are amortized using the straight-line method over the estimated economic life of the product, generally three years. The Company evaluates the realizability of the assets and the related periods of amortization on a regular basis. Judgment is required in determining when technological feasibility of a product is established as well as its economic life.

During fiscal years 2014 and 2013, the Company capitalized approximately $57,000 and $276,000, respectively, of software development costs. Amortization expense related to capitalized software development costs for fiscal years 2014 and 2013 was approximately $114,000 and $73,000, respectively.

DEBT ISSUANCE COSTS

The Company capitalizes the direct costs associated with entering into debt agreements and amortizes those costs over the life of the debt agreement. In May 2013, the Company entered into the Loan Agreement as detailed in Note F. Total direct costs incurred in establishing this debt agreement were approximately $255,000 which are being amortized over the term of the arrangement in accordance with ASC 470-50. During the fiscal year ending 2014, the Company capitalized approximately $31,000 of debt issuance costs related to the Loan Agreement. Unamortized debt issuance costs related to the prior credit facility totaled approximately $108,000 and were expensed in Q4 of fiscal 2013. Amortization expense related to debt issuance costs for fiscal years 2014 and 2013 was approximately $143,000 and $225,000, respectively.

Amended Loan Agreement No. 2 described in Note F hereunder was a modification per ASC 470-50, Debt Modifications and Extinguishment, therefore the direct costs totaling approximately $120,000 incurred in completing the modification were expensed.

INCOME TAXES

The provision for income taxes is based on the earnings or losses reported in the consolidated financial statements. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company provides a valuation allowance against deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it more-likely-than-not that the tax position will be sustained upon examination by taxing authorities, based on technical merits of the tax position. The evaluation of an uncertain tax position is based on factors that include, but are not limited to, changes in the tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, and changes in facts or circumstances related to a tax position. Any changes to these estimates, based on the actual results obtained and/or a change in assumptions, could impact the Company’s tax provision in future periods. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for federal and state income taxes. In accordance with the applicable statute of limitations, the Company’s tax returns could be audited by the Internal Revenue Service and various states for the fiscal years ended 2011 to 2013.

REVENUE RECOGNITION

The Company follows the provisions of ASC 985, Software, for transactions involving the licensing of software and software support services. Revenue from software license sales is recognized when persuasive evidence of an arrangement exists, delivery of the product has been made, and a fixed fee and collectability has been determined. The Company does not provide for a right of return. For multiple element arrangements, total fees are allocated to each of the undelivered elements based upon vendor specific objective evidence (“VSOE”) of their fair values, with the residual amount recognized as revenue for the delivered elements, using the residual method set forth in ASC 985. Revenue from customer maintenance support agreements is deferred and recognized ratably over the term of the agreements, typically one year. Revenue from engineering, consulting and training services is recognized as those services are rendered using a proportional performance model.

The Company follows the provisions of ASC 605, Revenue Recognition for transactions that do not involve the licensing of software or software support services as in the case of the recent sale of its patents. Revenue from the sale of patents is recorded when persuasive evidence of an arrangement exists, delivery has taken place and a fixed fee and collectability has been determined. These conditions are no different from those when the Company licenses software. For multiple element arrangements, however, under ASC 605, total fees are allocated to each of the elements based upon the relative selling price method. Under that method the allocation of fees to the undelivered elements is based on VSOE, or if it doesn’t exist, then based on third party evidence of selling price. If neither exists, then the allocation is based on management’s best estimate of the selling price.

PATENT COSTS

Costs related to patent applications are capitalized as incurred and are amortized once the patent application is accepted or are expensed if the application is finally rejected.

Patent costs are amortized over their estimated economic lives under the straight-line method, and are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable through the estimated undiscounted future cash flows from the use of the associated patent. Capitalized patent costs totaled approximately $6,000 and $19,000 for the years ending May 31, 2014 and 2013, respectively.

ACCOUNTING FOR GOODWILL

The Company accounts for goodwill pursuant to ASC 350, Intangibles – Goodwill and Other .. This requires that goodwill be reviewed annually, or more frequently as a result of an event or change in circumstances, for possible impairment with impaired assets written down to fair value. Additionally, existing goodwill and intangible assets must be assessed and classified within the statement’s criteria.

During fiscal year 2014, the Company completed the CADRA Sale as described above. The Company attributed a portion of its total goodwill to the CADRA product line and expensed it in the derivation of the gain on the sale. The portion of the total goodwill apportioned to the CADRA product line was equal to the estimated market value of the CADRA product line as compared to the total market value of the Company.

As of May 31, 2014, the Company conducted its annual impairment test of goodwill by comparing the fair value of the reporting unit to the carrying amount of the underlying assets and liabilities of its single reporting unit. The Company determined that the fair value of the reporting unit exceeded the carrying amount of the assets and liabilities, therefore no impairment existed as of the testing date.

LONG-LIVED ASSETS

The Company periodically reviews the carrying value of all intangible and other long-lived assets. If indicators of impairment exist, the Company compares the undiscounted cash flows estimated to be generated by those assets over their estimated economic life to the related carrying value of those assets to determine if the assets are impaired. If the carrying value of the asset is greater than the estimated undiscounted cash flows, the carrying value of the assets would be decreased to their fair value through a charge to operations. As of May 31, 2014, the Company does not have any long-lived assets it considers to be impaired.

FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash, restricted cash, accounts receivable, Holdback Payment, Earn-Out Payments, notes receivable, accounts payable, notes payable. The Company’s estimate of the fair value of these financial instruments approximates their carrying amounts at May 31, 2014. The Company sells its products to a wide variety of customers in numerous industries. A large portion of the Company’s revenue is derived from customers with which the Company has an existing relationship and established credit history. For new customers for whom the Company does not have an established credit history, the Company performs evaluations of the customer’s credit worthiness prior to accepting an order. The Company does not require collateral or other security to support customer receivables. The Company’s allowance for uncollectible accounts was approximately $18,000 and $29,000 at May 31, 2014 and 2013, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Under this guidance, the Company is required to classify certain assets based on the fair value hierarchy, which groups fair value-measured assets based upon the following levels of inputs:

•

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•

Level 2 – Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;

•

Level 3 – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).

The assets maintained by the Company that are required to be measured at fair value on a recurring basis include the Holdback Payment and Earn-Out Payments associated with the Company’s sale of the CADRA product line.

The following table summarizes the valuation of the Company's assets and liabilities measured at fair value on a recurring basis as of May 31, 2014:

	(in thousands)
	Total	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Holdback Payment and Earn-Out Payments	$895	$-	$-	$895
Total assets at fair value	$895	$-	$-	$895

The Holdback Payment and Earn-Out Payments are classified as current or non-current assets depending on their anticipated distributions to the Company.

The table below provides a summary of the changes in fair value of the Level 3 classified Holdback Payment and Earn-Out Payments asset for the year ended May 31, 2014:

(in thousands)
Contingent Consideration for the Year Ended May 31, 2014
Fair value at inception	$922
Payments received	(44)
Change in fair value	17
Fair value at end of period	$895

The fair value of the asset at May 31, 2014 was approximately $895,000. The fair value of the Holdback Payment and the Earn-Out Payments expected to be collected in fiscal 2015 have been classified as current assets. The fair value of the payments expected to be received beyond fiscal 2015 are included in long term assets in the accompanying consolidated balance sheet. The Company has estimated the fair value of the Holdback Payment and Earn-Out Payments using a discounted cash flow approach. This valuation is based upon several factors including; i) management’s estimate of the amount and timing of future CADRA revenues, ii) the timing of receipt of payments from Mentor, and iii) a discount rate of 7%.

A change in any of these unobservable inputs can significantly change the fair value of the asset. The change in fair value of the asset recognized in the Consolidated Statements of Operations for the year ended May 31, 2014 was approximately $17,000.

CHANGE IN ACCOUNTING POLICY

In our quarterly reports for the fiscal quarters ended November 30, 2013 and February 28, 2014, we accounted for the Holdback Payment and the Earn-Out Payments pursuant to ASC 450, Contingencies whereby the Company recorded a gain of approximately $155,000 through the nine months ended February 28, 2014 which included consideration of the Holdback Payment and reported Earn-Out Payments, but excluded consideration of up to $686,000 of potential future Earn-Out Payments.

During the fourth quarter of fiscal 2014, we changed our accounting policy with regard to these payments to account for the proceeds at the fair value of the consideration received in accordance with ASC 810-10-40-5. Pursuant to the new policy, the Company estimated the fair value of Holdback Payment and the Earn-Out Payments on the date of the transaction and recognized the fair value as a component of the gain on sale as of the transaction date. The Holdback Payment and Earn-Out Payments will be adjusted to fair value at each reporting period with changes in the fair value of the asset reported as a component of other income or expense, net.

Under the new accounting policy, the Company recorded a $649,000 gain on the CADRA Sale during the year ended May 31, 2014, which included the estimated fair value of the Holdback Payment and the Earn-Out Payments of $922,000 on the date of the transaction. Under the ASC 450 the reported gain would have been $197,000 for the year ended May 31, 2014, which would have included $427,000 of Holdback Payment and Earn-Out Payments, that being the amount of the Earn-Out Payments actually reported by Mentor through fiscal year end. This change in accounting policy resulted in a $0.52 decrease in loss per share for the year ended May 31, 2014. There was no impact of the change in accounting policy on previous fiscal years as the Company has not had sale transactions that included earn out agreements in the past.

The Company determined that accounting for the Holdback Payment and the Earn-Out Payments at fair value resulted in a more complete and accurate reflection of the economic value associated with the sale of the CADRA business. The Company considered, among other things, the following facts and circumstances related to the Holdback Payment and the Earn-Out Payments in the decision to change its accounting policy:

•

The Holdback Payment and the Earn-Out Payments were earned upon completion of the CADRA Sale; the Company had no further obligation to perform any services to be entitled to receive them;

•

The Earn-Out Payments cannot exceed $750,000 and are based on a percentage of revenue, a predictable measure of performance;

•

The Company’s continued involvement as a distributor of the CADRA technology throughout most of Europe affords us significant insight into Mentor’s product plans, pricing, upgrade release schedule, continued investment and ongoing strategy with regard to the technology;

•

Mentor’s obligation to report the CADRA revenue on a quarterly basis aids in our understanding of their progress against previously prepared forecasts and historical revenue trends; and

•

The majority of the CADRA revenue is composed of recurring annual maintenance contracts with a high renewal rate from long-time users of the technology. As such, the revenue over the term of the Earn-Out Agreement is predictable.

The Company concluded that deferring the recognition of the Earn-Out Payments until reported by Mentor under ASC 450 did not accurately and completely reflect the economic value of the sale of the CADRA business that was completed during fiscal year 2014. ASC 810-10-40-5 supports recognizing the fair value of contingent consideration upon the deconsolidation of a subsidiary and the Company believes that electing the accounting policy more accurately and completely depicts the results of operations for the fiscal year ended May 31, 2014 and the financial position as of that date and is therefore preferable.

FOREIGN CURRENCY TRANSLATION

The functional currency of the Company’s foreign operations (Germany, and Italy) is the Euro. As a result, assets and liabilities are translated at period-end exchange rates and revenues and expenses are translated at the average exchange rates. Adjustments resulting from translation of such financial statements are classified in accumulated other comprehensive income (loss). Foreign currency gains and losses arising from transactions were included in operations in fiscal year 2014 and 2013. In fiscal year 2014 and 2013, the Company recorded a net gain from foreign currency related transactions of approximately $(33,000) and $(7,000), respectively, to Other income, net in the Consolidated Statements of Operations.

COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is a more inclusive reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income (loss). To date, the Company’s comprehensive income items include only foreign translation adjustments. Comprehensive income (loss) has been included in the Consolidated Statements of Comprehensive Income (Loss) for all periods.

NET INCOME (LOSS) PER COMMON SHARE

Basic net income (loss) per share are computed by dividing the net income (loss) by the weighted-average number of common shares outstanding. Diluted net income per share is computed by dividing net income by the weighted-average number of common and equivalent dilutive common shares outstanding. For periods in which losses are reported potentially dilutive common stock equivalents are excluded from the calculation of diluted loss per share because the effect is anti-dilutive.

The following table details the derivation of weighted average shares outstanding used in the calculation of basic and diluted net income (loss) for each period:

	(Amounts in thousands, except share amounts)
	Years Ended
	May 31, 2014	May 31, 2013
Net income (loss) available to common shareholders	$(748)	$360
Weighted average number of common shares outstanding used in calculating basic earnings per share	876,860	1,018,709
Weighted average number of common shares outstanding used in calculating diluted earnings per share	876,860	1,019,812

For the fiscal year ending May 31, 2014, 129,500 options to purchase common shares were anti-dilutive and were excluded from the above calculation.

STOCK - BASED COMPENSATION

Stock-based compensation expense for all stock-based payment awards made to employees and directors is measured based on the grant-date fair value of the award. The Company estimated the fair value of each share-based award using the Black-Scholes option valuation model. The Black-Scholes option valuation model incorporates assumptions as to stock price volatility, the expected life of options, a risk-free interest rate and dividend yield. The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the award.

In May 2011, the 2011 Equity Incentive Plan (the “2011 Plan”) was approved by the Company’s shareholders, pursuant to which 150,000 shares of our common shares are reserved for issuance. Any shares subject to any award under the 2011 Plan that expires, is terminated unexercised or is forfeited will be available for awards under the 2011 Plan. The Company may grant stock options, restricted stock, restricted stock units, stock equivalents and awards of shares of common stock that are not subject to restrictions or forfeiture under the 2011 Plan. As of May 31, 2014, 129,500 options were awarded.

The following table summarizes option activity under the 1994 and the 2011 Stock Option Plan:

	Number of Options	Weighted Average Exercise Price Per Share	Weighted-Average Remaining Life (in years)	Aggregate Intrinsic Value

Outstanding options at May 31, 2012	10,000	2.40	9.02	-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or expired	-	-	-	-

Outstanding options at May 31, 2013	10,000	2.40	8.02	-
Granted	124,500	1.84	10.00	-
Exercised	-	-	-	-
Forfeited or expired	(5,000)	1.11	-	-

Outstanding options at May 31, 2014	129,500	$1.88	9.74	$20,825

Exercisable at May 31, 2014	10,493	$2. 17	8. 49	$868

The Company determined the volatility for options granted during the fiscal year ended May 31, 2014 and 2013 using the historical volatility of the Company’s common stock. The expected life of options has been determined utilizing the “simplified” method as prescribed in ASC 718 Compensation, Stock Compensation. The expected life represents an estimate of the time options are expected to remain outstanding. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The Company has not paid, and does not anticipate paying, cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero.

For the years ended May 31, 2014 and 2013, the Company expensed approximately $15,000 and $8,000, respectively, of stock-based compensation. The Company had approximately $207,000 of unrecorded stock-based compensation as of May 31, 2014 which will be recognized as expense over the next 2.6 years.

The weighted-average fair value of each option granted in the fiscal year ended May 31, 2014 is estimated as $1.73 on the date of grant using the Black-Scholes model with the following weighted average assumptions:

Expected life	5.52- 5.77 years
Assumed annual dividend growth rate	0%
Expected volatility	155%
Risk free interest rate	1.46 – 1.96%

The weighted-average fair value of each option granted in the fiscal year ended May 31, 2013 is estimated as $3.32 on the date of grant using the Black-Scholes model with the following weighted average assumptions:

Expected life	5.77 years
Assumed annual dividend growth rate	0%
Expected volatility	188%
Risk free interest rate	0.95%

REDEEMABLE COMMON STOCK

During the year ending May 31, 2013, the Company issued 50,000 shares of common stock, $0.10 par value (the “Common Stock”) at a purchase price of $5.00 per share to accredited investors (collectively, the “Investors”) in separate private placement transactions for total proceeds of $250,000. These transactions were completed pursuant to a Securities Purchase Agreement (the “Agreement”) which the Company entered into with each of the respective Investors. In lieu of registration rights, each $25,000 investment entitled the Investors to a fee of $6,000 (the “Fee”) to be paid in six equal quarterly installments during the eighteen month period (the “Payment Period”) following the investment. The Agreement also provided the Investors with the right to require the Company to redeem the Common Stock held by such Investors (the “Put Option”) for $5.50 per share in cash for a 30 day period following the Payment Period.

The Company first assessed the redeemable Common Stock to determine if the instrument should be accounted for as a liability in accordance with ASC 480, Distinguishing Liabilities from Equity .. In that the Put Option is optionally redeemable by the holder, the Common Stock was not required to be accounted for as a liability. Next, the Company assessed the Put Option within the redeemable Common Stock as a potential embedded derivative pursuant to the provisions of ASC 815, Derivatives and Hedging, and concluded that the Put Option did not meet the net settlement criteria within the definition of a derivative. Therefore, the Company has accounted for the Common Stock issued pursuant to the Agreement in accordance with ASC 480-10-S99-3A, Classification and Measurement of Redeemable Securities , which provides that securities that are optionally redeemable by the holder for cash or other assets are classified outside of permanent equity in temporary equity. The 50,000 shares of Common Stock issued pursuant to the Agreement were recorded as redeemable common stock at an initial carrying value of $163,000. This amount is equal to the gross proceeds of $250,000, less $27,000 in issuance costs related to legal fees and the $60,000 related to the total Fee due to each of the Investors, which has been included in other liabilities. The Company elected to record the Common Stock at its redemption value of $275,000 immediately and accordingly recorded accretion of $112,000 to additional paid in capital during fiscal year 2013.

Subsequent to fiscal year end, each of the Investors exercised their Put Option and the Shares were repurchased by the Company at the agreed upon Put Option price of $5.50 per share for a total of $275,000.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, (Topic 606). The ASU is the result of a joint project by the FASB and the International Accounting Standards Board (“IASB”) to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards (“IFRS”) that would: remove inconsistencies and weaknesses, provide a more robust framework for addressing revenue issues, improve comparability of revenue recognition practices across entities, jurisdictions, industries, and capital markets, improve disclosure requirements and resulting financial statements, and simplify the presentation of financial statements. The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU is effective for annual reporting periods beginning after December 15, 2016. Early application is not permitted. The Company is currently assessing the impact of this guidance.

C. INCOME TAXES

The provision for income taxes includes the following for the years ended May 31 (in thousands):

	2014	2013
Federal	$-	$-
Foreign	-	13
State and local	2	2
Total current provision	2	15
Deferred provision	268	148
Valuation allowance	(268)	(148)
Total deferred provision	-	-
Total provision	$2	$15

The domestic and foreign components of income (loss) before income taxes were as follows for the years ended May 31 (in thousands):

	2014	2013
Domestic	$(562)	$343
Foreign	(184)	32
	$(746)	$375

At May 31, 2014, the Company had Federal net operating loss carryforwards of $20 million that begin expiring in 2022, and are available to reduce future taxable income. The utilization of the remaining net operating loss carryforwards may be subject to limitation based on past and future changes in ownership of the Company pursuant to Internal Revenue Code Section 382. The Company also has an alternative minimum tax credit of approximately $200,000 that has no expiration date that was available as of May 31, 2014.

The Company’s effective income tax rates can be reconciled to the federal and state statutory income tax rate for the years ended May 31 as follows:

	2014	2013
Federal statutory rate	34%	34%
State	-	-
Foreign	-	1
Permanent items	-	-
Valuation reserve	(34)	(34)
Effective tax rate	-	1%

Deferred tax assets (liabilities) were comprised of the following at May 31 (in thousands):

	2014	2013
Deferred tax assets
Net operating loss carryforwards	$7,271	$7,190
Tax credit carryforwards	254	254
Receivables allowances	7	11
Vacation pay accrual	9	10
Other accruals	-	-
Depreciation	37	35
Differences in book and tax basis of assets of acquired businesses	(859)	(1,050)
Total gross deferred tax assets	6,719	6,450
Valuation allowance	(6,719)	(6,450)
Net deferred tax asset	$-	$-

Due to the uncertainties regarding the realization of certain favorable tax attributes in future tax returns, the Company has established a valuation reserve against the otherwise recognizable net deferred tax assets.

D. EMPLOYEE RETIREMENT PLANS

The Company has an Internal Revenue Code Section 401(k) plan covering substantially all U.S. based employees and offers an employer match of a portion of an employee’s voluntary contributions. The aggregate expense related to this employer match for fiscal years 2014 and 2013 was approximately $51,000 and $46,000, respectively.

E .. SEGMENT INFORMATION

The Company operates in one reportable segment and is engaged in the development, marketing, distribution and support of computer aided design and product data management and collaboration computer solutions. The Company’s operations are organized geographically with offices in the U.S. and foreign offices in Germany and Italy. Components of revenue and long-lived assets (consisting primarily of intangible assets, capitalized software and property, plant and equipment) by geographic location, are as follows (in thousands):

	Years Ended
Revenue:	May 31, 2014	May 31, 2013
North America	$3,593	$4,596
Asia	493	603
Europe	1,557	1,771
Eliminations	(634)	(612)
Consolidated Total	$5,009	$6,358

Long-Lived Assets:	As of May 31,	As of May 31,
	2014	2013
North America	$1,916	$5,119
Europe	43	113
Consolidated Total	$1,959	$5,232

F. DEBT

PRIDES CROSSING CAPITAL

On May 10, 2013, the Company entered into a loan agreement (the “Loan Agreement”) with Prides Crossing Capital, L.P. and Prides Crossing Capital-A, L.P., (“Lenders”). The Loan Agreement provided for a $2.7 million, three-year term loan (the “Loan”) with interest only payments until October 1, 2014.

On July 9, 2013, the Loan Agreement was amended (the “Amended Loan Agreement No. 1”) to allow the Company to repurchase 170,000 of its shares from Greenleaf (as described in Note J) and to increase the maximum ratio of indebtedness to EBITDA from 2.25:1 to 2.60:1 for the quarters ended May 31, 2013, August 31, 2013 and November 30, 2013. In consideration for entering into the Amended Loan Agreement No. 1, the Company issued the Lenders warrants to purchase 25,000 shares of common stock at an exercise price of $1.00 per share. The warrants were to vest monthly over three years, with accelerated vesting under certain circumstances including if the Loan was repaid prior to maturity, and terminate if not exercised on or before July 9, 2020.

Upon issuance, the warrants did not meet the requirements for equity classification, because such warrants provide a cash-out election allowing the holder to a one time right to require the Company to repurchase all or a portion of the warrants. Therefore these warrants were required to be accounted for as a liability. Changes in fair value are recognized as either a gain or loss in the consolidated statement of operations under the caption “Other income, net.”

The Company determined the fair value of the warrants using the Black-Scholes valuation model. The grant date fair value of the warrants of approximately $51,000 was recorded as a liability, with a corresponding discount recorded on the debt. The debt discount is being accreted through the remaining term of the Loan Agreement using the effective interest rate method.

On December 5, 2013, the Company entered into the Amended Loan Agreement No. 2 between the Company, as borrower and Prides Crossing Capital Funding, L.P., as the Lender whereby the parties agreed to amend and restate the Company’s existing $2.7 million Loan Agreement following the CADRA Sale. The Lender was the successor to Prides Crossing Capital, L.P. and Prides Crossing Capital-A, L.P., the Lenders under the Loan Agreement. Under the terms of the Amended Loan Agreement No. 2, the Company agreed to pay down the principal of the Loan from $2.7 million to $1.0 million using a portion of the proceeds from the CADRA Sale. In addition, the Company paid a pre-payment penalty of $81,000 and agreed to repurchase the outstanding warrants to purchase 25,000 shares of common stock at an exercise price of $1.00 per share in exchange for $19,000.

The amended and restated Term Note matures on January 1, 2015 and bears an interest rate of 14% payable in arrears on a monthly basis throughout the life of the loan commencing on January 1, 2014. The Term Note may be repaid in full at any time but partial voluntary pre-payments are not allowed. If a pre-payment is made on or prior to September 30, 2014, the Company shall pay a yield maintenance fee equal to the interest that would have accrued under the Term Note from the date of pre-payment through September 30, 2014. No yield maintenance fee is due for a pre-payment made subsequent to September 30, 2014.

The Company agreed to secure all of its obligations under the Term Note by granting the Lender a first priority security interest in all of the Company’s assets, including the Company’s intellectual property and pledges of (i) one hundred percent (100%) of the Company’s equity interests in its domestic subsidiaries and (ii) sixty-five percent (65%) of the Company’s equity interests in its foreign subsidiaries. In connection with the grant of the security interest in favor of the Lender in the Company’s intellectual property, the Company has entered into an intellectual property security agreement with the Lender and entered into a source code escrow agreement with the Lender and an independent third party. In addition, the Company’s Chief Executive Officer has provided the Lender with a personal guaranty of up to $500,000 secured by his equity interests in the Company.

The Term Note contains customary representations, warranties and covenants, including covenants by the Company limiting additional indebtedness, liens, guaranties, mergers and consolidations, substantial asset sales, investments and loans, sale and leasebacks, transactions with affiliates and fundamental changes in its business. In addition, the Term Note contains financial covenants by the Company that establish (i) a month-end minimum consolidated cash balance of $1.0 million of which no less than $750,000 must be held in the Company’s main operating account that is subject to a deposit account control agreement; (ii) a minimum of $750,000 of consolidated cash at all times; (iii) a quick ratio covenant, which provides that on the last day of each fiscal quarter the ratio of the Company’s cash plus accounts receivable divided by accounts payable plus accrued expenses shall not be less than 2.7:1; and (iv) a covenant that provides that the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for Q3 and Q4 of fiscal 2014 shall not exceed a loss of $200,000 for each of those fiscal quarters and shall be greater than positive EBITDA of $100,000 for each subsequent fiscal quarter. The Term Note also imposes limits on capital expenditures for each fiscal year during the term of the Term Note. The Company, the Lender and First Republic Bank entered into a deposit account control agreement pursuant to which the Lender will perfect its security interest in the assets held in the Company’s main operating account at First Republic Bank.

The Term Note provides for events of default customary for credit facilities of this type, including but not limited to non-payment, defaults on other debt, misrepresentation, breach of covenants, representations and warranties, insolvency and bankruptcy. Upon an event of default relating to insolvency, bankruptcy or receivership, the amounts outstanding under the Term Note will become immediately due and payable and the Lender commitment will be automatically terminated. Upon the occurrence and continuation of any other event of default, the Lender may accelerate payment of all obligations and terminate the Lender’s commitments under the Term Note.

G. LEASE COMMITMENTS

OPERATING LEASES

The Company conducts its operations in office facilities leased through December 2018. Rental expense for fiscal years 2014 and 2013 was approximately $181,000 and $194,000, respectively. The Company has the option to terminate the lease in March 2017 by paying a termination fee of approximately $77,000.

At May 31, 2014, minimum annual rental commitments under noncancellable leases were as follows (in thousands):

Fiscal Year ending May 31:
2015	$133
2016	133
2017	110
Total future minimum lease commitments	376

CAPITAL LEASES

In fiscal years 2010, 2013 and 2014, the Company acquired capital equipment through a capital lease agreements with financial institutions for a terms of 50 and 60 months, with a $1 purchase option. The assets are amortized over the life of the related lease and amortization of the assets is included in depreciation expense for fiscal year 2014 and 2013. Minimum annual future lease payments under the capital lease as of May 31, 2014 are as follows (in thousands):

2015	$23
2016	23
2017	23
2018	13
2019	5

Minimum lease payment	87
Amount representing interest	(21)

Present value of minimum lease payments	$66

Current	$19
Long Term	$47

H. NOTE RECEIVABLE

Joseph Mullaney, the Company’s CEO, was extended a non-interest bearing note in the amount of $134,000 related to a stock transaction in May 1998. The note is partially secured by the Company stock acquired in that transaction. The Company has accounted for the note as a fixed arrangement.

I. RIGHTS AGREEMENT

On February 3, 2012, the Company entered into a Rights Agreement with Registrar and Transfer Company, as Rights Agent, dated as of February 3, 2012 (the “Rights Agreement”). By adopting the Rights Agreement, the Board of Directors was seeking to protect the Company’s ability to carry forward its net operating losses and certain other tax attributes (collectively, “NOLs”). The Company has experienced and may continue to experience substantial operating losses, and for federal and state income tax purposes, the Company may “carry forward” net operating losses in certain circumstances to offset current and future taxable income, which will reduce federal and state income tax liability, subject to certain requirements and restrictions. These NOLs are a valuable asset of the Company, which may inure to the benefit of the Company and its shareholders. However, if the Company experiences an “ownership change,” as defined in Section 382 of the Internal Revenue Code (the “Code”), its ability to use the NOLs could be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could significantly impair the value of the Company’s NOL asset. Generally, an “ownership change” occurs if the percentage of the Company’s stock owned by one or more “five percent stockholders” increases by more than fifty percentage points over the lowest percentage of stock owned by such stockholders at any time during the prior three-year period or, if sooner, since the last “ownership change” experienced by the Company. An NOL rights agreement like the Rights Agreement with a 4.99% “trigger” threshold is intended to act as a deterrent to any person acquiring 4.99% or more of the outstanding shares of common stock without the approval of the Board of Directors. This would protect the Company’s NOL asset because changes in ownership by a person owning less than 4.99% of the common stock are not included in the calculation of “ownership change” for purposes of Section 382 of the Code.

In connection with the Rights Agreement, the Board of Directors of the Company declared a dividend of one common share purchase right (a “Right”) for each outstanding share of common stock, par value $0.10 per share, of the Company .. The dividend was issued on February 15, 2012 to the stockholders of record on February 15, 2012. Each Right entitles the registered holder to purchase from the Company one share of common stock in certain circumstances at a price of $5.00 per share of common stock , subject to adjustment.

In the event that a person or group of affiliated or associated persons becomes an Acquiring Person, as defined in the Rights Agreement, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of shares of common stock having a market value of two times the purchase price of the Right.

J. STOCK PURCHASE AGREEMENT

In June 2013, the Company purchased 170,000 shares of common stock from Greenleaf, The Ronda E. Stryker and William D. Johnston Foundation, and The L. Lee Stryker 1974 Irrevocable Trust fbo Ronda E. Stryker, for a purchase price of $62,900 or $0.37 per share as detailed in Note K to the consolidated financial statements as of May 31, 2013. The agreement provides an option for the Company to either make an offer to purchase the remaining 101,411 shares held by Greenleaf at $0.37 per share or to provide Greenleaf with registration rights with respect to the remaining shares as set forth in the Registration Rights Agreement dated March 8, 2011. Greenleaf is under no obligation to accept the Company’s offer to purchase the remaining shares on the terms set forth above, however, if the offer is made by the Company and rejected, the Company will no longer be obligated to provide Greenleaf with registration rights with respect to the remaining shares. As part of the agreement, Greenleaf agreed not to sell or transfer the shares for a one year period from the transaction date. On August 8, 2014 the Company repurchased Greenleaf’s remaining 101,411 shares at $0.37 per share for a total of approximately $38,000.

K. SALE OF PATENTS

In June 2012, the Company sold to an unrelated third party (the “Buyer”) its rights, title and interests in three of its U.S. patents (the “Patents”) all entitled Method and System for Design and Drafting in exchange for a non-refundable, initial royalty payment of $200,000 (the “Initial Payment”). These Patents were derived from the Company’s development work related to the Company’s CADRA product line and the inventions are a key, time saving feature within that technology offering. The Company received a limited, non-exclusive, royalty-free license under the Patents to make, use, offer to sell, or sell the Company’s products or services.

In September 2012, the agreement was amended to include two other U.S. patents (“Additional Patents”) both entitled Product Development System and Method Using Integrated Process and Data Management. These Additional Patents were derived from the development work related to the Company’s ProductCenter product line and are a core and essential capability within that product offering. The Company received a limited, non-exclusive, royalty-free license under the Additional Patents to make, use, offer to sell or sell the Company’s products or services. As a result of the amendment, the Initial Payment was increased by $100,000.

The agreement gives the Buyer complete control over what, if any, actions shall be taken in the future to monetize the Patents and the Additional Patents through licensing, sale, enforcement or other means. In the event whereby monies are derived from the Patents and the Additional Patents, the Company is due 30% of the net proceeds (the “Net Proceeds”), as defined in the agreement. The Initial Payment shall be reimbursable from Net Proceeds to the extent any are due. There can be no assurance that the Company will derive any additional monies from the agreement, however.

The sale of the Patents and Additional Patents is a multiple element arrangement as defined under ASC 605 and, as such, the Company allocated the Initial Payment between the sale of the Patents and Additional Patents that were delivered during the fiscal quarter and support services that were undelivered. Support services include being available to the Buyer to assist them should they require such assistance in licensing or pursuing other means of monetizing the Patents and Additional Patents to third parties. The allocation of the Initial Payment to the patent and support services elements was based on management’s best estimate of the selling price of each element. The Initial Payment was allocated as follows: Patents - $290,000, and Support Services - $10,000. Additional monies due the Company in the form of royalties from its 30% share of Net Proceeds will be recorded in the quarterly period in which the Buyer notifies the Company such payments are due. Such notification and payment, if any, are due thirty calendar days after the end of each calendar quarter. The revenue allocated to support services was recognized during the fiscal year ended 2014 as all services had been performed.

The Company retained its U.S. patent applications that it acquired or filed since the Recapitalization Transaction in March 2011. These patent applications were not included in the above described agreement. The Company expects to be actively engaged with the U.S. Patent and Trademark Office for the foreseeable future with regard to those filings.

L. CADRA SALE

On October 18, 2013, the Company sold substantially all of the assets of its CADRA product line, including all intellectual property related to that technology but specifically excluded cash, billed accounts receivable and liabilities other than the deferred maintenance liability associated with CADRA customer maintenance contracts for support services, to Mentor, pursuant to an Asset Purchase Agreement dated August 30, 2013. The aggregate consideration for the CADRA Sale is up to $3.95 million, which is comprised of (i) $2.88 million of which was paid on the closing date; (ii) $320,000 (representing a 10% holdback) of which will be paid on the one year anniversary of the closing date (subject to any indemnification claims), and (ii) Earn-Out Payments of up to an aggregate $750,000 over the three-year period subsequent to the closing date, based on 10% of the net revenue generated by the CADRA business , subject to the terms of the Earn-Out Agreement dated August 30, 2013.

The Company will continue to sell and support the CADRA technology throughout Europe (except Germany) and, for a one year period from the closing, will retain the rights to sell and support the technology to the largest U.S. CADRA user, Sikorsky Aircraft.

The transaction generated a gain during fiscal year 2014 which was composed of the following (000’s):

Proceeds from the sale of the CADRA technology	$2,880
Fair value of the Holdback Payment and the Earn-Out Payments	922
Liabilities assumed by Mentor related to deferred maintenance obligations	607
Professional fees and other expenses related to the transaction	(448)
Goodwill allocated to the CADRA product line	(3,305)
Net book value of equipment transferred in the sale	(7)
Gain on sale of CADRA product line	$649

M. SUBSEQUENT EVENTS

The Company has evaluated all events and transactions that occurred after the balance sheet and through the date that the financial statements were available to be issued.

On June 20, 2014, the Company entered into three agreements: a securities purchase agreement (the “Share Purchase Agreement”) with Mr. Joseph P. Daly, an existing SofTech shareholder; a promissory note agreement (the “Note”) with EssigPR, Inc. (“EssigPR”), a Puerto Rico corporation; and a partnership agreement (the “Partnership Agreement”) with Essig Research, Inc. (“Essig”), a corporation based in Cincinnati, Ohio. EssigPR and Essig are owned by the aforementioned Mr. Daly. Each of the agreements between the parties is briefly described below.

Under the Share Purchase Agreement dated June 20, 2014, Mr. Daly, Essig’s CEO and owner, purchased 110,000 shares of SofTech common stock, par value $0.10 per share for $550,000, in a direct private placement. Mr. Daly shall have the right to require the Company to repurchase some or all of the shares at $7.00 per share during the ninety (90) day period immediately following the three-year anniversary of the purchase date.

The Note is a three (3) year borrowing arrangement with EssigPR as the lender. The promissory note is a $750,000 term loan maturing on April 1, 2017, that accrues interest at a 9.5% interest rate, paid quarterly in arrears. The principal on the Note will be paid from the deferred payments (Holdback Payment and Earn-Out Payments) due over the next three years from Mentor in connection with their purchase of the CADRA product line as described herein. The Company is responsible for ensuring that the Mentor deferred payments are sufficient for paying down the Note or, on April 1, 2017, making up for any shortfall. Mentor deferred payments in excess of amounts due under the Note revert to the Company.

On October 1, 2014, the Company entered into an additional short term borrowing arrangement with EssigPR (“Short Term Note”) whereby it was agreed that the Company would retain $300,000 of the Holdback Payment due from Mentor in October 2014 rather than utilize those monies to pay down the above described Note. The interest rate on the Short Term Note is 9.5%, payable quarterly in arrears. The Short Term Note can be repaid at any time without penalty and is due in full on April 10, 2015. EssigPR was awarded 5,000 stock options to purchase SofTech common stock at $1.00 per share. The stock options will expire on October 1, 2024 if not exercised.

The Partnership Agreement is an arrangement whereby the Company and Essig have agreed to work together to market and deliver Essig’s professional services capabilities to the SofTech customer base. In addition, the Company has agreed to provide office space for up to fifteen (15) Essig employees or contractors at no charge at its facility in Massachusetts. The Partnership Agreement expires on April 1, 2017.

In June 2014, each of the Investors in the fiscal year 2013 Redeemable Common Stock arrangement described in Note B. above exercised their Put Option. The Company repurchased those 50,000 shares in exchange for $275,000 in accordance with the terms of those Stock Purchase Agreements.

On August 8, 2014, the Company purchased 101,411 shares of its common stock from Greenleaf in exchange for $37,522, or $0.37 per share.

In three transactions in late September 2014, the Company raised proceeds of $250,000 from the issuance of an aggregate of 50,000 shares of the Company’s common stock, par value $0.10 per share, at $5.00 per share to accredited investors in separate private placement transactions.

These transactions were completed pursuant to Securities Purchase Agreements which the Company entered into with each of the investors as described in the table below.

The material terms of the Securities Purchase Agreements are summarized below.

•

Number of Shares Sold : An aggregate of 50,000 shares of the Company’s common stock, par value $0.10 per share;

•

Purchase Price Per Share: The shares were sold to investors at a purchase price of $5.00 per share in lots of 10,000 shares;

•

Type of Offering: Direct private placement to accredited investors; no registration rights; no third party placement fees;

•

Fees: In lieu of registration rights and Company costs savings related to direct negotiation with accredited investors, each $50,000 investment entitles the investor to a fee of $5,000 to be paid in eight equal quarterly installments during the twenty-four month period following the investment; and

•

Purchase Put Right: Each share purchased shall also give the investors the right to require the Company to repurchase the shares at $7.00 for the 30 day period following the twenty-four month anniversary of the investment.

The Company does not believe that the issuance of such shares will restrict the Company’s ability to utilize its net operating losses. Accordingly, the Board of Directors of the Company approved in advance the purchase of the shares in these transactions as “Exempt Transactions” as defined in Section 1(o) of the Company’s Rights Agreement, dated February 3, 2012, between the Company and the Registrar and Transfer Company.

Name of Accredited Investor	Date of Securities Purchase Agreement	Amount of Investment in Transaction ($/# of Shares Purchased)
Robert Anthonyson	September 18, 2014	$100,000 / 20,000 shares
Glenn W. Dillon	September 22, 2014	$100,000 / 20,000 shares
Thomas Doherty	September 22, 2014	$50,000 / 10,000 shares

Mr. Anthonyson is the Vice President and is member of the Board of Directors of the Company. He owned 129,838 shares of common stock prior to the above described transaction.

The offer and sale of securities in the private placements described above were made to “accredited investors” (as defined in Rule 501(a) under the Securities Act) in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder.

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	(in thousands)
	August 31,	May 31,
	2014	2014
ASSETS

Cash and cash equivalents	$1,230	$1,209
Accounts receivable (less allowance for uncollectible accounts of $18 as of August 31, 2014 and May 31, 2014)	568	666
Holdback Payment and Earn-Out Payments from CADRA Sale	600	547
Debt issuance costs, net	87	139
Prepaid and other assets	272	204

Total current assets	2,757	2,765

Property and equipment, net	84	95
Goodwill	948	948
Capitalized software development costs, net	291	319
Capitalized patent costs	108	106
Earn-Out Payments from CADRA Sale, net of current portion	334	348
Other assets	143	143

TOTAL ASSETS	$4,665	$4,724

LIABILITIES, REDEEMABLE COMMON STOCK AND SHAREHOLDERS’ EQUITY

Accounts payable	$196	$483
Accrued expenses	492	503
Other current liabilities	104	104
Deferred maintenance revenue	1,196	1,462
Capital lease, current	19	19
Debt	1,529	973

Total current liabilities	3,536	3,544

Capital lease	44	47
Long-term debt	203	-

Total liabilities	3,783	3,591

Redeemable common stock, $0.10 par value, 110,000 and 50,000 shares issued and outstanding at August 31, 2014 and May 31, 2014, respectively.	770	275

Shareholders’ equity :
Common stock, $0.10 par value 20,000,000 shares authorized, 723,724 and 825,135 issued and outstanding at August 31, 2014 and May 31, 2014, respectively.
	73	83
Capital in excess of par value	27,117	27,338
Accumulated deficit	(26,653)	(26,081)
Accumulated other comprehensive loss	(425)	(482)
Total shareholders’ equity	112	858

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND SHAREHOLDERS’ EQUITY	$4,665	$4,724

See accompanying notes to unaudited consolidated financial statements

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	(in thousands, except for share and per share data)
	For the Three Months Ended
	August 31,	August 31,
	2014	2013

Revenue:
Products	$71	$241
Services	793	1,134
Total revenue	864	1,375

Cost of revenue:
Products	53	33
Services	355	307
Total cost of revenue	408	340

Gross margin	456	1,035

Research and development expenses	272	335
Selling, general and administrative expenses	717	881
Gain on change in fair value of Earn-Out Payments and Holdback Payment	(39)	-

Operating loss	(494)	(181)

Interest expense	63	102
Gain on change in fair value of warrant	-	(9)
Other (income) expense, net	15	(8)

Net loss	$(572)	$(266)

Basic and diluted net loss per share:	$(0.64)	$(0.30)

Weighted average common and redeemable shares outstanding-basic and diluted	896,234	901,005

See accompanying notes to unaudited consolidated financial statements

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF

COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	(in thousands, except for share and per share data)
	For the Three Months Ended
	August 31,	August 31,
	2014	2013

Net loss	$(572)	$(266)

Other comprehensive income (loss):
Foreign currency translation adjustment	57	(20)

Total other comprehensive income (loss)	57	(20)

Comprehensive loss	$(515)	$(286)

See accompanying notes to unaudited consolidated financial statements

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	(in thousands)
	For the Three Months Ended
	August 31,	August 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(572)	$(266)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	90	55
Stock-based compensation	27	2
Non-cash interest expense	9	2
Change in fair value of Earn-Out Payments and Holdback Payment	(39)	-
Change in fair value of warrant liability	-	(9)
Change in current assets and liabilities:
Accounts receivable	98	190
Prepaid expenses and other assets	(68)	24
Restricted cash	-	24
Accounts payable, accrued expenses and other liabilities	(298)	82
Deferred maintenance revenue	(266)	(35)
Change in assets and liabilities held for sale	-	(318)
Net cash used in operating activities	(1,019)	(249)

Cash flows from investing activities:
Capital expenditures	-	(29)
Capitalized software development costs	-	(39)
Capitalized patent costs	(2)	(2)
Net cash used in investing activities	(2)	(70)

Cash flows from financing activities:
Cost of repurchase of common stock	(37)	(63)
Cost of repurchase of redeemable common stock	(275)	-
Capitalized debt issuance costs	-	(32)
Borrowing under debt agreements	750	-
Proceeds from issuance of common stock	550	-
Repayments under capital lease	(3)	(4)
Net cash provided by (used in) financing activities	985	(99)

Effect of exchange rates on cash	57	(18)
Increase (decrease) in cash and cash equivalents	21	(436)
Cash and cash equivalents, beginning of period	1,209	1,188
Cash and cash equivalents, end of period	$1,230	$752

Supplemental disclosures of cash flow information:
Interest paid	$36	$56
Taxes paid	$2	$14

Noncash investing and financing activities:
Issuance of warrants	$-	$51
Accretion of redeemable common stock	$220	$-

See accompanying notes to unaudited consolidated financial statements

SOFTECH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

A. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

SofTech, Inc. (the “Company”) was formed in Massachusetts on June 10, 1969. The Company is engaged in the development, marketing, distribution and support of computer software solutions that serve the Product Lifecycle Management (“PLM”) industry. The Company’s operations are organized geographically with offices in the U.S. and European sales and customer support offices in Germany and Italy. The Company also has resellers in Asia and Europe.

The consolidated financial statements of the Company include the accounts of SofTech, Inc. and its wholly-owned subsidiaries, Information Decisions, Inc., Workgroup Technology Corporation, SofTech, GmbH and SofTech, Srl. All significant intercompany accounts and transactions have been eliminated in consolidation.

CADRA Sale

On October 18, 2013, the Company sold substantially all of the assets of its CADRA product line, including all intellectual property related to that technology but specifically excluding cash, billed accounts receivable and liabilities other than the deferred maintenance liability associated with CADRA customer maintenance contracts for support services (the “CADRA Sale”), to Mentor Graphics Corporation (“Mentor”), pursuant to an Asset Purchase Agreement dated August 30, 2013 (the “Asset Purchase Agreement”). The aggregate consideration for the CADRA Sale is up to $3.95 million, which is comprised of (i) $2.88 million of which was paid on the closing date; (ii) $320,000 payable on the one year anniversary (the “Holdback Payment”) of the closing date (subject to any indemnification claims); and (iii) up to an aggregate $750,000 over the three-year period subsequent to the closing date, based on 10% of the net revenue generated by the CADRA business (the “Earn-Out Payments”), subject to the terms of the Earn-Out Agreement dated August 30, 2013 (the “Earn-Out Agreement”).

The Company continued to offer the CADRA technology as a reseller throughout Europe (except Germany) on an exclusive basis until November 30, 2014 pursuant to a distribution agreement with Mentor (“Distributorship Agreement”) at which time the Distributorship Agreement will be subject to renewal by mutual agreement of the parties. The Company expects to renew the Distributorship Agreement for Europe (except Germany) for at least one year and is currently engaged in negotiations. In addition, for a one year period from the closing of the transaction the Company retained the right to market the CADRA technology to Sikorsky Aircraft, the largest CADRA user in the United States. This marketing right expired as expected on October 16, 2014. Due to the significant continued involvement in the sale and support of the CADRA product line, the transaction does not qualify for presentation as discontinued operations.

Term Loan, Stock Purchase Agreement and Partnership Agreement

On June 20, 2014, the Company entered into a securities purchase agreement (the “Share Purchase Agreement”) with Mr. Joseph P. Daly, an existing SofTech shareholder and a promissory note agreement (the “Note”) with EssigPR, Inc. (“EssigPR”), a Puerto Rico corporation. EssigPR is owned by the aforementioned Mr. Daly. Each of the agreements between the parties is briefly described below.

Under the Share Purchase Agreement dated June 20, 2014, Mr. Daly, Essig’s CEO and owner, purchased 110,000 shares of SofTech common stock, par value $0.10 per share for $550,000, in a direct private placement. Mr. Daly shall have the right to require the Company to repurchase some or all of the shares at $7.00 per share during the ninety (90) day period immediately following the three-year anniversary of the purchase date.

The Note is a three (3) year borrowing arrangement with EssigPR as the lender. The Note is a $750,000 term loan maturing on April 1, 2017, that accrues interest at a 9.5% interest rate, paid quarterly in arrears. The principal on the Note will be paid from the deferred payments (Holdback Payment and Earn-Out Payments) due over the next three years from Mentor in connection with their purchase of the CADRA product line as described herein. The Company is responsible for ensuring that the Mentor deferred payments are sufficient for paying down the Note or, on April 1, 2017, making up for any shortfall. Mentor deferred payments in excess of amounts due under the Note revert to the Company.

On October 1, 2014, the Company entered into an additional short term borrowing arrangement with EssigPR (“Short Term Note”) whereby it was agreed that the Company would retain $300,000 of the Holdback Payment due from Mentor in October 2014 rather than utilize those monies to pay down the above described Note. The interest rate on the Short Term Note is 9.5%, payable quarterly in arrears. The Short Term Note can be repaid at any time without penalty and is due in full on April 10, 2015. EssigPR was awarded 5,000 stock options to purchase SofTech common stock at $1.00 per share. The stock options will expire on October 1, 2024 if not exercised.

B. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates included in the financial statements pertain to revenue recognition, the allowance for doubtful accounts receivable, the fair value estimate of the Holdback Payment and Earn-Out Payments due from Mentor related to the sale of the CADRA business and the valuation of long term assets including goodwill, capitalized patent costs, capitalized software development costs and deferred tax assets. Actual results could differ from those estimates.

SOFTWARE DEVELOPMENT COSTS

The Company accounts for its software development costs in accordance with Accounting Standards Codification (“ASC”) 985, Costs of Computer Software to Be Sold, Leased or Marketed. Costs that are incurred internally in researching and developing a computer software product are charged to expense until technological feasibility has been established for the product. Once technological feasibility is established, software development costs are capitalized until the product is available for general release to customers. Such costs are amortized using the straight-line method over the estimated economic life of the product, generally three years. The Company evaluates the realizability of the assets and the related periods of amortization on a regular basis. Judgment is required in determining when technological feasibility of a product is established as well as its economic life.

During the three months ended August 31, 2013, the Company capitalized approximately $39,000 of software development costs. During the three months ended August 31, 2014, the Company did not capitalize software development costs. Amortization expense related to capitalized software development costs for the three months ended August 31, 2014 and 2013 was approximately $28,000 and $24,000, respectively.

DEBT ISSUANCE COSTS

The Company capitalizes the direct costs associated with entering into debt agreements and amortizes those costs over the life of the debt agreement. In May 2013, the Company entered into the Loan Agreement as detailed in Note D. Total direct costs incurred in establishing this debt agreement were approximately $255,000 which are being amortized over the term of the arrangement in accordance with ASC 470-50. Amortization expense related to debt issuance costs for the three months ended August 31, 2014 and 2013 were approximately $52,000 and $22,000, respectively.

Amended Loan Agreement No. 2 described in Note D hereunder was a modification per ASC 470-50, Debt Modifications and Extinguishment, therefore the direct costs totaling approximately $120,000 incurred in completing the modification were expensed.

INCOME TAXES

The provision for income taxes is based on the earnings or losses reported in the consolidated financial statements. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company provides a valuation allowance against deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized.

REVENUE RECOGNITION

The Company follows the provisions of ASC 985-605, Software, for transactions involving the licensing of software and software support services. Revenue from software license sales is recognized when persuasive evidence of an arrangement exists, delivery of the product has been made, and a fixed fee and collectability has been determined. The Company does not provide for a right of return. For multiple element arrangements, total fees are allocated to each of the undelivered elements based upon vendor specific objective evidence (“VSOE”) of their fair values, with the residual amount recognized as revenue for the delivered elements, using the residual method set forth in ASC 985-605. Revenue from customer maintenance support agreements is deferred and recognized ratably over the term of the agreements, typically one year. Revenue from engineering, consulting and training services is recognized as those services are rendered using a proportional performance model.

The Company follows the provisions of ASC 605, Revenue Recognition for transactions that do not involve the licensing of software or software support services as in the case of the recent sale of its patents. Revenue from the sale of patents is recorded when persuasive evidence of an arrangement exists, delivery has taken place and a fixed fee and collectability has been determined. These conditions are no different from those when the Company licenses software. For multiple element arrangements, however, under ASC 605, total fees are allocated to each of the elements based upon the relative selling price method. Under that method the allocation of fees to the undelivered elements is based on VSOE, or if it doesn’t exist, then based on third party evidence of selling price. If neither exists, then the allocation is based on management’s best estimate of the selling price.

ACCOUNTING FOR GOODWILL

The Company accounts for goodwill pursuant to ASC 350, Intangibles – Goodwill and Other .. This requires that goodwill be reviewed annually, or more frequently as a result of an event or change in circumstances, for possible impairment with impaired assets written down to fair value. Additionally, existing goodwill and intangible assets must be assessed and classified within the statement’s criteria.

During fiscal year 2014, the Company completed the CADRA Sale as described above. The Company attributed a portion of its total goodwill to the CADRA product line and expensed it in the derivation of the gain on the sale. The portion of the total goodwill apportioned to the CADRA product line was equal to the estimated market value of the CADRA product line as compared to the total market value of the Company.

As of May 31, 2014, the Company conducted its annual impairment test of goodwill by comparing the fair value of the reporting unit to the carrying amount of the underlying assets and liabilities of its single reporting unit. The Company determined that the fair value of the reporting unit exceeded the carrying amount of the assets and liabilities, therefore no impairment existed as of the testing date. The Company concluded that no facts or circumstances arose during the three months ended August 31, 2014 to warrant an interim impairment test.

CAPITALIZED PATENT COSTS

Costs related to patent applications are capitalized as incurred and are amortized once the patent application is accepted or are expensed if the application is finally rejected. Patent costs are amortized over their estimated economic lives under the straight-line method, and are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable through the estimated undiscounted future cash flows from the use of the associated patent. Capitalized patent costs totaled approximately $2,000 for both the three month periods ended August 31, 2014 and 2013, respectively.

LONG-LIVED ASSETS

The Company periodically reviews the carrying value of all intangible and other long-lived assets. If indicators of impairment exist, the Company compares the undiscounted cash flows estimated to be generated by those assets over their estimated economic life to the related carrying value of those assets to determine if the assets are impaired. If the carrying value of the asset is greater than the estimated undiscounted cash flows, the carrying value of the assets would be decreased to their fair value through a charge to operations. As of August 31, 2014, the Company does not have any long-lived assets it considers to be impaired.

FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash, accounts receivable, Holdback Payment, Earn-Out Payments, notes receivable, accounts payable and notes payable. The Company’s estimate of the fair value of these financial instruments approximates their carrying value at August 31, 2014.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Under this guidance, the Company is required to classify certain assets based on the fair value hierarchy, which groups fair value-measured assets based upon the following levels of inputs:

•

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•

Level 2 – Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;

•

Level 3 – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).

The assets maintained by the Company that are required to be measured at fair value on a recurring basis include the Holdback Payment and Earn-Out Payments associated with the Company’s sale of the CADRA product line.

The following table summarizes the valuation of the Company's assets and liabilities measured at fair value on a recurring basis as of August 31, 2014:

	(in thousands)
	Total	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Holdback Payment and Earn-Out Payments	$934	$-	$-	$934
Total assets at fair value	$934	$-	$-	$934

The Holdback Payment and Earn-Out Payments are classified as current or non-current assets depending on their anticipated distributions to the Company.

The table below provides a summary of the changes in fair value of the Level 3 classified Holdback Payment and Earn-Out Payments asset for the three months ended August 31, 2014:

(in thousands)
Contingent Consideration for the Three Months Ended August31, 2014
Fair value at May 31, 2014	$895
Change in fair value	39
Fair value at August 31, 2014	$934

The fair value of the asset at August 31, 2014 was approximately $934,000. The fair value of the Holdback Payment and the Earn-Out Payments expected to be collected within one year have been classified as current assets. The fair value of the payments expected to be received beyond one year are included in long term assets in the accompanying consolidated balance sheet. The Company has estimated the fair value of the Holdback Payment and Earn-Out Payments using a discounted cash flow approach. This valuation is based upon several factors including; i) management’s estimate of the amount and timing of future CADRA revenues, ii) the timing of receipt of payments from Mentor, and iii) a discount rate of 7%.

A change in any of these unobservable inputs can significantly change the fair value of the asset. The change in fair value of the asset recognized in the Consolidated Statements of Operations for the three months ended August 31, 2014 was approximately $39,000.

CHANGE IN ACCOUNTING POLICY

In our quarterly reports for the fiscal quarters ended November 30, 2013 and February 28, 2014, we accounted for the Holdback Payment and the Earn-Out Payments pursuant to ASC 450, Contingencies whereby the Company recorded a gain of approximately $155,000 through the nine months ended February 28, 2014 which included consideration of the Holdback Payment and reported Earn-Out Payments, but excluded consideration of up to $686,000 of potential future Earn-Out Payments.

During the fourth quarter of fiscal 2014, we changed our accounting policy with regard to these payments to account for the proceeds at the fair value of the consideration received in accordance with ASC 810-10-40-5. Pursuant to the new policy, the Company estimated the fair value of Holdback Payment and the Earn-Out Payments on the date of the transaction and recognized the fair value as a component of the gain on sale as of the transaction date. The Holdback Payment and Earn-Out Payments will be adjusted to fair value at each reporting period with changes in the fair value of the asset reported as a component of operations in the Consolidated Condensed Statement of Operations. For more information, see the Company’s Form 10-K for the fiscal year ended May 31, 2014, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Significant Judgments and Estimates – Changes in Accounting Policy. ”

FOREIGN CURRENCY TRANSLATION

The functional currency of the Company’s foreign operations (Germany, and Italy) is the Euro. As a result, assets and liabilities are translated at period-end exchange rates and revenues and expenses are translated at the average exchange rates. Adjustments resulting from translation of such financial statements are classified in accumulated other comprehensive income (loss). Foreign currency gains and losses arising from transactions were included in the statements of operations. For the three month periods ended August 31, 2014 and 2013, the Company recorded a net (gain) loss from foreign currency related transactions of approximately $15,000, and $(8,000), respectively, to Other (income) expense, net in the Consolidated Condensed Statements of Operations.

NET INCOME (LOSS) PER COMMON SHARE

Basic net income (loss) per share are computed by dividing the net income (loss) by the weighted-average number of common shares outstanding. Diluted net income per share is computed by dividing net income by the weighted-average number of common and equivalent dilutive common shares outstanding. For periods in which losses are reported potentially dilutive common stock equivalents are excluded from the calculation of diluted loss per share because the effect is anti-dilutive.The following table details the derivation of weighted average shares outstanding used in the calculation of basic and diluted net loss for each period:

	(Amounts in thousands, except share amounts)
	For the Three Months Ended
	August 31, 2014	August 31, 2013
Net loss available to common shareholders	$(572)	$(266)
Weighted average number of common shares outstanding used in calculating basic earnings per share	896,234	901,005
Weighted average number of common and redeemable shares outstanding used in calculating diluted earnings per share	896,234	901,005

For the three month period ended August 31, 2014 and 2013, 129,500 and 10,000, respectively, options to purchase common shares were anti-dilutive and were excluded from the above calculation.

STOCK-BASED COMPENSATION

Stock-based compensation expense for all stock-based payment awards made to employees and directors is measured based on the grant-date fair value of the award. The Company estimated the fair value of each share-based award using the Black-Scholes option valuation model. The Black-Scholes option valuation model incorporates assumptions as to stock price volatility, the expected life of options, a risk-free interest rate and dividend yield. The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the award.

In May 2011, the 2011 Equity Incentive Plan (the “2011 Plan”) was approved by the Company’s shareholders, pursuant to which 150,000 shares of our common shares are reserved for issuance. Any shares subject to any award under the 2011 Plan that expires, is terminated unexercised or is forfeited will be available for awards under the 2011 Plan. The Company may grant stock options, restricted stock, restricted stock units, stock equivalents and awards of shares of common stock that are not subject to restrictions or forfeiture under the 2011 Plan. As of August 31, 2014, 129,500 options were awarded.

The following table summarizes option activity under the 2011 Stock Option Plan:

	Number of Options	Weighted Average Exercise Price Per Share	Weighted-Average Remaining Life (in years)	Aggregate Intrinsic Value

Outstanding options at May 31, 2013	10,000	2.40	8.02	-
Granted	124,500	1.84	10.00	-
Exercised	-	-	-	-
Forfeited or expired	(5,000)	1.11	-	-

Outstanding options at May 31, 2014	129,500	1.88	9.74	20,825
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or expired	-	-	-	-

Outstanding options at August 31, 2014	129,500	$1.88	9.49	$19,600

Exercisable at August 31, 2014	26,112	$1.98	9.04	$3,267

The Company determined the volatility for options granted during the fiscal year ended May 31, 2014 using the historical volatility of the Company’s common stock. The expected life of options has been determined utilizing the “simplified” method as prescribed in ASC 718 Compensation, Stock Compensation. The expected life represents an estimate of the time options are expected to remain outstanding. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The Company has not paid, and does not anticipate paying, cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero.

For the three month periods ended August 31, 2014 and 2013, the Company expensed approximately $27,000 and $2,000 of stock-based compensation, respectively.

REDEEMABLE COMMON STOCK

During the year ended May 31, 2013, the Company issued 50,000 shares of common stock, $0.10 par value (the “Common Stock”) at a purchase price of $5.00 per share to accredited investors (collectively, the “Investors”) in separate private placement transactions for total proceeds of $250,000. These transactions were completed pursuant to a Securities Purchase Agreement (the “Agreement”) which the Company entered into with each of the respective Investors. In lieu of registration rights, each $25,000 investment entitled the Investors to a fee of $6,000 (the “Fee”) to be paid in six equal quarterly installments during the eighteen month period (the “Payment Period”) following the investment. The Agreement also provided the Investors with the right to require the Company to redeem the Common Stock held by such Investors (the “Put Option”) for $5.50 per share in cash for a 30 day period following the Payment Period.

The Company first assessed the redeemable Common Stock to determine if the instrument should be accounted for as a liability in accordance with ASC 480, Distinguishing Liabilities from Equity .. In that the Put Option is optionally redeemable by the holder, the Common Stock was not required to be accounted for as a liability. Next, the Company assessed the Put Option within the redeemable Common Stock as a potential embedded derivative pursuant to the provisions of ASC 815, Derivatives and Hedging, and concluded that the Put Option did not meet the net settlement criteria within the definition of a derivative. Therefore, the Company has accounted for the Common Stock issued pursuant to the Agreement in accordance with ASC 480-10-S99-3A, Classification and Measurement of Redeemable Securities , which provides that securities that are optionally redeemable by the holder for cash or other assets are classified outside of permanent equity in temporary equity. The 50,000 shares of Common Stock issued pursuant to the Agreement were recorded as redeemable common stock at an initial carrying value of $163,000. This amount is equal to the gross proceeds of $250,000, less $27,000 in issuance costs related to legal fees and the $60,000 related to the total Fee due to each of the Investors, which has been included in other liabilities. The Company elected to record the Common Stock at its redemption value of $275,000 immediately and accordingly recorded accretion of $112,000 to additional paid in capital during fiscal year 2013.

During the three months ended August 31, 2014, each of the Investors exercised their Put Option and the Shares were repurchased by the Company at the agreed upon Put Option price of $5.50 per share for a total of $275,000.

During the three months ended August 31, 2014, in a transaction structured in a similar fashion to the above described Agreement, the Company issued 110,000 shares of common stock, $0.10 par value (the “New Common Stock”) at a purchase price of $5.00 per share to Joseph P. Daly in a private placement transaction for total proceeds of $550,000. This transaction was completed pursuant to a Securities Purchase Agreement (the “New Agreement”). Under the New Agreement Mr. Daly shall have the right to require the Company to repurchase some or all of the shares at $7.00 per share during the ninety (90) day period immediately following the three-year anniversary of the transaction. The Company analyzed the stock issuances pursuant to ASC 480 and ASC 815 and concluded that the New Common Stock is not mandatorily redeemable and the put option does meet the definition of a derivative. Therefore the shares have been classified as temporary equity pursuant to ASC 480-10-S99-3A.

The Company elected to record the New Common Stock issued pursuant to the New Agreement at their redemption value of $770,000 and accordingly recorded accretion of $220,000 to additional paid in capital.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers , (Topic 606). The ASU is the result of a joint project by the FASB and the International Accounting Standards Board (“IASB”) to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards (“IFRS”) that would: remove inconsistencies and weaknesses, provide a more robust framework for addressing revenue issues, improve comparability of revenue recognition practices across entities, jurisdictions, industries, and capital markets, improve disclosure requirements and resulting financial statements, and simplify the presentation of financial statements. The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU is effective for annual reporting periods beginning after December 15, 2016. Early application is not permitted. The Company is currently assessing the impact of this guidance.

C. SEGMENT INFORMATION

The Company operates in one reportable segment and is engaged in the development, marketing, distribution and support of computer aided design and product data management and collaboration computer solutions. The Company’s operations are organized geographically with offices in the U.S. and foreign offices in Germany and Italy. Components of revenue and long-lived assets (consisting primarily of intangible assets, capitalized software and property, plant and equipment) by geographic location, are as follows (in thousands):

	Three Month Periods Ended
Revenue:	August 31, 2014	August 31, 2013
North America	$682	$1,003
Europe	189	314
Asia	-	163
Eliminations	(7)	(105)
Consolidated Total	$864	$1,375

Long Lived Assets:	As of August 31, 2014	As of May 31, 2014
North America	$1,866	$1,916
Europe	42	43
Consolidated Total	$1,908	$1,959

D. DEBT

PRIDES CROSSING CAPITAL

On May 10, 2013, the Company entered into a loan agreement (the “Loan Agreement”) with Prides Crossing Capital, L.P. and Prides Crossing Capital-A, L.P., (“Lenders”). The Loan Agreement provided for a $2.7 million, three-year term loan (the “Loan”) with interest only payments until October 1, 2014.

On July 9, 2013, the Loan Agreement was amended (the “Amended Loan Agreement No. 1”) to allow the Company to repurchase 170,000 of its shares from Greenleaf Capital (“Greenleaf”) (as described in Note F) and to increase the maximum ratio of indebtedness to EBITDA from 2.25:1 to 2.60:1 for the quarters ended May 31, 2013, August 31, 2013 and November 30, 2013. In consideration for entering into the Amended Loan Agreement No. 1, the Company issued the Lenders warrants to purchase 25,000 shares of common stock at an exercise price of $1.00 per share. The warrants were to vest monthly over three years, with accelerated vesting under certain circumstances including if the Loan was repaid prior to maturity, and terminate if not exercised on or before July 9, 2020.

Upon issuance, the warrants did not meet the requirements for equity classification, because such warrants provide a cash-out election allowing the holder to a one time right to require the Company to repurchase all or a portion of the warrants. Therefore these warrants were required to be accounted for as a liability. Changes in fair value are recognized as either a gain or loss in the consolidated statement of operations under the caption “Other income, net.”

The Company determined the fair value of the warrants using the Black-Scholes valuation model. The grant date fair value of the warrants of approximately $51,000 was recorded as a liability, with a corresponding discount recorded on the debt. The debt discount is being accreted through the remaining term of the Loan Agreement using the effective interest rate method.

On December 5, 2013, the Company entered into the Amended Loan Agreement No. 2 between the Company, as borrower and Prides Crossing Capital Funding, L.P., as the Lender whereby the parties agreed to amend and restate the Company’s existing $2.7 million Loan Agreement following the CADRA Sale. The Lender was the successor to Prides Crossing Capital, L.P. and Prides Crossing Capital-A, L.P., the Lenders under the Loan Agreement. Under the terms of the Amended Loan Agreement No. 2, the Company agreed to pay down the principal of the Loan from $2.7 million to $1.0 million using a portion of the proceeds from the CADRA Sale. In addition, the Company paid a pre-payment penalty of $81,000 and agreed to repurchase the outstanding warrants to purchase 25,000 shares of common stock at an exercise price of $1.00 per share in exchange for $19,000.

The amended and restated Term Note matures on January 1, 2015 and bears an interest rate of 14% payable in arrears on a monthly basis throughout the life of the loan commencing on January 1, 2014. The Term Note may be repaid in full at any time but partial voluntary pre-payments are not allowed.

The Company agreed to secure all of its obligations under the Term Note by granting the Lender a first priority security interest in all of the Company’s assets, including the Company’s intellectual property and pledges of (i) one hundred percent (100%) of the Company’s equity interests in its domestic subsidiaries and (ii) sixty-five percent (65%) of the Company’s equity interests in its foreign subsidiaries. In connection with the grant of the security interest in favor of the Lender in the Company’s intellectual property, the Company has entered into an intellectual property security agreement with the Lender and entered into a source code escrow agreement with the Lender and an independent third party. In addition, the Company’s Chief Executive Officer has provided the Lender with a personal guaranty of up to $500,000 secured by his equity interests in the Company.

The Term Note contains customary representations, warranties and covenants, including covenants by the Company limiting additional indebtedness, liens, guaranties, mergers and consolidations, substantial asset sales, investments and loans, sale and leasebacks, transactions with affiliates and fundamental changes in its business. In addition, the Term Note contains financial covenants by the Company that establish (i) a month-end minimum consolidated cash balance of $1.0 million of which no less than $750,000 must be held in the Company’s main operating account that is subject to a deposit account control agreement; (ii) a minimum of $750,000 of consolidated cash at all times; (iii) a quick ratio covenant, which provides that on the last day of each fiscal quarter the ratio of the Company’s cash plus accounts receivable divided by accounts payable plus accrued expenses shall not be less than 2.7:1; and (iv) a covenant that provides that the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for Q3 and Q4 of fiscal 2014 shall not exceed a loss of $200,000 for each of those fiscal quarters and shall be greater than positive EBITDA of $100,000 for each subsequent fiscal quarter. The Term Note also imposes limits on capital expenditures for each fiscal year during the term of the Term Note. The Company, the Lender and First Republic Bank entered into a deposit account control agreement pursuant to which the Lender will perfect its security interest in the assets held in the Company’s main operating account at First Republic Bank.

The Term Note provides for events of default customary for credit facilities of this type, including but not limited to non-payment, defaults on other debt, misrepresentation, breach of covenants, representations and warranties, insolvency and bankruptcy. Upon an event of default relating to insolvency, bankruptcy or receivership, the amounts outstanding under the Term Note will become immediately due and payable and the Lender commitment will be automatically terminated. Upon the occurrence and continuation of any other event of default, the Lender may accelerate payment of all obligations and terminate the Lender’s commitments under the Term Note.

ESSIGPR

On June 20, 2014, the Company entered into a promissory note agreement (the “Note”) with EssigPR, Inc. (“EssigPR”), a Puerto Rico corporation. The Note is a three (3) year borrowing arrangement with EssigPR as the lender. The promissory note is a $750,000 term loan maturing on April 1, 2017, that accrues interest at a 9.5% interest rate, paid quarterly in arrears. The principal on the Note will be paid from the deferred payments (Holdback Payment and Earn-Out Payments) due over the next three years from Mentor in connection with their purchase of the CADRA product line as described herein. The Company is responsible for ensuring that the Mentor deferred payments are sufficient for paying down the Note or, on April 1, 2017, making up for any shortfall. Mentor deferred payments in excess of amounts due under the Note revert to the Company.

On October 1, 2014, the Company entered into an additional short term borrowing arrangement with EssigPR (“Short Term Note”) whereby it was agreed that the Company would retain $300,000 of the Holdback Payment due from Mentor in October 2014 rather than utilize those monies to pay down the above described Note. The interest rate on the Short Term Note is 9.5%, payable quarterly in arrears. The Short Term Note can be repaid at any time without penalty and is due in full on April 10, 2015. EssigPR was awarded 5,000 stock options to purchase SofTech common stock at $1.00 per share. The stock options will expire on October 1, 2024 if not exercised.

E. NOTE RECEIVABLE

Joseph Mullaney, the Company’s CEO, was extended a non-interest bearing note in the amount of $134,000 related to a stock transaction in May, 1998. The note is partially secured by the Company stock acquired in that transaction. The Company has accounted for the note as a fixed arrangement.

F. STOCK PURCHASE AGREEMENT

In June 2013, the Company purchased 170,000 shares of common stock from Greenleaf, The Ronda E. Stryker and William D. Johnston Foundation, and The L. Lee Stryker 1974 Irrevocable Trust fbo Ronda E. Stryker, for a purchase price of $62,900 or $0.37 per share as detailed in Note K to the consolidated financial statements as of May 31, 2013. On August 8, 2014 the Company repurchased Greenleaf’s remaining 101,411 shares at $0.37 per share for a total of approximately $38,000.

G. CADRA SALE

In October 2014, the Company sold substantially all of the assets of its CADRA product line, including all intellectual property related to that technology but specifically excluded cash, billed accounts receivable and liabilities other than the deferred maintenance liability associated with CADRA customer maintenance contracts for support services, to Mentor, pursuant to an Asset Purchase Agreement dated August 30, 2013. The aggregate consideration for the CADRA Sale is up to $3.95 million, which is comprised of (i) $2.88 million of which was paid on the closing date; (ii) $320,000 (representing a 10% holdback) of which will be paid on the one year anniversary of the closing date (subject to any indemnification claims), and (ii) Earn-Out Payments of up to an aggregate $750,000 over the three-year period subsequent to the closing date, based on 10% of the net revenue generated by the CADRA business , subject to the terms of the Earn-Out Agreement dated August 30, 2013.

The Company continued to offer the CADRA technology as a reseller throughout Europe (except Germany) on an exclusive basis until October 16, 2014(update) pursuant to a distribution agreement with Mentor (“Distributorship Agreement”) at which time the Distributorship Agreement will be subject to renewal by mutual agreement of the parties. The Company expects to renew the Distributorship Agreement for Europe (except Germany) for at least one year and is currently engaged in negotiations with Mentor. In addition, for a one year period from the closing of the transaction the Company retained the right to market the CADRA technology to Sikorsky Aircraft, the largest CADRA user in the United States. This marketing right expired as expected on October 16, 2014.

H. CHANGES IN EQUITY

The changes in Redeemable Common Stock for the three months ended August 31, 2014 is as follows (in thousands):

	Redeemable Common Stock
	Shares	Amount
Balance as of May 31, 2014	50	$275
Issuance of redeemable common stock	110	550
Accretion of redeemable common stock	-	220
Repurchase of redeemable common stock	(50)	(275)
Balance as of August 31, 2014	110	$770

The changes in Shareholders’ Equity for the three months ended August 31, 2014 is as follows (in thousands):

	Common Stock		Capital in excess of	Accumulated	Accumulated other comprehensive	Total shareholders’
	Shares	Amount	par value	deficit	loss	equity

Balance as of May 31, 2014	825	$83	$27,338	$(26,081)	$(482)	$858
Accretion of redeemable common stock	-	-	(220)	-	-	(220)
Net loss	-	-	-	(572)	-	(572)
Foreign currency translation adjustments	-	-	-	-	57	57
Repurchase of common stock	(101)	(10)	(28)	-	-	(38)
Stock-based compensation expense	-	-	27	-	-	27
Balance as of August 31, 2014	724	$73	$27,117	$(26,653)	$(425)	$112

I. SUBSEQUENT EVENTS

The Company has evaluated all events and transactions that occurred after the balance sheet and through the date that the financial statements were available to be issued.

In four transactions in September and October 2014, the Company raised proceeds of $300,000 from the issuance of an aggregate of 60,000 shares of the Company’s common stock, par value $0.10 per share, at $5.00 per share to accredited investors in separate private placement transactions.

These transactions were completed pursuant to Securities Purchase Agreements which the Company entered into with each of the investors as described in the table below.

The material terms of the Securities Purchase Agreements are summarized below.

•

Number of Shares Sold: An aggregate of 60,000 shares of the Company’s common stock, par value $0.10 per share;

•

Purchase Price Per Share: The shares were sold to investors at a purchase price of $5.00 per share in lots of 10,000 shares;

•

Type of Offering: Direct private placement to accredited investors; no registration rights; no third party placement fees;

•

Fees: In lieu of registration rights and Company costs savings related to direct negotiation with accredited investors, each $50,000 investment entitles the investor to a fee of $5,000 to be paid in eight equal quarterly installments during the twenty-four month period following the investment; and

•

Purchase Put Right: Each share purchased shall also give the investors the right to require the Company to repurchase the shares at $7.00 per share for the 30 day period following the twenty-four month anniversary of the investment.

The Company does not believe that the issuance of such shares will restrict the Company’s ability to utilize its net operating losses. Accordingly, the Board of Directors of the Company approved in advance the purchase of the shares in these transactions as “Exempt Transactions” as defined in Section 1(o) of the Company’s Rights Agreement, dated February 3, 2012, between the Company and the Registrar and Transfer Company

Name of Accredited Investor	Date of Securities Purchase Agreement	Amount of Investment in Transaction ($/# of Shares Purchased)
Robert Anthonyson	September 18, 2014	$100,000 / 20,000 shares
Glenn W. Dillon	September 22, 2014	$100,000 / 20,000 shares
Thomas Doherty	September 22, 2014	$50,000 / 10,000 shares
Leonard Schrank	October 9, 2014	$50,000 / 10,000 shares

Mr. Anthonyson is the Company’s Vice President and is a member of its Board of Directors. He owned 129,838 shares of the Company’s common stock prior to the above described transaction.

The offer and sale of securities in the private placements described above were made to “accredited investors” (as defined in Rule 501(a) under the Securities Act) in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder.

On October 1, 2014, the Company entered into a Short Term Note (as defined above) with EssigPR whereby it was agreed that the Company would retain $300,000 of the Holdback Payment due from Mentor in October 2014 rather than utilize those monies to pay down the above described Note. The interest rate on the Short Term Note is 9.5%, payable quarterly in arrears. The Short Term Note can be repaid at any time without penalty and is due in full on April 10, 2015. EssigPR was awarded 5,000 stock options to purchase SofTech common stock at $1.00 per share. The stock options will expire on October 1, 2024 if not exercised.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the various costs and expenses of the Registrant in connection with the offering described in the registration statement. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$108
Legal fees and expenses	230,000
Accounting fees and expenses	25,000
Printing and engraving fees	5,000
Total:	$260,108

Item 14.  Indemnification of Directors and Officers.

Section 8.51 of the Massachusetts Business Corporation Act (the “MBCA”), under which the Registrant is governed, provides that a corporation may indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful or he engaged in conduct for which he shall not be liable under a provision of the articles of organization.  Section 8.51 also permits a corporation to indemnify a director for conduct for which such individual is or would be exculpated under the corporation’s articles of organization, whether or not the director satisfied a particular standard of conduct.  Section 8.52 of the MBCA requires corporations to indemnify any director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.53 of the MBCA provides that, before the final disposition of a proceeding, a corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is party to such proceeding because he is a director if he delivers to the corporation (a) a written affirmation of his good faith belief that he has met the relevant standard of good faith described in Section 8.51 of the MBCA or that the proceeding involves conduct for which liability has been eliminated pursuant to Section 2.02 of the MBCA and (b) a written undertaking with an unlimited general obligation of the director to repay any funds advanced if he is not entitled to mandatory indemnification under Section 8.52 of the MBCA and it is ultimately determined, under Section 8.54 or Section 8.55 of the MBCA that he does not meet the relevant standard of conduct described in Section 8.51.

Section 8.56 of the MBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director, and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the by-laws, a resolution of the board of directors or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.  This broader permissible indemnification for officers also is available for a director who is an officer if the individual becomes party to a proceeding on the basis of an act or omission solely as an officer.  Section 8.56 of the MBCA also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 8.52 of the MBCA, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

Section 2.02 of the MBCA provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for improper distributions under Sections 6.40 of the MBCA or (4) for any transaction from which the director derived an improper personal benefit.

On October 14, 1987, the shareholders of the Registrant approved an amendment to the Registrant’s articles of organization, as amended. The amendment to the articles of organization, as amended, which was filed with the Secretary of the Commonwealth of Massachusetts on December 3, 1987, is as follows:

“Article 6C.  Limitation of Liability of Directors.  No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this Article shall not eliminate or limit the liability of a director (i) for any beach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of the Massachusetts Business Corporation Law, or (iv) with respect to any transaction from which the director derived an improper personal benefit.

The provisions of this Article shall not eliminate or limit the liability of a director of this Corporation for any act or omission occurring prior to the date on which this Article became effective. No amendment or repeal of this Article shall adversely affect the rights and protection afforded to a director of this Corporation under this Article for acts of omissions occurring while this Article is in effect.

If the Massachusetts Business Corporation Law is subsequently amended to further eliminate or limit the personal liability of directors or to authorize corporate action to further eliminate or limit such liability, then the liability of the directors of this Corporation shall, without further action of the Board of Directors or the shareholders of this Corporation, be eliminated or limited to the extent permitted by the Massachusetts Business Corporation Law as so amended.”

The By-laws of the Registrant provide for indemnification of officers and directors as follows:

“9.     Indemnification.  The corporation shall indemnify each person (and his heirs, executors, administrators, or other legal representatives) who is, or shall have been, a Director or officer of the corporation or any person who is serving, or shall have served, at the request of the corporation as a Director or officer of another organization in which the corporation has an interest against all liabilities and expenses, including judgments, fines, penalties and attorneys’ fees and all amounts paid, other than to the corporation or such other organization, except in relation to matters as to which any such Director, officer, or person shall be finally adjudged, other than by consent, in such actions, suit or proceeding (a) not to have acted in good faith or (b) to have been liable for negligence or misconduct, in the performance of his duty as such Director or officer; provided, however, that indemnity shall not be made with respect to any such amounts paid in compromise or settlement or by consent, unless the Board of Directors shall have determined in good faith that the Director, officer or person making such compromise, settlement, or consent either acted in good faith or was not liable for negligence or misconduct in the performance of his duty as such Director or officer in connection with the matter or matters out of which such compromise, settlement or consent arose.

The foregoing right of indemnification shall not be exclusive of any other rights to which any such Director, officer or person is entitled under any agreement, vote of shareholders, statute, or as a matter of law, or otherwise. The provisions of this section are separable, and if any provision or portion hereof shall for any reason be held inapplicable, illegal or ineffective, this shall not affect any right of indemnification existing otherwise than under this section.”

On July 9, 1981, the shareholders of the Registrant voted to amend Article V, Paragraph 9, of the By-laws as follows:

“To amend the By-laws of this Corporation to provide for the payment by the Corporation, to any director, officer or other person entitled to indemnity under these By-laws, of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of the action or proceeding upon receipt of an undertaking by the person entitled to indemnity to repay the payment if he is later adjudicated not to be entitled to indemnification under Section 67 of Chapter 156B of the Massachusetts General Laws.”

The Registrant has a directors and officers liability policy that insures the Registrant’s directors and officers against certain liabilities which they may incur as directors or officers of the Registrant.

Item 15.  Recent Sales of Unregistered Securities.

On March 11, 2011, we completed a private placement in which we issued 384,588 shares of common stock at a purchase price of $1.09667 per share to the investors set forth below pursuant to a securities purchase agreement dated March 8, 2011.

Investors	Number of Shares
Joseph P. Mullaney	80,000
Robert B. Anthonyson	129,838
J. Phillip Cooper	25,000
Lee Paull	45,500
Leonard Schrank	22,500
Timothy Weatherford	22,750
Chandra Singh	45,500
Glenn Dillon	13,500
Total	384,588

We received an aggregate of approximately $422,000 in proceeds from the private placement The proceeds from these transactions were used toward settlement of outstanding debt under our financing arrangements with Greenleaf and to provide us with working capital.

From November 2012 to February 2013, the Company completed private placements with certain investors, whereby the investors acquired an aggregate of 50,000 shares of common stock at a purchase price of $5.00 per share, for aggregate proceeds to the Company of $250,000. Under the terms of the purchase agreements for such shares, the Company agreed to pay the investors $6,000 for each $25,000 investment in six equal quarterly installments over the eighteen month payment period following the investment. Each investor had the right to require the Company to repurchase the shares at $5.50 per share during the 30-day period following the eighteen-month payment period, which right the investors exercised in June 2014. The Company repurchased the shares for $275,000.

On June 20, 2014, we completed a private placement pursuant to which we issued to Joseph P. Daly, an existing Company shareholder, 110,000 shares of common stock at a purchase price of $5.00 per share.  We received an aggregate of $550,000 in proceeds from this private placement.  Under the terms of the purchase agreement for such shares, Mr. Daly shall have the right to require the Company to repurchase some or all of the shares at $7.00 per share during the 90-day period immediately following the three-year anniversary of the investment.

In four transactions in September and October 2014, the Company completed private placements pursuant to which it issued an aggregate of 60,000 shares of common stock at a purchase price of $5.00 per share.  The Company received an aggregate of $300,000 in proceeds from these private placements.  Under the terms of the purchase agreements for such shares, the Company agreed to pay the investors $5,000 for each $50,000 investment in eight equal quarterly installments during the twenty-four month period following the investment .. Each investor shall have the right to require the Company to repurchase the shares at $7.00 per share during the 30-day period following the two-year anniversary of the investment.

All of the securities described above were offered pursuant to the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder, as transactions not involving a public offering.

Item 16.  Exhibits and Financial Statement Schedules.

(a) Exhibits. The following exhibits are filed herewith:

Exhibit
No.	Description of Document
2.1

Asset Purchase Agreement, dated as of August 30, 2013, between Mentor Graphics Corporation and the Company (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K, filed on September 6, 2013).

2.2	Earn-Out Agreement, dated August 30, 2013, between Mentor Graphics Corporation and the Company (incorporated by reference to Exhibit 2.2 to the Company’s Form 8-K, filed on September 6, 2013).
3.1

Articles of Organization, as amended through October 12, 1988 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2008, filed on April 14, 2008).

3.1.1	Articles of Amendment to Articles of Organization, dated April 15, 2011 (incorporated by reference to Exhibit 3.1.1 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).
3.1.2	Articles of Amendment to Articles of Organization, effective June 7, 2011 (incorporated by reference to Exhibit 3.1.1 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).
3.2	By-laws (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2008, filed on April 14, 2008).
4.1

Rights Agreement, dated as of February 3, 2012 between the Company and Registrar and Transfer Company, as Rights Agent, together with the following Exhibits thereto; Exhibit A –Form of Right Certificate; Exhibit B- Summary of Rights (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on February 3, 2012).

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (filed herewith).
10.1

Securities Purchase Agreement by and among the Company and the Purchasers named therein dated March 8, 2011 (Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.2

Registration Rights Agreement by and among the Company and the Purchasers named therein dated March 8, 2011 (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.3	SofTech, Inc. 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).
10.4

Form of Notice of Grant of Incentive Stock Option and Option Agreement under 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.5

Form of Notice of Grant of Nonqualified Stock Option and Option Agreement under 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.6

Form of Notice of Grant of Restricted Stock and Restricted Stock Agreement under 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.7

Form of Notice of Grant of Restricted Stock and Restricted Stock Agreement under 2011 Equity Incentive Plan (Non-Employee Directors) (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.8

Form of Notice of Grant of Nonqualified Stock Option and Option Agreement under 2011 Equity Incentive Plan (Non-Employee Directors) (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.9	Loan Pledge and Security Agreement by and between SofTech Inc and Prides Crossing Capital dated May 10, 2013 (incorporated by reference to Exhibit 10.27 to the Company’s 8-K filed on July 12, 2013).
10.9.1

Amendment to Loan Pledge and Security Agreement by and between SofTech Inc and Prides Crossing Capital dated July 9, 2013 (incorporated by reference to Exhibit 10.27.1 to the Company’s 8-K filed on July 12, 2013).

10.9.2

Amended and Restated Loan, Pledge and Security Agreement, dated December 5, 2013, by and among Prides Crossing Capital Funding, L.P. and the Company (Incorporated by reference to Exhibit 10.2 to the Company’s quarterly report on Form 10-Q for the quarter ended November 30, 2013 filed on January 14, 2014).

10.1

Consent to the Sale of Assets and Amendment to Loan, Pledge and Security Agreement, dated October 17, 2013, between Prides Crossing Capital, L.P., Prides Crossing Capital-A, L.P., Joseph P. Mullaney and the Company. (Incorporated by reference to Exhibit 10.2 to the Company’s quarterly report on Form 10-Q for the quarter ended November 30, 2013 filed on January 14, 2014).

10.11	Securities Purchase Agreement by and between Joseph Daly and SofTech, Inc. dated June 20, 2014 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on June 26, 2014).
10.12	Promissory Note by and between EssigPR, Inc. and SofTech, Inc. dated June 20, 2014 (Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on June 26, 2014).
10.13	Partnership Agreement by and between Essig Research, Inc. and SofTech, Inc. dated June 20, 2014 (Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed on June 26, 2014).
10.14	Stock Purchase Agreement by and between Greenleaf Capital and SofTech, Inc. dated July 24, 2014 (Incorporated by reference to the Company’s Form 10-K filed on October 7, 2014).
10.15	Short Term Loan Agreement by and between SofTech, Inc. and EssigPR, Inc. dated October 1, 2014 (Incorporated by reference to the Company’s Form 10-K filed on October 7, 2014).
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).
23.1	Consent of McGladrey LLP (filed herewith).
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney (previously filed with the Company’s Registration Statement filed on Form S-1 (File No. 333-174818) on June 9, 2011).

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lowell, State of Massachusetts, on November 5, 2014 ..

SOFTECH, INC.

Date:   November 5, 2014

/s/ Joseph P. Mullaney

Joseph P. Mullaney
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Joseph P. Mullaney	President, Chief Executive Officer and Director	November 5, 2014
Joseph P. Mullaney	(Principal Executive Officer)

/S/ Amy E. McGuire	Treasurer, Clerk and Chief Financial Officer	November 5, 2014
Amy E. McGuire	(Principal Financial and Accounting Officer)

By: /S/ Joseph P. Mullaney Joseph P. Mullaney Attorney-in-fact	Vice President of Business Development and Director	November 5, 2014
Robert B. Anthonyson

By: /S/ Joseph P. Mullaney Joseph P. Mullaney Attorney-in-fact	Director	November 5, 2014
J. Phillip Cooper

EXHIBIT INDEX

Exhibit
No.	Description of Document
2.1

Asset Purchase Agreement, dated as of August 30, 2013, between Mentor Graphics Corporation and the Company (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K, filed on September 6, 2013).

2.2	Earn-Out Agreement, dated August 30, 2013, between Mentor Graphics Corporation and the Company (incorporated by reference to Exhibit 2.2 to the Company’s Form 8-K, filed on September 6, 2013).
3.1

Articles of Organization, as amended through October 12, 1988 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2008, filed on April 14, 2008).

3.1.1	Articles of Amendment to Articles of Organization, dated April 15, 2011 (incorporated by reference to Exhibit 3.1.1 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).
3.1.2	Articles of Amendment to Articles of Organization, effective June 7, 2011 (incorporated by reference to Exhibit 3.1.1 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).
3.2	By-laws (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2008, filed on April 14, 2008).
4.1

Rights Agreement, dated as of February 3, 2012 between the Company and Registrar and Transfer Company, as Rights Agent, together with the following Exhibits thereto; Exhibit A –Form of Right Certificate; Exhibit B- Summary of Rights (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on February 3, 2012).

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (filed herewith).
10.1

Securities Purchase Agreement by and among the Company and the Purchasers named therein dated March 8, 2011 (Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.2

Registration Rights Agreement by and among the Company and the Purchasers named therein dated March 8, 2011 (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.3	SofTech, Inc. 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).
10.4

Form of Notice of Grant of Incentive Stock Option and Option Agreement under 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.5

Form of Notice of Grant of Nonqualified Stock Option and Option Agreement under 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.6

Form of Notice of Grant of Restricted Stock and Restricted Stock Agreement under 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.7

Form of Notice of Grant of Restricted Stock and Restricted Stock Agreement under 2011 Equity Incentive Plan (Non-Employee Directors) (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.8

Form of Notice of Grant of Nonqualified Stock Option and Option Agreement under 2011 Equity Incentive Plan (Non-Employee Directors) (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.9	Loan Pledge and Security Agreement by and between SofTech Inc and Prides Crossing Capital dated May 10, 2013 (incorporated by reference to Exhibit 10.27 to the Company’s 8-K filed on July 12, 2013).
10.9.1

Amendment to Loan Pledge and Security Agreement by and between SofTech Inc and Prides Crossing Capital dated July 9, 2013 (incorporated by reference to Exhibit 10.27.1 to the Company’s 8-K filed on July 12, 2013).

10.9.2

Amended and Restated Loan, Pledge and Security Agreement, dated December 5, 2013, by and among Prides Crossing Capital Funding, L.P. and the Company (Incorporated by reference to Exhibit 10.2 to the Company’s quarterly report on Form 10-Q for the quarter ended November 30, 2013 filed on January 14, 2014).

10.1

Consent to the Sale of Assets and Amendment to Loan, Pledge and Security Agreement, dated October 17, 2013, between Prides Crossing Capital, L.P., Prides Crossing Capital-A, L.P., Joseph P. Mullaney and the Company. (Incorporated by reference to Exhibit 10.2 to the Company’s quarterly report on Form 10-Q for the quarter ended November 30, 2013 filed on January 14, 2014).

10.11	Securities Purchase Agreement by and between Joseph Daly and SofTech, Inc. dated June 20, 2014 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on June 26, 2014).
10.12	Promissory Note by and between EssigPR, Inc. and SofTech, Inc. dated June 20, 2014 (Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on June 26, 2014).
10.13	Partnership Agreement by and between Essig Research, Inc. and SofTech, Inc. dated June 20, 2014 (Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed on June 26, 2014).
10.14	Stock Purchase Agreement by and between Greenleaf Capital and SofTech, Inc. dated July 24, 2014 (Incorporated by reference to the Company’s Form 10-K filed on October 7, 2014).
10.15	Short Term Loan Agreement by and between SofTech, Inc. and EssigPR, Inc. dated October 1, 2014 (Incorporated by reference to the Company’s Form 10-K filed on October 7, 2014).
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).
23.1	Consent of McGladrey LLP (filed herewith).
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney (previously filed with the Company’s Registration Statement filed on Form S-1 (File No. 333-174818) on June 9, 2011).